                                                     Registration No. 333-00884
-------------------------------------------------------------------------------



                          SECURITIES AND EXCHANGE COMMISSION



                                Washington, D.C. 20549


                                ______________________



                            PRE-EFFECTIVE AMENDMENT NO. 4



                                          TO


                                       FORM S-4



                                REGISTRATION STATEMENT


                                        UNDER


                              THE SECURITIES ACT OF 1933


                               ______________________



                           CORPORATE SYSTEMS HOLDING, INC.
                (Exact name of registrant as specified in its charter)


                            1200 Corporate Systems Center
                                Amarillo, Texas 79102
                                    (806) 376-4223
                 (Address, including zip code, and telephone number,
          including area code, of registrant's principal executive offices)


                                ______________________



                           CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
                                       Proposed      Proposed
                                       Maximum       Maximum
Title of Each Class of    Amount to    Offering      Aggregate     Amount of
Securities to be          be Regis-    Price Per     Offering      Registra-
Registered                tered        Unit          Price         tion Fee
-------------------------------------------------------------------------------
Common Stock              5,922,814    $1.67(1)    $9,909,663(1)   $3,273.87
-------------------------------------------------------------------------------
    (1) Based on book value of assets and securities as of September 30, 1996, to be received in exchange for the Securities to be Registered.

-------------------------------------------------------------------------------

                           CORPORATE SYSTEMS HOLDING, INC.
                             ----------------------------
        Cross-Reference Between Items in Part I of Form S-4 and the Prospectus


FORM S-4                                      LOCATION IN
ITEM NUMBER AND CAPTION                       PROSPECTUS
---------------------------------------       ------------------------------------
 1. Forepart of Registration Statement        Cover Page
    and Outside Front Cover Page of
    Prospectus

 2. Inside Front and Outside Back             Inside Front Cover Page;
    Cover Pages of Prospectus                 Back Cover Page

 3. Risk Factors, Ratio of Earnings to        Summary, Risk Factors and Other
    Fixed Charges and Other                   Special Considerations, Selected
    Information                               Financial Information

 4. Terms of the Reorganization               Summary, The Organization

 5. Pro Forma Financial Information           Summary Information About the Plan

 8. Interests of Named Experts and            Legal Opinions; Experts
    Counsel

 9. Disclosure of Commission Position         Limited Liability
    on Indemnification for Securities
    Act Liabilities

14. Information with Respect to               Summary, Risk Factors and Other
    Registrants Other Than S-3 or S-2         Special Considerations,
    Registrants                               Management's Discussion and
                                              Analysis of Financial Condition and
                                              Results of Operations; Management;
                                              Principal Owners and Ownership of
                                              Management, Financial Statements

17. Information with Respect to               Summary, Risk Factors and Other
    Companies Other Than S-3 or S-2           Special Considerations,
    Registrants                               Management's Discussion and
                                              Analysis of Financial Condition and
                                              Results of Operations; Management;
                                              Principal Owners and Ownership of
                                              Management, Financial Statements

18. Information if Proxies, Consents,         Summary, Risk Factors and Other
    or Authorizations are to be               Special Considerations, Certain
    Solicited                                 Federal Income Tax Considerations,
                                              Summary Comparison of Units and
                                              Common Stock and CSC Shares and
                                              Common Stock, Description of Common
                                              Stock

_____________________

*Items 6, 7, 10, 11, 12, 13, 15,
 16, and 19 are not applicable to
 this Registration Statement

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS

                         CORPORATE SYSTEMS HOLDING, INC.

                          5,922,814 SHARES COMMON STOCK

     Corporate Systems Holding, Inc., a newly formed Nevada corporation (HOLDING COMPANY) offers, as set forth in this prospectus (EXCHANGE OFFER), Shares of Common Stock, to the limited partners of Corporate Systems, Ltd., a Texas limited partnership (PARTNERSHIP) and to the shareholders of CSC General Partner, Inc. (GENERAL PARTNER) pursuant to a plan of exchange and reorganization (REORGANIZATION or PLAN) developed by the General Partner for the reorganization of the Partnership as a corporation. The Holding Company's Exchange Offer will remain open for not less than twenty (20) days from the date the Exchange Offer is sent to the limited partners and to the shareholders of the General Partner. The Holding Company may extend the termination date from time to time up to a maximum of 120 days.

     The Plan provides for the following transactions:

      STEP 1--The Holding Company will issue one of its shares to each of the shareholders of the General Partner and to the accepting limited partners of the Partnership in exchange for each of their General Partner shares and for each of their Partnership units. Each exchanging shareholder and limited partner will then own the same percentage (or a larger percentage if some Limited Partners do not accept the Exchange Offer) of the Holding Company that he or she formerly owned of the Partnership.

      STEP 2--The Holding Company will transfer all of the acquired Partnership units to the General Partner, which will then own substantially all interest in the Partnership.

      STEP 3--The General Partner will merge with and into Corporate Systems, Inc., a newly formed Nevada corporation (the OPERATING COMPANY), which will be a wholly owned subsidiary of the Holding Company.

      STEP 4--The Partnership will be dissolved by the Operating Company, then serving as the general partner of the Partnership, pursuant to the Partnership Agreement, as amended, and applicable Texas law. In the dissolution, the Operating Company, as the Partner holding a substantial majority of the Units, will receive the assets of the Partnership in-kind and will assume all liabilities of the Partnership. Each
     Limited Partner who does not tender his or her Units to the Holding Company pursuant to the Plan will receive a liquidating cash distribution in an amount determined by the General Partner to be equal to such Limited Partner's participating percentage in the fair value of the net assets of the Partnership. The dissolution will not cause any Limited Partner to incur personal liability for any Partnership obligations or liability.

     After the Reorganization, a newly formed Employee Stock Ownership Trust ("ESOT") will offer to purchase up to ten percent of each shareholder's Holding Company Shares and will purchase up to $2,800,000 but no more than 400,000 shares of authorized but unissued shares from the Holding Company. The Holding Company will use the proceeds to pay off existing debt related to construction and renovation of certain facilities.

     The Reorganization will not dilute the percentage ownership of Management or any other person. Prior to the Reorganization, Management owns, either directly through partnership units or beneficially through shares of the General Partner, 36.90 percent interest in the Partnership and after the Reorganization, Management will own 36.90 percent of the outstanding shares of the Holding Company provided that all the Limited Partners accept the Exchange Offer.

     THE REORGANIZATION INVOLVES CERTAIN RISK FACTORS AND OTHER SPECIAL CONSIDERATIONS SUCH AS:

     - TAX CONSIDERATIONS. As a corporation, the Holding Company will be taxed as a separate entity and will be subject to corporate federal and state income taxes and state franchise taxes. Shareholders of the Holding Company will also be subject to income tax on receipt of any dividends. After the Reorganization, former CSC Shareholders and Limited Partners that hold shares of Holding Company Common Stock will realize taxable income from such investment to the extent the Holding Company pays dividends to its shareholders.
          Such dividends will constitute portfolio income for tax purposes and will no longer qualify as income from a passive activity.

     - EFFECT ON REMAINING LIMITED PARTNERS. The winding up and liquidation of the Partnership will result in taxable gain or loss to any Limited Partners who do not accept the Holding Company's Exchange Offer.

     - UNCERTAINTY REGARDING MARKET PRICE AND COMMON STOCK. The Common Stock will be a new security and will not be publicly traded. There will be no established resale market for the Common Stock.

     - NO INDEPENDENT FAIRNESS DETERMINATION. The General Partner has not obtained an opinion from any third party regarding the fairness of the Reorganization to the Limited Partners or CSC Shareholders.

     - UNCERTAINTY REGARDING AMOUNT OF LIQUIDATING DISTRIBUTION. Upon dissolution of the Partnership after the completion of the Exchange Offer, any Limited Partners who do not accept the Exchange Offer will receive a liquidating cash distribution. The amount of the cash distribution cannot be determined prior to the Exchange Offer or the dissolution because it is based on the net assets of the Partnership as of the date of the dissolution.

     - NO APPRAISAL RIGHTS. The limited partners do not have appraisal, dissenters', or similar rights under Texas law or the partnership agreement of the Partnership.

     - NO PREDETERMINED PURCHASE PRICE OF HOLDING COMPANY SHARES. After the completion of the Exchange Offer, a newly formed Employee Stock Ownership Trust will offer to purchase up to ten percent of each shareholder's Holding Company shares. The purchase price that the Employee Stock Ownership Trust will pay for these shares cannot be determined prior to the Exchange Offer. An independent evaluation of the Holding Company stock will be obtained after the Exchange Offer. The purchase price offered by the Employee Stock Ownership Trust will be based upon this independent evaluation.

     - INABILITY TO DETERMINE OWNERSHIP PERCENTAGE. Because it is possible that some Limited Partners may not accept the Holding Company's Exchange Offer, it is impossible for limited partners or shareholders of the General Partner to determine what their percentage of ownership will be if they accept the Exchange Offer.

     -    DILUTION FROM ESOT'S PURCHASE OF HOLDING COMPANY UNISSUED
          SHARES. When the ESOT purchases up to $2,800,000 (but no more than 400,000 shares) of unissued Holding Company shares from the Holding Company, it will dilute the percentage ownership of all the Holding Company shareholders.


     The Limited Partners and CSC Shareholders should carefully review the section entitled "Risk Factors and Other Special Considerations" which begins on page 16 of this Prospectus.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.




                         ______________________________



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE COMMISSION NOR HAS THE COMMISSION OR ANY STATE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





                         ______________________________

                                December 6, 1996

                                TABLE OF CONTENTS

                                    PAGE                                  PAGE
                                    ----                                  ----
          AVAILABLE INFORMATION. . .  4          MANAGEMENT'S DISCUSSION AND
                                                   ANALYSIS OF FINANCIAL
          SUMMARY. . . . . . . . . .  5            CONDITION AND RESULTS OF
                                                   OPERATIONS . . . . . . . 36
          SUMMARY INFORMATION ABOUT              BUSINESS AND PROPERTIES. . 45
            CORPORATE SYSTEMS. . . .  5            Background . . . . . . . 45
                                                      The Partnership and
          SUMMARY INFORMATION ABOUT                   The Holding Company . 45
            THE PLAN . . . . . . . .  6            General Business . . . . 45
                                                   Material Customers . . . 46
          ORGANIZATIONAL CHARTS. . . 15            Research and Development 46
                                                   Business Plan. . . . . . 47
          RISK FACTORS AND OTHER                   Competition  . . . . . . 47
            SPECIAL CONSIDERATIONS . 16            Properties . . . . . . . 47
               Tax Considerations. . 16          LEGAL PROCEEDINGS  . . . . 47
               Disadvantages of                  MANAGEMENT - BEFORE AND
                 Reorganizing to                   AFTER THE REORGANIZATION 49
                 Corporate Form. . . 16          EXECUTIVE COMPENSATION . . 51
               Conflicts of Interest 16          PRINCIPAL OWNERS AND
               Uncertainty Regarding               OWNERSHIP OF MANAGEMENT  53
                 Market Price and                SUMMARY COMPARISON OF UNITS
                 Common Stock. . . . 17            AND COMMON STOCK . . . . 55
               Effect on                           Taxation . . . . . . . . 55
                 Non-Transferring                  Distributions and
                 Limited Partners. . 17               Dividends . . . . . . 55
                                                   Management . . . . . . . 56
          THE REORGANIZATION . . . . 18            Voting Rights. . . . . . 56
            Background of the                      Special Meetings . . . . 57
               Reorganization. . . . 18            Liquidation Rights . . . 57
            Reasons for the                        Right to Compel
               Reorganization. . . . 18               Dissolution . . . . . 57
            Terms of Reorganization. 21            Limited Liability. . . . 57
            Allocation of Common                   Liquidity and
               Stock . . . . . . . . 22               Marketability . . . . 58
            Recommendation of the                  Transferability. . . . . 58
               General Partner . . . 23            Continuity of Existence  58
            Effective Time . . . . . 25            Financial Reporting. . . 58
            Issuance of Certificates 26            Certain Legal Rights . . 58
            Conditions to the                      Right to List of
               Reorganization. . . . 26               Holders; Inspection
            Termination. . . . . . . 26               of Books and Records  59
            No Appraisal Rights for                Issuance of Additional
               Limited Partners Who                   Equity. . . . . . . . 59
               Do Not Accept Exchange              Preemptive Rights. . . . 60
               Offer . . . . . . . . 27            Duties Owed to Equity
            Consequences If                           Owners. . . . . . . . 60
               Reorganization Is                   Compensation to
               Terminated. . . . . . 27               Management. . . . . . 60
            Fiduciary Duties . . . . 27          DESCRIPTION OF COMMON
            Accounting Treatment . . 27            STOCK. . . . . . . . . . 61
            Fees and Expenses. . . . 28          LEGAL OPINIONS . . . . . . 63
                                                 EXPERTS. . . . . . . . . . 63
          CERTAIN FEDERAL INCOME TAX             INDEX TO FINANCIAL
            CONSEQUENCES . . . . . . 28             STATEMENTS. . . . . . . F-1
          MARKET PRICES AND                      GLOSSARY . . . . . . . . . G-1
            DISTRIBUTIONS. . . . . . 34
          SELECTED FINANCIAL
            INFORMATION OF THE
            PARTNERSHIP. . . . . . . 35

                              AVAILABLE INFORMATION

     The Holding Company has filed a Registration Statement on Form S-4 under the Securities Act of 1933 with the Securities and Exchange Commission (the "SEC") with respect to the common stock. Statements contained in this Prospectus concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC. Copies of the Registration Statement and the Exhibits to such filing are on file at the offices of the SEC and may be obtained upon payment of the fee prescribed by the SEC, or may be examined without charge at the Public Reference Facilities of the SEC, Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549.

     No person has been authorized to give any information or to make any representations other than as contained in the Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the common stock to which it relates, or an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder will, under any circumstances, imply that the information contained herein is correct any time subsequent to its date.

                   Remainder of page intentionally left blank

                                     SUMMARY

     This Prospectus is being furnished to the limited partners of the Partnership (the "LIMITED PARTNERS") and the shareholders of the common stock of the General Partner (the "CSC SHAREHOLDERS") in connection with the Reorganization of the Partnership. The following summary is not intended to be complete. Limited Partners and CSC Shareholders are urged to read the more detailed information set forth elsewhere in this Prospectus. A Glossary of frequently used capitalized terms is attached as Annex A (located inside the back cover).

                   SUMMARY INFORMATION ABOUT CORPORATE SYSTEMS

CORPORATE SYSTEMS.

     The principal business of Corporate Systems is to provide risk information services for the property and casualty insurance industry. These services consist generally of claims administration products including data conversion, data intake, data processing, and reporting. Corporate Systems' products include a claims administration system, a workers' compensation medical bill repricing system, an incident reporting system, data conversion services, computer outsourcing services, software development project management services, a disability claims administration system, and risk information reporting.

THE PARTNERSHIP AND THE HOLDING COMPANY.

     THE PARTNERSHIP. Currently, Corporate Systems operates as a limited partnership. The Partnership was formed in 1976 and exists under the Texas Revised Partnership Act. Its general partner is CSC General Partner, Inc., a Texas corporation. Ownership of the Partnership is composed of one class of partnership interest, divided into units (the "UNITS"). Each Unit entitles the holder to share in the profits, losses, distributions, and rights in the event of liquidation. Currently, there are 5,922,814 Units outstanding. The General Partner holds 2,666,672 of the outstanding Units. The remaining 3,256,142 Units are divided among 255 Limited Partners.

     The General Partner has issued one share of common stock for each Unit it holds. Because the General Partner has elected to be taxed under Subchapter S of the Internal Revenue Code, its profits and losses are passed through to the CSC Shareholders so that they are subject to substantially the same income tax consequences as they would if they held Units instead of shares of the General Partner ("CSC SHARES"). Therefore, for purposes of determining percentage ownership and control of the Partnership, each holder of a CSC Share is deemed to be the beneficial holder of one Unit.

     THE HOLDING COMPANY. The Holding Company was formed pursuant to the Plan adopted by the General Partner for the reorganization of the Partnership and has nominal assets at present. The Holding Company's Articles of Incorporation authorize one class of common stock. It has not taken any substantial action since its incorporation on August 7, 1996, other than in connection with the Plan.

     The address of the principal executive offices of both the Holding Company and the Partnership is 1200 Corporate Systems Center, Amarillo, Texas 79102. Their telephone number at that address is (806) 376-4223.

                       SUMMARY INFORMATION ABOUT THE PLAN

MATERIAL TERMS OF THE PLAN.

     Under the Plan prepared by the General Partner, the Partnership will be reorganized into a two-tiered corporate organization comprised of the Holding Company and the Operating Company, both organized as Nevada corporations. The reorganization of Corporate Systems will be implemented through the Exchange Offer. The Reorganization of Corporate Systems will not adversely affect any Limited Partner's or CSC Shareholder's voting rights, percentage of ownership, or limited liability. The Reorganization is planned as follows:

                          STEP ONE - THE EXCHANGE OFFER

     - The CSC Shareholders exchange their CSC Shares for shares of common stock of the Holding Company.

     - The Limited Partners who accept the Exchange Offer exchange their Units for shares of common stock of the Holding Company.

               STEP TWO - TRANSFER OF UNITS TO THE GENERAL PARTNER

     - The Holding Company transfers to the General Partner all the Units it holds in the Partnership.

                            STEP THREE - THE MERGER

     - The General Partner merges with the Operating Company pursuant to the Nevada Merger Statutes.

                     STEP FOUR - DISSOLUTION OF PARTNERSHIP

     - The Partnership will be dissolved by the Operating Company, then serving as the general partner of the Partnership, pursuant to the Partnership Agreement, as amended, and applicable Texas law. In the dissolution, the Operating Company, as the Partner holding a substantial majority of the Units, will receive the assets of the Partnership in-kind and will assume all liabilities of the Partnership. Each Limited Partner who does not tender his or her Units to the Holding Company pursuant to the Plan will receive a liquidating cash distribution in an amount determined by the General Partner to be equal to such Limited Partner's participating percentage in the fair value of the net assets of the Partnership. The dissolution will not cause any Limited Partner to incur any personal liability for any Partnership obligation or liability.

     After the Registration Statement becomes effective, the Holding Company will deliver to each Unitholder of record a copy of this Prospectus and a subscription agreement (the "Subscription Agreement") pursuant to which a Limited Partner or CSC Shareholder may accept the Exchange Offer. The subscription agreement will require that a Limited Partner or CSC Shareholder who accepts the Exchange Offer must tender all his or her Units or CSC Shares. The Holding Company will not accept subscription agreements for the tender of only a portion of a Limited Partner's Units or CSC Shareholder's CSC Shares.

     The Plan results in a two-tiered structure. After the dissolution of the Partnership by the Operating Company, the Operating Company will continue the business of Corporate Systems and assume and be responsible for all liabilities of the Partnership.

The Holding Company will own 100 percent of the Operating Company. The former CSC Shareholders and the former Limited Partners who accepted the Exchange Offer will own 100 percent of the outstanding capital stock of the Holding Company in the same percentages (or larger percentages if some Limited Partners do not accept the Exchange Offer) in which they owned (either directly through Units or indirectly through CSC Shares) the Partnership.

RISK FACTORS AND OTHER CONSIDERATIONS.

     In evaluating the Plan, Limited Partners and CSC Shareholders should take into account the following risk factors and other considerations, which are discussed in greater detail in "Risk Factors and Other Special Considerations":

     - TAX CONSIDERATIONS. As a corporation, the Holding Company will be taxed as a separate entity and will be subject to corporate federal and state income taxes and state franchise taxes. Shareholders of the Holding Company will also be subject to income tax on receipt of dividends. After the Reorganization, former CSC Shareholders and Limited Partners that hold shares of Holding Company Common Stock will realize taxable income from such investment to the extent the Holding Company pays dividends to its shareholders. Such dividends will constitute portfolio income for tax purposes and will no longer qualify as income from a passive activity.

     - EFFECT ON REMAINING LIMITED PARTNERS. The winding up and liquidation of the Partnership will result in taxable gain or loss to any Limited Partners who do not accept the Holding Company's Exchange Offer.

     - UNCERTAINTY REGARDING MARKET PRICE AND COMMON STOCK. The Common Stock will be a new security and will not be publicly traded. There will be no established resale market for the Common Stock.

     - NO INDEPENDENT FAIRNESS DETERMINATION. The General Partner has not obtained an opinion from any third party regarding the fairness of the Reorganization to the Limited Partners or CSC Shareholders.

DISADVANTAGES OF CONVERTING TO CORPORATE FORM.

     The primary disadvantages of converting to corporate form are tax-related. The principal tax disadvantage is the double taxation of distributed corporate earnings compared to the pass-through taxation of the
Partnership: a corporation pays taxes on its net income, and its shareholders generally pay taxes on any dividends received from the corporation; whereas a partnership pays no income tax, and its partners pay tax on their share of partnership net income.

     Prior to the Reorganization, Partnership taxable income allocable to CSC Shareholders and Limited Partners that do not materially participate in the conduct of the business of the Partnership constitutes income from a passive activity. Such passive income realized by a CSC Shareholder or Limited Partner could be offset by deductions generated by other passive activities of such CSC Shareholder or Limited Partner. After the Reorganization, former CSC Shareholders and Limited Partners that hold shares of Holding Company Common Stock will realize taxable income from such investment to the extent the Holding Company pays dividends to its shareholders. Such dividends will constitute portfolio income for tax purposes and will no longer qualify as income from a passive activity. As a general rule, dividends paid by the Holding Company cannot be offset or reduced by passive losses arising from investments in passive activities that are held by the shareholders of the Holding Company. After the Reorganization, the Holding Company will form a leveraged ESOP.

     After the Reorganization, the dividends paid by the Holding Company to its shareholders could potentially be less than the net after tax distributions paid by the Partnership to its Unitholders. The cash required to fund annual principal and interest payments on the ESOP loan, combined with the cash required to fund operations and fuel growth, could potentially result in less cash available for the payment of dividends than was available to the Partnership in the past for the payment of after tax distributions.

REASONS FOR THE REORGANIZATION.

     The Plan will reorganize Corporate Systems to corporate form, replacing Units and CSC Shares with Common Stock of the Holding Company. The General Partner believes there are seven principal reasons to reorganize the Partnership to corporate form at this time:

          ESOP. Corporate Systems has approved the formation of an employee stock ownership plan for the benefit of its employees and to provide a limited market for the sale of Holding Company Shares by former Limited Partners and CSC Shareholders. Corporate
          Systems cannot form an ESOP if it remains as a partnership.
          An ESOP may only be formed if Corporate Systems is a corporation.

          RETENTION OF CAPITAL. In the past it has been the policy of Management to make distributions to the Unitholders in an amount that exceeded the Unitholder's tax liability. The ability to distribute income free of income tax, combined with Management's expectation that Corporate Systems could sustain a policy of making large cash distributions, was a primary reason that Management Information Systems, Inc. converted to partnership form in April 1976. Because of its need to retain capital to fuel growth, Management anticipates that in the future it will not make cash distributions to its Unitholders in as large an amount as it has in the past. Thus, the principal advantage of being structured as a partnership is not currently useful to Corporate Systems or its Unitholders, nor is it likely to be useful in the foreseeable future. As a partnership, the Unitholders have tax liability for earnings of Corporate Systems regardless of whether the Partnership distributes any earnings to the Unitholders. Therefore, Management's past policy of making distributions in excess of the Unitholders' tax liability restricted Management from retaining capital necessary for growth and normal operations. In contrast, if Corporate Systems converts into corporate form, Shareholders would have no personal tax liability unless the Holding Company declared dividends. Therefore, Corporate Systems' current capital requirements could be better fulfilled through a corporation than a partnership. Management does not anticipate a return to a partnership form even if the need for capital returns to previous levels.

          EQUITY MARKETS. Although Corporate Systems has no current intentions of seeking any additional equity through capital markets, as a corporation, Corporate Systems will in the future have better access to equity capital markets if equity is needed. If, after the Reorganization, Corporate Systems were to raise additional equity, the Reorganization would not affect Shareholders of the Holding Company any differently than if they were still Limited Partners or CSC Shareholders. Additional equity, whether in the form of additional Units or additional shares of Common Stock, would decrease every Unitholder's or Shareholder's percentage ownership in Corporate Systems unless the Unitholder or Shareholder bought additional Shares or Units in the additional equity offering.

          MORE RECOGNIZABLE FORM. From time to time, Corporate Systems encounters delays in negotiating and completing revenue and vendor contracts because the customer, vendor or other contracting party is unfamiliar with the laws governing rights and obligations of limited partnerships. Management believes that the corporate form is more commonly recognized by its customers and vendors and that a corporate form would eliminate the need for Corporate Systems' business contacts to familiarize themselves with partnership law.

          TAX REPORTING. A change from partnership form to corporate form would simplify Corporate Systems' investors' tax reporting.

          STOCK TRANSFERABILITY.  Shares of Common Stock of the Holding
          Company will be freely transferrable, thereby increasing the market available for the sale of a Limited Partner's and CSC Shareholder's investment in Corporate Systems. However, like the Units and CSC Shares, the Common Stock of the Holding Company will not be listed on any exchange and Limited Partners and CSC Shareholders who accept the Exchange Offer may continue to experience a limited market for the resale of their shares of the Holding Company Common Stock.

          ENHANCED VOTING RIGHTS. The Shareholders of the Holding Company will be entitled to elect a board of directors at each annual meeting. In contrast, Limited Partners do not elect a general partner on an annual basis but can only remove the General Partner on an affirmative vote of the Partners holding a majority of the outstanding Units under the terms of the Partnership Agreement, which would result in the dissolution of the Partnership.

MATERIAL EFFECTS TO LIMITED PARTNERS AND CSC SHAREHOLDERS.

     BUSINESS PLAN. Other than forming an Employee Stock Ownership Plan for its employees, the Reorganization will not materially affect the current business plan of Corporate Systems. Corporate Systems plans to continue to provide services to the property and casualty insurance industry.

     VOTING RIGHTS. The Reorganization will not adversely affect the voting rights of the Limited Partners or the CSC Shareholders. Except for the enhanced voting rights relating to the election of directors discussed above in "Reasons For the Reorganization -- Enhanced Voting Rights," the voting rights of the shareholders of the Holding Company will be substantially the same as the voting rights of the Limited Partners and the CSC Shareholders. Like each Unit and CSC Share, each share of Holding Company's Common Stock entitles its holder to cast one vote on each matter presented to its shareholders. As a shareholder in the Holding Company, a former Limited Partner and former CSC Shareholder will continue to have voting rights with respect to the dissolution of Corporate Systems, the sale of all or substantially all of the assets of Corporate Systems, amendment of the Articles of Incorporation (as compared to amendment of the Partnership Agreement), and the annual election of directors (as compared to the removal and replacement of the General Partner). Provided, however, the vote required to dissolve, sell substantially all the assets of Corporate Systems, or amend the Holding Company's Articles of Incorporation is a majority of the outstanding Shares; whereas the vote required to dissolve the General Partner, sell substantially all the assets of the General Partner, and amend the General Partner's Articles of Incorporation is two-thirds of the outstanding CSC Shares.

     RIGHTS OF SHAREHOLDERS. The rights of the shareholders of the Holding Company will be substantially the same as the rights of the Limited Partners and the CSC Shareholders. The Reorganization will not adversely change any of the following rights of the Limited Partners or CSC Shareholders:

     -     Right to Call Special Meetings
     -     Rights upon Dissolution
     -     Derivative Action Rights
     -     Right to Inspect Books and Records
     -     Preemptive Rights
     -     Limited Liability

See "Summary Comparison of Units and Common Stock and CSC Shares and Common Stock."

     CASH DISTRIBUTION POLICY. One of the reasons for reorganizing Corporate Systems into a corporation is the growing need of Corporate Systems to retain capital for operations and to fuel growth. Corporate Systems will be using net cash flows generated from operations to fund its cash requirements for growth it anticipates and for the payment of the principal and interest on the loan used to fund the leveraged ESOP. Because of these cash requirements, the amount of dividends received by the shareholders of the Holding Company could, in the future, be less than the net after tax distributions received in the past by the Unitholders. When determining the amount of any dividends, the Holding Company's board of directors will consider substantially the same factors as those considered by the General Partner in determining the amount of distributions to the Unitholders. These factors include cash requirements for operations, growth and debt payments as well as other factors relevant to the viability of Corporate Systems.

     FORM OF OWNERSHIP INTEREST. Currently the Partnership is owned by the Limited Partners through their ownership of Units and by the CSC Shareholders through their ownership of CSC Shares. After the Reorganization, the form of ownership interest will change from Units and CSC Shares to shares of Common Stock in the Holding Company. There will be no adverse change in the rights of Limited Partners or CSC Shareholders when their ownership interest is exchanged for shares of Common Stock of the Holding Company. See "Summary Comparison of Units and Common Stock."

     MANAGEMENT COMPENSATION. The Reorganization will not materially alter the compensation received by Management. See "Management - Before and After the Reorganization."

CONFLICTS OF INTEREST.

     The General Partner believes there are no conflicts of interest between the General Partner and the Limited Partners in connection with the Reorganization. The General Partner and the CSC Shareholders will receive the same benefits and accept the same risks from the Reorganization as do the Limited Partners. The CSC Shareholders will own the same percentage in the Holding Company as they beneficially owned in the Partnership through the ownership of CSC Shares.

     There are no conflicts of interest between the CSC Shareholders and the Limited Partners. The rights and benefits of the CSC Shareholders and the Limited Partners are materially the same. There are no circumstances where Limited Partners receive any benefit or assume any risk that is not also received or assumed by the CSC Shareholders, including distributions, court judgments or
                                       10
bankruptcy proceedings, and visa versa. CSC Shareholders and Limited Partners each have limited liability.

     Management, as well as other employees who benefit from the Partnership's profit sharing plan and who will benefit from the ESOP, may receive a benefit from the Reorganization that is not received by other CSC Shareholders and Limited Partners. If the Holding Company contributes funds to the ESOP in excess of the funds that would have been contributed to the Partnership's profit sharing plan, management and other employees would receive a benefit from the Reorganization that won't be received by non-management Limited Partners and CSC Shareholders. Payment of the ESOP principal and interest will be substituted for contributions to the profit sharing plan. Other than the potential benefit received from contributions to the ESOP, the Reorganization will not materially affect any rights or liabilities of Management and Management will continue to receive substantially the same compensation from the Operating Company as it did from the Partnership.

RESALE MARKET FOR COMMON STOCK.

     The Holding Company Common Stock, like the Units and the CSC Shares, will not be publicly traded; and there will be no established resale market for the Common Stock. However, the Common Stock will have no restrictions on its transferability; whereas the CSC Shares are restricted by regulations governing S corporations and the Units are restricted by the terms of the Partnership Agreement that state an assignee of a Limited Partner may not become a substituted Limited Partner without the prior written consent of the General Partner, which consent may be withheld by the General Partner in its sole discretion. Although there is no established resale market for the Common Stock, Management does not anticipate that, as a result of the Reorganization, the Common Stock will trade at prices substantially different than the prices at which the Units or CSC Shares have changed hands in the recent past. For recent price information, see "Market Prices and Distributions - Market Information."

RECOMMENDATION OF GENERAL PARTNER.

     The General Partner believes the Reorganization is fair and is in the best interests of the Partnership, the CSC Shareholders, and the Limited Partners. The General Partner recommends that the Limited Partners and the CSC Shareholders accept the Exchange Offer of the Holding Company and vote for the amendment of the Partnership Agreement. See, "Recommendation of General Partner."

     The General Partner's recommendation that Corporation Systems reorganize into corporate form is based on its belief that such reorganization will result in the benefits to the Unitholders, to the CSC Shareholders, and to Corporate Systems described under "Reasons for the Reorganization." On the other hand, the General Partner also considered the tax disadvantages discussed under "Disadvantages of Reorganizing to Corporate Form." The General Partner recommends the Reorganization because it believes the advantages outweigh the disadvantages.

CONTROL OF CORPORATE SYSTEMS.

     Control of the Holding Company following the Reorganization will be vested in the Holding Company's board of directors, each member of which will be elected by the Shareholders annually. The Board will initially consist of six persons, each of whom currently serves on the board of directors of the General Partner.

PRINCIPAL FEDERAL INCOME TAX CONSEQUENCES.

     Except for the tax effects to any Limited Partners that fail to transfer their Units to the Holding Company, neither the Limited Partners, the CSC Shareholders, the Partnership, the Holding Company, nor the Operating Company will recognize any gain or loss in the Reorganization, subject to the assumptions and exceptions described under "Certain Federal Income Tax Consequences."

     Upon the dissolution of the Partnership by the Operating Company, the winding up and liquidation of the Partnership will result in taxable gain or loss to any Limited Partners who do not exchange their Units for Holding Company Common Stock. See "Certain Federal Income Tax Consequences - Effect on Remaining Limited Partners."

     After the Reorganization, the group of Corporations consisting of the Holding Company and the Operating Company will be subject to tax on any net taxable income subsequently derived. New Shareholders of the Holding Company will realize taxable income from the ownership of Common Stock in the Holding Company to the extent the Holding Company pays dividends to Shareholders.

CONSEQUENCES IF LIMITED PARTNERS OR CSC SHAREHOLDERS DO NOT ACCEPT THE SHARE EXCHANGE.

     If the Reorganization is abandoned for any reason, then the Partnership will continue to operate as a going business. No other reorganization plan is being considered by the General Partner as an alternative to the Plan.

COMPARATIVE UNAUDITED PER HOLDING COMPANY SHARE AND PER UNIT DATA.

     The following tables set forth historical per Unit (divided between Units held by Limited Partners and Units held by the General Partner) and the pro forma per share data of the Holding Company. The equivalent pro forma per share amounts are equal to the pro forma per share amounts of the Holding Company due to the 1:1 exchange ratio under the Plan. This information should be read in conjunction with the historical and pro forma financial information included elsewhere in this Prospectus.

                                  Nine Months                     Year Ended
                            Ended September 30, 1996          December 31, 1995
                            ------------------------          -----------------

THE PARTNERSHIP
  Historical per Unit data:
    Net Income (loss) per:
      General Partner Unit (1)        0.60                              0.73
      Limited Partner Unit (2)        0.60                              0.73
  Distributions per:
      General Partner Unit            0.30                              0.67
      Limited Partner Unit            0.30                              0.67
    Book Value per:
      General Partner Unit (3)        1.45                              1.16
      Limited Partner Unit            1.86                              1.50

THE NEW COMPANY
  Pro forma per share data:
    Net income per share              0.38                              0.46
    Cash dividends per share          0.30                              0.67
    Book value per share              1.18                              1.12

----------
     (1) The term "General Partner Unit" means a Partnership Unit held by the General Partner.

     (2) The term "Limited Partner Unit" means a Partnership Unit held by a Limited Partner.

     (3) The difference between the book value of the Partnership Units held by the General Partner and the book value of the Partnership Units held by a Limited Partner is solely the result of the varying sales prices of Partnership Units sold in the past and the number of Partnership Units sold. The difference in book value in no way affects the rights of the Unitholders.
 Each Partnership Unit, whether held by the General Partner or a Limited Partner, entitles the holder to the same rights in regards to distributions, income, loss, and division of assets upon liquidation of the Partnership.

                              ORGANIZATIONAL CHARTS

BEFORE THE REORGANIZATION --THE PARTNERSHIP.

      ---------------------        ---------------------
       256 Limited Partners          28 Shareholders
       holding 3,256,142             holding 2,666,672
       Units                         Shares
      --------------------         ---------------------

                     54.98%                        100%

      --------------------         ---------------------
       Corporate Systems,   45.02%   CSC General Partner,
       Ltd.                 ------  Inc., holding
                                     2,666,672 Partner-
                                     ship Units
      --------------------         ---------------------

AFTER THE REORGANIZATION--THE HOLDING COMPANY AND THE OPERATING  COMPANY.

                    ---------------------------
                      Common Shareholders
                      holding 5,922,814
                      Holding Company Shares
                    ---------------------------
                                 100%
                    ---------------------------
                         Corporate Systems
                         Holding, Inc.
                         (Holding Company)
                    ---------------------------
                                 100%
                    ---------------------------
                        Corporate Systems,
                              Inc.
                        (Operating Company)
                    ---------------------------

RISK FACTORS AND OTHER SPECIAL CONSIDERATIONS.

     Limited Partners and CSC Shareholders should carefully examine the entire Prospectus and should give particular attention to the following risk factors and other special considerations.

     TAX CONSIDERATIONS. The Partnership is generally not subject to federal or state income taxes or state franchise taxes. Instead, Limited Partners and CSC Shareholders through the General Partner, which is an S corporation, report their allocable share of the income and, subject to certain limitations, the losses of the Partnership in their respective tax returns. As a corporation, the Holding Company will be taxed as a separate entity and will be subject to corporate federal and state income taxes and state franchise taxes. Shareholders of the Holding Company will also be subject to income tax on receipt of dividends.

     Except for the tax effects to any Limited Partners that fail to transfer their Units to the Holding Company, neither Limited Partners nor CSC Shareholders will recognize any taxable gain or loss in connection with the Exchange Offer, subject to the assumptions and exceptions described under "Certain Federal Income Tax Consequences." The tax effects to any Limited Partners that fail to transfer their Units to the Holding Company are described under "Certain Federal Income Tax Consequences - Effect on Remaining Limited Partners."

     Upon dissolution of the Partnership by the Operating Company, the winding up and liquidation of the Partnership will result in taxable gain or loss to the Limited Partners who do not accept the Exchange Offer. See "Certain Federal Income Tax Consequences - Effect on Remaining Limited Partners."

     Limited Partners and CSC Shareholders should carefully review the information contained in "Certain Federal Income Tax Consequences."

     DISADVANTAGES OF REORGANIZING TO CORPORATE FORM. The General Partner believes the only disadvantages of reorganizing to corporate form are tax related. The principal tax disadvantage is the double taxation of corporate income (i.e., first on the corporation's earnings and then on the profits distributed to Shareholders as dividends) versus the pass-through taxation of a partnership. A corporation pays taxes on its net income, and its shareholders generally pay taxes on any dividends from the corporation; whereas a partnership generally pays no income tax, and its partners pay income taxes on their share of partnership net income. This distinction is not expected to have any significant immediate or near term economic effect on the Shareholders of the Holding Company but could have adverse economic effect on shareholders in the future, depending upon the growth of the Holding Company's business, the level of future dividend payments, and other factors.

     Also, the Operating Company will be subject to state franchise taxes in excess of the taxes now being paid on behalf of the General Partner. The state franchise taxes to which the Operating Company will be subject is estimated to be approximately $140,000 more than that paid by the Partnership based on 1995 earnings.

     Prior to the Reorganization, Partnership taxable income allocable to CSC Shareholders and Limited Partners that do not materially participate in the conduct of the business of the Partnership constitutes income from a passive activity. Such passive income realized by a CSC Shareholder or Limited Partner could be offset by deductions generated by other passive activities of such CSC Shareholder or Limited Partner. After the Reorganization, former CSC Shareholders and Limited Partners that hold shares of Holding Company Common Stock will realize taxable income from such investment to the extent the Holding Company pays dividends to its shareholders. Such dividends will constitute portfolio income for tax purposes and will no longer qualify as income from a passive activity. As a general rule, dividends paid by the Holding Company cannot be offset or reduced by passive losses arising from investments in passive activities that are held by the shareholders of the Holding Company.

     After the Reorganization, the dividends paid by the Holding Company to its shareholders could potentially be less than the net after tax distributions paid by the Partnership to its Unitholders. The cash required to fund annual principal and interest payments on the ESOP loan, combined with the cash required for operations and sustained growth, could potentially result in less cash available for the payment of dividends than was available to the Partnership in the past for the payment of distributions.

     CONFLICTS OF INTEREST.   The General Partner believes there are no
conflicts of interest between the General Partner and the Limited Partners in connection with the Reorganization. The General Partner and the CSC Shareholders will receive the same benefits and accept the same risks from the Reorganization as do the Limited Partners. The CSC Shareholders will own the same percentage in the Holding Company as they beneficially owned in the Partnership through the ownership of CSC Shares.

     There are no conflicts of interest between the CSC Shareholders and the Limited Partners. The rights and benefits of the CSC Shareholders and the Limited Partners are materially the same. There are no circumstances where Limited Partners receive any benefit or assume any risk that is not also received or assumed by the CSC Shareholders, including distributions, court judgments or bankruptcy proceedings, and visa versa. CSC Shareholders and Limited Partners each have limited liability.

     Management, as well as other employees who benefit from the Partnership's profit sharing plan, could receive a benefit from the Reorganization that is not received by other CSC Shareholders or Limited Partners. If the Holding Company contributes funds to the ESOP in excess of the funds that would have been contributed to the Partnership's profit sharing plan, Management and other employees would receive a benefit from the Reorganization that won't be received by non-management Limited Partners or CSC Shareholders. Payment of the principal and interest payments on the ESOP debt will be substituted for contributions to the profit sharing plan. The benefit received by Management employees and other employees could be material. For example, if the Holding Company borrows $7,500,000 (the maximum amount allowed under a commitment letter issued by an area bank) and loans that money to the ESOT for (a) the purchase by the ESOT of up to ten percent of the outstanding Holding Company Shares from the shareholders, and (b) the purchase by the ESOT of authorized but unissued shares from the Holding Company (the proceeds of which the Holding Company will use to pay off current debt relating to the construction costs of a new building) then in order for the ESOT to have enough money to make the required annual principal payments on the $7,500,000 loan, the Holding Company would have to contribute $1,071,428 per year to the ESOT. In comparison, the Partnership contributed $672,000 to its profit sharing plan for its employees in 1996.

Other than the potential benefit received from contributions to the ESOP, the Reorganization will not materially affect any rights or liabilities of Management and Management will continue to receive substantially the same compensation from the Operating Company as it did from the Partnership. Members of Management who own Units have no liability under the Texas Revised Limited Partnership Act because of their control of the affairs of the Partnership(1), and will continue to have no liability after the Reorganization due to their ownership of Common Stock.

     In addition, the Reorganization will not adversely affect Limited Partners' or CSC Shareholders percentage ownership in Corporate Systems. The CSC Shareholders will own the same percentage in the Holding Company as they beneficially owned in the Partnership through the ownership of CSC Shares.

     UNCERTAINTY REGARDING MARKET PRICE OF COMMON STOCK. The Common Stock will be a new security, reflecting the Reorganization of Corporate Systems to corporate form and the replacement of existing Units and CSC Shares. Because the Common Stock will not be publicly traded, there will be no established resale market for the Common Stock. However, there is no reason for Management to believe that the Common Stock will sell at prices any lower than the prices at which the Units have changed hands in the past. However, even though there will be no established market for the resale of the Common Stock, the Holding Company will pursuant to the terms of the ESOP have an independent appraisal performed annually which will appraise the value of the Common Stock.

     EFFECT ON NON-TRANSFERRING LIMITED PARTNERS. Under the Plan, the Partnership will be dissolved by the Operating Company. Under the Partnership Agreement, as amended (see "Conditions to the Reorganization," below), each Limited Partner who does not tender his or her Units to the Holding Company pursuant to the Plan will receive a liquidating cash distribution in an amount determined by the General Partner to be equal to such Limited Partner's participating percentage in the fair value of the net assets of the Partnership, and will recognize a taxable gain or loss upon such distribution. The amount of the liquidating cash distribution cannot be quantified prior to the Exchange Offer. The amount is based on a Limited Partner's participating percentage in the Partnership's net assets as of the date of the dissolution. See "Certain Federal Income Tax Consequences--Effect on Remaining Limited Partners."

     NO APPRAISAL RIGHTS. Under Texas law and the terms of the Partnership Agreement, if a Limited Partner does not accept the Exchange Offer, the Limited Partner will have no appraisal, dissenters', or similar rights (i.e., the right, instead of receiving Common Stock, to seek a judicial determination of the "fair value: of the Units and to compel Corporate Systems to purchase their Units for cash in that amount), nor will such rights be voluntarily accorded to Limited Partners by Corporate Systems. Upon completion of the Reorganization, the Partnership will be dissolved by the Operating Company. Upon dissolution, the Limited Partners who do not accept the Exchange Offer will receive a liquidating cash distribution determined by the General Partner to be equal to such Limited Partner's participating percentage in the fair value of the net assets of the partnership.

     UNCERTAINTY REGARDING AMOUNT OF LIQUIDATING DISTRIBUTION. Upon dissolution of the Partnership after the completion of the Exchange Offer, any Limited Partners who do not accept the Exchange Offer will receive a liquidating cash distribution. The amount of the cash distribution cannot be determined prior to the Exchange Offer or the dissolution because it will be based on the net assets of the Partnership as of the date of the dissolution. In determining the amount of the liquidating cash distribution, the General Partner will comply with the terms of the Partnership Agreement, as amended. The amendment to the Partnership Agreement that allows the General Partner to make such a liquidating cash distribution was approved at the annual partner's meeting of the Partnership by 98% of the outstanding Units which were voted at the meeting. At the meeting 5,072,587 of the 5,922,814 Units outstanding (87%) were voted by proxy or in person. Therefore, a substantial majority of the Limited Partners approved the methodology of determining the liquidating cash distribution.

     NO PREDETERMINED PURCHASE PRICE OF HOLDING COMPANY SHARES. After the completion of the Exchange Offer, a newly formed Employee Stock Ownership Trust will offer to purchase up to ten percent of each shareholder's
Holding Company shares. The purchase price that the Employee Stock Ownership Trust will pay for these shares cannot be determined prior to the Exchange Offer. An independent evaluation of the Holding Company stock will be obtained after the Exchange Offer. The purchase price offered by the Employee Stock Ownership Trust will be based upon this independent evaluation.

     INABILITY TO DETERMINE OWNERSHIP PERCENTAGE. Because it is possible that some Limited Partners may not accept the Holding Company's Exchange Offer, it is impossible for limited partners or shareholders of the General Partner to determine what their percentage of ownership will if they accept the Exchange Offer.

     DILUTION FROM ESOT'S PURCHASE OF HOLDING COMPANY UNISSUED SHARES. After the completion of the Exchange Offer, the ESOT will borrow money from the Holding Company and purchase up to $2,800,000 (but no more than 400,000 shares) of unissued Holding Company shares from the Holding Company. The Holding Company will use the proceeds from the sale of these shares to the ESOT to pay-off currently existing debt relating to the construction of a building at its mail offices in Amarillo, Texas. The sale of the authorized but unissued shares to the ESOT will dilute the percentage ownership of the Holding Company shareholders. The amount of the dilution cannot be determined prior to the Exchange Offer because the General Partner cannot know how many Holding Company shares will be outstanding after the Exchange Offer because some Limited Partners may not accept the Exchange Offer and the General Partner cannot determine the purchase price which the ESOT will pay for the shares.

----------
     (1) Under Section 3.03(a), a limited partner is not liable for the obligations of a limited partnership unless the limited partner participates in the control of the business. Under Section 3.03(b), a limited partner does not participate in the control of the business by acting as an employee, officer, director, or stockholder of a corporate general partner.

                               THE REORGANIZATION

BACKGROUND OF THE REORGANIZATION.

     The Partnership was formed in April 1976 in connection with the restructuring of Management Information Systems, Inc., a Texas corporation. Because operating profits exceeded the capital requirements of Management Information Systems, Inc., the Board of Directors of the corporation determined that a change in corporation structure to a limited partnership would provide a more effective means of distributing income to the shareholders. The shareholders of Management Information Systems, Inc. voted to convert the corporation into a limited partnership and to change the name to Corporate Systems, Ltd.

     During the years that the Partnership was growing as a data processing service for large organizations and as an outsourcing facility for insurance companies, it was able to sustain itself with the retention of approximately 12 percent of its earnings, the balance being distributed to Unitholders for tax payments and a return on their investment. After the Partnership incurred a loss in 1992, it was important to recapitalize the Partnership; and distributions were adjusted, with the Partnership retaining, on average, a higher portion of earnings.

     Management's philosophy has been to retain more of the Partnership's earnings as a means of strengthening the balance sheet and building equity as protection against any future downturn. Because distribution of earnings is now secondary to retention of earnings, the advantage of a limited partnership tax structure is substantially reduced. Management believes that the benefits of converting Corporate Systems to a corporate form outweigh any benefits achieved through a limited partnership form.

REASONS FOR THE REORGANIZATION.

     The Plan will convert Corporate Systems to corporate form, replacing Units and CSC Shares with Common Stock of the Holding Company. The General Partner believes there are seven principal reasons to convert the Partnership to corporate form at this time:


     ESTABLISHING AN EMPLOYEE STOCK OWNERSHIP PLAN. Recently, the General Partner's Board of Directors has approved the establishment of a leveraged employee stock ownership plan ( "ESOP") for the employees of Corporate Systems; provided that Corporate Systems is reorganized into a corporate structure. An ESOP is a qualified plan designed to invest primarily in the employer's securities and provide the plan participants with an ownership interest in their employer. The key characteristic of a leveraged ESOP is that the trust established pursuant to the ESOP, the employee stock ownership trust ("ESOT"), borrows money from a bank or other lender to purchase the employer's securities, which provides a limited market for the sale of Holding Company shares to those owners who choose to sell a portion of their shares to the ESOT. After the Reorganization and dissolution of the Partnership, a newly formed ESOT will offer to purchase up to ten percent of each shareholder's Holding Company Shares.


    The Trustee of the ESOT will comply with all applicable tender offer rules under the Securities Act. The purchase price that the ESOT will pay for these shares cannot be determined prior to the Exchange Offer. Although Management has no reason to believe that the market value of the Holding Company shares will be less than the market value of the Units, there is the potential that the price paid for the Holding Company shares by the ESOT will be below the shareholder's expectations.

    Although the purchase price cannot be determined prior to the Exchange Offer, the ESOT will offer to buy the Holding Company Common Stock at a price which will be determined by an independent appraiser. Corporate Systems has retained a firm to perform the appraisal of the value of the Holding Company Common Stock after the Reorganization. In determining the value of the Holding Company Common Stock after the Reorganization, the appraiser will value the Common Stock based on a combination of the following approaches:


     - DISCOUNTED NET CASH FLOW (OR EARNINGS CAPACITY) APPROACH. An approach based on the premise that the value of the business interest is the present value of the future economic income to be derived by the owners of the business. The approach uses the following analyses: revenue analysis, expense analysis, investment analysis, residual value analysis, and discount rate analysis.

     - MARKET DATA COMPARABLE (OR TRANSACTIONAL ANALYSIS) APPROACH. In this approach the value of the business interest is determined by comparing the subject to comparable firms that were bought or sold during a reasonably recent time period. The appraiser will access several proprietary databases for acquisition activity in the United States and abroad to obtain market data transactions.

     - CAPITAL MARKET (OR MARKET MULTIPLE) APPROACH. This method utilizes the premise that the value of the business interest should be determined based on what astute and rational capital market investors would pay to own the equity interest of the subject company. Capital market ratios of publicly traded comparable companies will be utilized to represent the value of the subject interest.


    Each shareholder of the Holding Company will have the opportunity to sell up to 10% of his or her shares to the ESOT. If one or more shareholders of the Holding Company do not elect to sell any of his or her shares to the ESOT or elects to sell less than 10% of their shares, the ESOT may offer to purchase the shares from one or more other shareholders. The aggregate amount of shares that the ESOT will purchase is ten percent of the shares outstanding as of the date of its offer.

    A local national bank has extended a commitment to provide the funds necessary for the ESOT to purchase the Holding Company shares from the shareholders. The exact amount of the loan cannot be determined until the ESOT determines the purchase price it will pay for the shares. However, a bank has committed to loan the Holding Company up to $4,700,000, which the Holding Company will loan to the ESOT for the purchase of the shares. The bank will also loan the Holding Company an additional $2,800,000, which the Holding Company will loan to the ESOT for the purchase of up to 400,000 of the authorized but unissued shares of Holding Company common stock from the Holding Company. The Holding Company will use the proceeds from the sale of these new shares to pay-off existing debt relating to the construction costs of a new building. The loan to the Holding Company will have a seven year maturity and require annual installments of principal and interest to fully amortize the original note amount over a seven year period. The loan from the bank to the Holding Company will be secured by a pledge of the promissory note from the ESOT to the Holding Company and the stock pledged by the ESOT to secure payment of the note payable to the Holding Company.

     Under current federal laws, an ESOP may only be established by a corporate employer. Therefore, Corporate Systems' organization as a limited partnership prevents it from creating an ESOP for its employees. Only the reorganization of Corporate Systems into a corporation allows it the opportunity to form a leveraged ESOP.


     Because Corporate Systems has operated as a Partnership, its owners (both Limited Partners and CSC Shareholders) have had virtually no market for the sale of their investment in Corporate Systems. An ESOP would create a mechanism through which the owners of Corporate Systems could liquidate a portion of their investment and at the same time create an incentive benefit for the employees of Corporate Systems.


     In anticipation of the formation of the ESOP, the Partnership has retained the law firm of Oppenheimer, Wolff & Donnely of Chicago, Illinois, to represent it in the formation and structuring of the ESOP. In addition, LaSalle National Trust, N.A. has issued an engagement letter pursuant to which it will act as the trustee of the ESOT.

     After the Reorganization, Management expects the Operating Company's Board of Directors to complete the formation of the ESOP and ESOT, including obtaining a valuation of the Holding Company's common stock by an independent appraiser.

     DESIRE TO RETAIN CAPITAL. In the past it has been the policy of Management to make distributions to the Unitholders in an amount that
exceeded the Unitholder's tax liability.   The ability to distribute income
free of income tax, combined with Management's expectation that Corporate Systems could sustain a policy of making large cash distributions, was a primary reason that Management Information Systems, Inc. converted to partnership form in April 1976. The ability to distribute income free of income tax, combined with Management's expectation that Corporate Systems could sustain a policy of making large cash distributions, was a primary reason that Management Information Systems, Inc. converted to partnership form in April 1976. Because of its need to retain capital to fuel growth, Management anticipates that in the future it will not make cash distributions to its Unitholders in as large an amount as it has in the past. Thus, the principal advantage of being structured as a partnership is not currently useful to Corporate Systems or its Unitholders, nor is it likely to be useful in the foreseeable future. As a partnership, the Unitholders have tax liability for earnings of Corporate Systems regardless of whether the Partnership distributes any earnings to the Unitholders. Therefore, Management's past policy of making distributions in excess of the Unitholders' tax liability restricted Management from retaining capital necessary for growth and normal operations. In contrast, if Corporate Systems converts into corporate form, Shareholders would have no personal tax liability unless the Holding Company declared dividends. Therefore, Corporate Systems' current capital requirements could be better fulfilled through a corporation than a partnership. Management does not anticipate a return to a partnership form even if the need for capital returns to previous levels.


     GREATER ACCESS TO EQUITY MARKETS. The General Partner expects the Holding Company will have greater access to public and private equity capital markets than does the Partnership, potentially enabling the Holding Company to raise equity capital on more favorable terms than are now available to the Partnership. Currently, the transferability of both the Units and CSC Shares is restricted. Under the Partnership Agreement, the Units are not freely transferrable. If a Limited Partner assigns his or her Units, the assignee may not become a substituted limited partner unless certain conditions set forth in the Partnership Agreement are fulfilled, including the consent of the General Partner. Because the General Partner has elected to be treated as an S corporation for federal income tax purposes, the transferability of the CSC Shares is restricted under current federal tax laws. The laws restrict the number of shareholders to 35 (75 after January 1, 1997) and restrict the type of entity which may own the shares. After the Reorganization, the Holding Company's Common Stock will be freely transferable by the Shareholders subject only to applicable securities laws. Therefore, Management anticipates that the Holding Company will have greater potential access to equity capital markets by way of a public offering of its securities because the Holding Company shares will be transferrable without the current restrictions applicable to the Units and CSC Shares. Although Management does not have any current plans to access any equity market or to list the Holding Company shares on an exchange, greater access to equity markets may be of particular benefit to Corporate Systems in the future if Corporate Systems proposes to issue equity securities to expand its business.
 Management has no plans to issue additional equity securities at the present time. If, after the Reorganization, Corporate Systems were to raise additional equity, the Reorganization would not affect Shareholders of the Holding Company any differently than if they were still Limited Partners or CSC Shareholders.

Additional equity, whether in the form of additional Units or additional shares of Common Stock, would decrease every Unitholder's or Shareholder's percentage ownership in Corporate Systems unless the Unitholder or Shareholder bought additional Shares or Units in the additional equity offering.

     MORE COMMONLY RECOGNIZED FORM OF ORGANIZATION. The General Partner believes it will be easier for Corporate Systems to do business as a corporation because the corporate form of organization is more commonly recognized than the limited partnership form of organization. Therefore, Corporate Systems' customers, lenders, and other business contacts will be more familiar with a corporate structure.

     TAX REPORTING OF UNITHOLDERS AND CSC SHAREHOLDERS. The Partnership's organization as a limited partnership and the General Partner's election to be taxed as an S corporation makes it a complex process to prepare tax returns for the Partnership, the Limited Partners, and the CSC Shareholders. The ownership of stock, rather than partnership units, will greatly simplify tax reporting with respect to an investment in Corporate Systems on each holder's individual federal tax returns for future years.

     As a partnership, Corporate Systems pays no federal income tax. Rather, each Unitholder reports a share of income on an individual or separate income tax return. The Unitholders are unable to determine their share of taxable income until the Partnership return is prepared and they receive the applicable K-1 Form. This leads to delays in the preparation of the Unitholders' tax returns and uncertainties about the adequacy of estimated tax payments. Additionally, income from Units that are held by tax exempt entities (IRA's and Qualified Retirement Plans) is treated as unrelated business income and thus requires these entities to file income tax returns and to pay income tax on the otherwise exempt entities' share of Partnership business earnings.

     As a corporation, the Holding Company would report its income on corporate federal and state returns and pay tax at the entity level. Shareholders would need only to report as taxable income any dividends they may actually receive. Preparation of corporate income tax returns is also less complex than partnership returns, since the entity need not accurately allocate its items of income and deduction among the partners whose interests may change during the year. Additionally, adjustments which require amending returns filed for income tax purposes, if any, would only affect the corporation; whereas with a partnership, all partners are affected.


     TRANSFERABILITY OF STOCK. The assignment or transfer of the Units by Limited Partners is restricted by the terms of the Partnership Agreement. Although a Limited Partner may assign Units in the Partnership, the assignee may not become a substituted limited partner unless certain conditions set forth in the Partnership Agreement are fulfilled, including the consent of the General Partner. In addition, because the General Partner has elected to be treated as an S corporation for federal income tax purposes, the transferability of the CSC Shares is restricted under current federal tax laws. In contrast, the Holding Company's Common Stock will be freely transferable by the Shareholders, and the market available for the sale of a holder's investment in Corporate Systems will be increased.


     ENHANCED VOTING RIGHTS. Under Nevada law, shareholders of the Holding Company will be entitled to elect a board of directors at each annual meeting. In contrast, under the Partnership Agreement, Limited Partners do not elect a General Partner on an annual basis, but can only remove the General Partner upon an affirmative vote of the Partners holding a majority of the outstanding Units, which under the terms of the Partnership Agreement would result in the dissolution of the Partnership.

TERMS OF REORGANIZATION.

     Under the Plan prepared by the General Partner, the Partnership will be reorganized to a two-tiered organization comprised of the Holding Company and the Operating Company, both organized as corporations in Nevada. The Reorganization will be implemented through the Exchange Offer and a merger of the General Partner with the Operating Company. The Reorganization of Corporate Systems will not adversely affect any Limited Partner's or CSC Shareholder's voting rights, percentage of ownership, or limited liability. The Reorganization is planned as follows:

                          STEP ONE - THE EXCHANGE OFFER

    - The CSC Shareholders exchange their CSC Shares for shares of common stock of the Holding Company.

    - The Limited Partners who accept the Exchange Offer exchange their Units for shares of common stock of the Holding Company.

                 STEP TWO - TRANSFER OF UNITS TO GENERAL PARTNER

     - The Holding Company transfers all the Units it holds in the Partnership to the General Partner.

                            STEP THREE - THE MERGER

      - The General Partner merges with the Operating Company pursuant to the Nevada Merger Statutes.

                     STEP FOUR - DISSOLUTION OF PARTNERSHIP

      - The Partnership will be dissolved by the Operating Company, then serving as the general partner of the Partnership, pursuant to the Partnership Agreement, as amended, and applicable Texas law. In the dissolution, the Operating Company, as the Partner holding a substantial majority of the Units, will receive the assets of the Partnership in-kind and will assume all liabilities of the Partnership. Each Limited Partner who does not tender his or her Units to the Holding Company pursuant to the Plan will receive a liquidating cash distribution in an amount determined by the General Partner to be equal to such Limited Partner's participating percentage in the fair value of the net assets of the Partnership. The Limited Partners will not incur any personal liability for Partnership obligations from the dissolution.

     After the Registration Statement becomes effective, the Holding Company will deliver to each Unitholder of record a copy of this Prospectus and a subscription agreement (the "Subscription Agreement") pursuant to which a Limited Partner or CSC Shareholder may accept the Exchange Offer. The subscription agreement will require that a Limited Partner or CSC Shareholder who accepts the Exchange Offer must tender all his or her Units or CSC Shares. The Holding Company will not accept subscription agreements for the tender of only a portion of a Limited Partner's Units or CSC Shareholder's CSC Shares.

     The Plan results in a two-tiered structure. When the Partnership is dissolved by the Operating Company, the Operating Company will continue the business of Corporate Systems and assume and be responsible for all liabilities of the Partnership.

     The Holding Company will own 100 percent of the Operating Company. The former CSC Shareholders and the former Limited Partners will own 100 percent of the outstanding capital stock of the Holding Company in the same percentages (or larger percentages if some Limited Partners do not accept the Exchange Offer) in which they owned (either directly through Units or indirectly through CSC Shares) the Partnership.


     The reorganization of Corporate Systems from a limited partnership to a corporate structure will not adversely affect any Unitholder's voting rights, percentage of ownership, or limited liability. The Units and CSC Shares will be treated equally in the allocation of Holding Company Common Stock. Each Limited Partner who accepts the Holding Company's Exchange Offer will receive one share of Holding Company Common Stock for each Unit held, and each CSC Shareholder who accepts the Holding Company's Exchange Offer will receive one share of Holding Company Common Stock for each CSC Share held.

ALLOCATION OF COMMON STOCK.

     In the allocation of Common Stock of the Holding Company, the Limited Partners and the CSC Shareholders will be treated identically. The Limited Partners will receive one share of Common Stock for each Unit owned, and the CSC Shareholders will receive one share of Common Stock for each CSC Share owned. The General Partner determined this allocation based on the relative rights of the Limited Partners and the CSC Shareholders. The relative rights of the Limited Partners and the CSC Shareholders are materially the same. There are no circumstances where Limited Partners receive any benefit or assume any risk that is not also received or assumed by the CSC Shareholders, including distributions, court judgments or bankruptcy proceedings, and visa versa. CSC Shareholders and Limited Partners each have limited liability and are not personally liable for any Partnership obligation under the applicable law governing shareholders and limited partners.

     The relative rights of the Limited Partners and CSC Shareholders are materially the same because the Limited Partners and the General Partner have identical rights as Unitholders of the Partnership. A Unit, whether held by a Limited Partner or the General Partner, entitles its holder to share in the profits, losses, and distributions of the Partnership. The General Partner has no assets other than the Units it holds in the Partnership, has no liabilities, and has no expenses that are not directly related to the Partnership and are passed through to the Partnership. Therefore, Corporate Systems has always deemed a holder of CSC Shares to be the beneficial owner of a number of Units equal to the number of CSC Shares actually owned. Because the General Partner has elected to be taxed under Subchapter S of the Internal Revenue Code, its profits and losses are passed through directly to the CSC Shareholders so that they are subject to substantially the same tax consequences as they would be if they held Units rather than CSC Shares. As can be seen from the following example, if the Partnership makes a distribution to its Unitholders, the amount distributed per Unit will be the same as the amount distributed per CSC Share.

                         EXAMPLE - FOR ILLUSTRATION ONLY

     Assume that the Partnership distributes $2,961,407 to its Unitholders. The number of outstanding Units is 5,922,814; Limited Partners hold 3,256,142 of the outstanding Units, and the General Partner holds 2,666,672 Units. The Limited Partners as a group would receive $1,628,071 ($2,961,407 x (3,256,142 DIVIDED BY 5,922,814), which is 50 cents per Unit ($1,628,071 DIVIDED BY 3,256,142). The General Partner would receive $1,333,336 ($2,961,407 x (2,666,672 DIVIDED BY
     5,922,814) which it would pass directly through to its shareholders who would receive 50 cents per share ($1,333,336 DIVIDED BY 2,666,672).

In determining the allocation of Common Stock between the Limited Partners and the CSC Shareholders, the book value of the Units was not considered. There is a small difference between the book value of the Units held by the Limited Partners and the book value of the Units held by the General Partner. The difference arose over a period of years and was solely caused by differing sales prices of Units, which affected the book value of the Units. The book value of the Units in no way affects the relative rights of the Unitholders. The Unitholders, whether Limited Partners or the General Partner, are treated identically under the Partnership Agreement regardless of the book value of the Units held. Also, see "Recommendation of the General Partner."

RECOMMENDATION OF THE GENERAL PARTNER.


     The General Partner believes that the Plan is fair to Limited Partners and CSC Shareholders and recommends that they accept the Holding Company's Exchange Offer. The General Partner believes that the Reorganization will result in benefits to Limited Partners, the CSC Shareholders and to Corporate Systems. The Reorganization will benefit the Limited Partners and CSC Shareholders by providing them an increased marketability of their investment through the ESOP's purchase of 10% of the outstanding shares of the Holding Company. The General Partner also believes that the simplification of tax reporting will benefit the Unitholders. The Reorganization will benefit Corporate Systems by allowing it to retain the cash necessary for growth and continued operations without its shareholders incurring tax liability on the earnings. As a partnership, the Limited Partners and CSC Shareholders incurred tax liability on the retained earnings regardless of whether any distributions were made by Corporate Systems. In addition, a change to corporate form may benefit Corporate Systems in the future by allowing better access to equity capital markets if equity is needed. See "Reasons to Convert to Corporate Form."


     The General Partner believes that the benefits gained by the Limited Partners, CSC Shareholders and Corporate Systems from the Reorganization outweigh the disadvantages resulting from the Reorganization. The General Partner believes the only disadvantage of reorganizing to corporate form are tax related. The principal tax disadvantage is the double taxation of distributed corporate income, which is not expected to have any significant, immediate or near term economic effect on the Holding Company Shareholders. However, it may have adverse economic effect on shareholders in the future, depending upon the growth of the Holding Company's business, the level of future dividend payments, and other factors. Also, the Operating Company will be subject to state franchise taxes in excess of the taxes now being paid on behalf of the General Partner. See "Disadvantages of Converting to Corporate Form."

     Because the Limited Partners and the CSC Shareholders will be treated the same in the Plan and neither the General Partner nor its shareholders will receive any benefit that is not also received by a Limited Partner, the General Partner has not obtained an opinion from any third party regarding the fairness of the Reorganization to the Limited Partners or CSC Shareholders. The Reorganization will not adversely affect the voting rights, percentage of equity interest, or limited liability of the Limited Partners and the CSC Shareholders. After the Reorganization, the Holding Company Shareholders will have substantially the same rights as did the former Limited Partners and CSC Shareholders. Any risks assumed by the Limited Partners will also be assumed by the General Partner. See "Summary Comparison of Units and Common Stock."

     The Reorganization will not affect or dilute any Limited Partner's ownership interest in Corporate Systems. Before the Reorganization, the Limited Partners as a group hold 54.98 percent of the outstanding Units and the General Partner holds 45.02 percent. After the Reorganization, the shareholders of the Holding Company who were formerly Limited Partners will hold 54.98 percent of the outstanding shares of Common Stock, and the Shareholders of the Holding Company who were formerly CSC Shareholders will hold 45.02 percent. The Limited Partners' and the CSC Shareholders' percentage of ownership of Corporate Systems will not change because the General Partner has allocated the Holding Company shares of Common Stock based on the relative rights of the Unitholders.

     The General Partner further believes that the allocation of equity interests in the Exchange Offer among the Units and the CSC Shares is fair from a financial point of view to Unitholders and CSC Shareholders. All Limited Partners and the CSC Shareholders will be treated the same in the Reorganization. Each Limited Partner will receive one share of Holding Company Common Stock for each Unit owned, and each CSC Shareholder will receive one share of Holding Company Common Stock for each CSC Share owned. The General Partner determined the allocation of Holding Company Common Stock based on the relative rights of the Limited Partners and the CSC Shareholders. Historically, a CSC Shareholder has been deemed to be the beneficial owner of the same number of Units as CSC Shares held by the shareholder. The Partnership has treated the CSC Shareholders as beneficial owners of Units because the CSC Shareholders receive the same profits and losses of the Partnership and would receive the same distribution of assets upon the Partnership's liquidation as they would if they owned Units rather than CSC Shares. The General Partner has issued the same number of shares of its common stock as the number of Units it holds in the Partnership. The Units the General Partner holds are treated identically to Units the Limited Partners hold. Because the General Partner has elected to be taxed under Subchapter S of the Code, its profits and losses (which are derived solely from the Units it holds) are passed through directly to its shareholders. Therefore, the CSC Shareholders are subject to substantially the same tax consequences as they would be if they owned Units rather than CSC Shares. The General Partner did not use the book value of the Units as a factor in determining the allocation of Holding Company Common Stock. The book value of the Units does not affect any rights received by the Unitholders, either Limited Partners or the General Partner. The book value is merely a reflection of varying purchase prices of Units over a period of time. Because the CSC Shareholders have always been treated as the beneficial owners of Units, the General Partner believes the allocation of Holding Company Common Stock is fair to the Limited Partners as well as to the CSC Shareholders. See "Allocation of Common Stock."

     In its determination that the Reorganization is fair to the Limited Partners, the General Partner considered the following risk factors associated with the Reorganization: (a) the fact that the winding up and liquidation of the Partnership will result in taxable gain or loss to any Limited Partners who do not accept the Exchange Offer; (b) the fact that the common stock of the Holding Company will be a new security and will not be publicly traded; (c) the fact that it is unable to calculate the amount of the liquidating cash distribution to any Limited Partners who do not accept the Exchange Offer; (d) the lack of dissenters rights for Limited Partners who do not accept the Exchange Offer; (e) the fact that the purchase price that the ESOT will pay for shares of the Holding Company cannot be determined until after the Reorganization is complete and an independent evaluation of the shares is obtained; and (f) the inability of a limited partner to assess his or her ownership percentage of the Holding Company prior to the Exchange Offer.

    The General Partner determined that the benefits from the Reorganization outweighed the potential risks to the Limited Partners. Although the Holding Company common stock will have no established market, the General Partner has no reason to believe that the Holding Company common stock will sell at prices any lower than the Units or CSC Shares. Regarding its inability to determine the liquidating cash distribution prior to the Exchange Offer, the General Partner will comply with the terms of the Partnership Agreement, as amended, regarding the determination of the amount of the liquidating cash distribution. The amendment to the Partnership Agreement which allows the General Partner to make such a liquidating cash distribution was approved at the annual partner's meeting of the Partnership by 98% of the outstanding Units which were voted at the meeting. Therefore, a substantial majority of the Limited Partners approved the methodology of determining the liquidating cash distribution even though the amount of the distribution cannot be ascertained prior to the Exchange Offer.

     The General Partner believes the Reorganization is fair to the Limited Partners even though the purchase price that the ESOT will pay for shares of the Holding Company cannot be determined until after the Reorganization is completed. The price will be based upon an independent evaluation of the Holding Company common stock. A shareholder not satisfied with the price may keep the shares of common stock rather than sell them to the ESOT.

    Albeit the CSC Shareholders and the Limited Partners cannot determine their percentage of ownership of the Holding Company after the Reorganization prior to making their decision to accept or reject the Exchange Offer, the Reorganization will not reduce the percentage ownership of any CSC Shareholder or Limited Partner. If some Limited Partners do not accept the Exchange
Offer, the ownership percentage of the Limited Partners and CSC Shareholders who accept the Exchange Offer will increase. Shareholders who sell up to ten percent of their shares to the ESOT may suffer some dilution if some shareholders sell a smaller percent of their shares.

     The General Partner does not believe that the Reorganization creates any conflicts between it and the Limited Partners. The General Partner will not gain any benefits that are not also gained by the Limited Partners. However, as discussed above, Management and other employees may receive a benefit from the Reorganization not received by other Limited Partners or other CSC Shareholders if the Holding Company contributes funds to the ESOP in an amount greater than the funds contributed by the Partnership to its profit sharing plan. Although Management employees may receive a benefit (the ESOT) from the Reorganization which the other Limited Partners and CSC Shareholders will not receive, the General Partner believes that the benefit to such employees will ultimately benefit all shareholders of the Holding Company through increased employee retention and loyalty. See "Risk Factors and Other Special Considerations - Conflicts of Interest."






     The rights of the shareholders of the Holding Company will be substantially the same as the rights of the Limited Partners and the CSC Shareholders. The Reorganization will not adversely change any of the following rights of the Limited Partners or CSC Shareholders:

     -   Voting Rights(1)
     -   Right to Call Special Meetings
     -   Rights upon Dissolution
     -   Derivative Action Rights
     -   Right to Inspect Books and Records
     -   Preemptive Rights
     -   Limited Liability
_______________________
     (1) However, with respect to the Holding Company, approval of the following transactions take a majority vote: the merger of the Holding Company, the sale of substantially all the assets of the Holding Company, and the amendment of the Holding Company's Articles of Incorporation. In contrast, with respect to the General Partner, the approval of the following transactions takes a two-thirds vote of all outstanding CSC Shares: the merger of the General Partner, the sale of substantially all the assets of the General Partner, and the Amendment of the General Partner's Articles of Incorporation.

See "Summary Comparison of Units and Common Stock and CSC Shares and Common Stock."

     Other than the benefit that Management could potentially receive from increased contributions to the ESOP, neither the General Partner nor Management will gain any special advantage or disadvantage from the Reorganization. The Reorganization will not materially change any of the following items relating to the General Partner or Management:

     -    Management Compensation
     -    Limited Liability of Management

     The Reorganization will not affect the business or investment plan of Corporate Systems. Corporate Systems will continue as an ongoing, reinvesting business that provides services to the property and casualty insurance industry.

     In addition to the factors set forth above which the General Partner considered for a determination of the substantive fairness of the Reorganization, the General Partner also considered the procedural fairness of the Reorganization to Limited Partners and to the CSC Shareholders. Under the Plan, each Limited Partner and CSC Shareholder is offered shares of the Holding Company, which they may either accept or not. Each CSC
Shareholder and Limited Partner may assess the fairness of the Reorganization and Exchange Offer. If any Limited Partner does not accept the Exchange Offer, he or she will receive a liquidating cash distribution from the Partnership when it is dissolved.

     In reaching the recommendations and conclusions described above, the General Partner also considered (i) the General Partner's fiduciary duties, as described under "Fiduciary Duties" below; (ii) the tax consequences described under "Certain Federal Income Tax Consequences"; and (iii) other information about the Reorganization and Corporate Systems included in this Prospectus. Because the General Partner does not believe there are any material conflicts of interest and because it believes the Reorganization is fair to the Limited Partners and CSC Shareholders and that the Reorganization is in the best interests of Corporate Systems, the General Partner did not retain an unaffiliated representative to act on behalf of the Limited Partners or CSC Shareholders for the purposes of negotiating the terms of the Reorganization.

     All of the factors listed above were considered by the General Partner as a whole in reaching its decision with respect to the overall fairness of the Reorganization. Management believes it is impractical to assign relative weights to the factors considered.

EFFECTIVE TIME.

     Provided that all the conditions for the Reorganization are fulfilled and provided that the General Partner has not terminated and abandoned the Plan for any reason, the Reorganization will become effective no later than December 31, 1996 (the "EFFECTIVE DATE"). The specific date will be determined by the General Partner.
                                      25

ISSUANCE OF CERTIFICATES.

     The Holding Company will mail to each Limited Partner and each CSC Shareholder of record a subscription agreement pursuant to which the Limited Partner or CSC Shareholder may accept the Exchange Offer. The subscribing Limited Partners and CSC Shareholders will receive certificates representing the number of shares of Holding Company Common Stock to which they are entitled pursuant to the Plan.

CONDITIONS TO THE REORGANIZATION.

     The Reorganization is conditioned upon the following events:

          (1) at the Partnership annual meeting to be held on November 16, 1996, the Limited Partners approve an amendment of the Partnership Agreement that will allow the General Partner to make liquidating distributions to the then existing Partners as follows:

               - the General Partner, as the Partner holding a substantial majority of the Units will receive the assets of the Partnership in-kind and the will assume all liabilities of the Partnership; and

               - Each Limited Partner who does not tender his or her Units to the Holding Company pursuant to the Plan will receive a liquidating cash distribution determined by the General Partner to be equal to such Limited Partner's participating percentage in the fair value of the net assets of the Partnership.

          (2) each CSC Shareholder and all or substantially all the Limited Partners accept the Exchange Offer within the Acceptance Period.

Although the General Partner has no actual knowledge that any particular Limited Partner will refuse to accept the Exchange Offer, as a practical matter a few Limited Partners may fail to exchange their Units for Holding Company Common Stock. The Plan retains to the General Partner the final approval of the Reorganization. If the General Partner determines in its sole discretion that the Reorganization is not feasible because some Limited Partners have not accepted the Exchange Offer, the General Partner may terminate and abandon the Plan. The Plan does not establish the exact number of Units which must be tendered by the Limited Partners in order for the Reorganization to be consummated. However, as a practical matter, a substantial majority of the Units must be tendered by Limited Partners in order for the Reorganization to occur. In contrast, the General Partner will not terminate or abandon the Reorganization if a few Limited Partners do not exchange their Units for Holding Company Common Stock unless the Limited Partners who do not accept the Exchange Offer own a substantial number of Units. Because the Partnership will be dissolved after the Reorganization and any Limited Partner who does not exchange his or her Units for shares of the Holding Company will receive a liquidating cash distribution equal to such Limited Partner's participating percentage in the fair value of the net assets of the Partnership, the General Partner must determine whether or not the Partnership has sufficient cash available to make the liquidating distribution to the Limited Partners who do not exchange their Units for Holding Company shares. Consummation of the Reorganization is also subject to the Registration Statement's being declared effective and all SEC and state approvals relating to the issuance of the Holding Company Shares have been issued.

TERMINATION.

     The General Partner may terminate and abandon the Reorganization at any time before the Exchange Offer is completed and the Holding

Company issues its shares of Common Stock to subscribing Unitholders. Any provision of the Plan may be waived at any time by the party that is entitled to the benefits thereof.

NO APPRAISAL RIGHTS FOR LIMITED PARTNERS WHO DO NOT ACCEPT EXCHANGE OFFER.

     Under Texas law and the terms of the Partnership Agreement, if a Limited Partner does not accept the Exchange Offer, the Limited Partner will have no appraisal, dissenters', or similar rights (i.e., the right, instead of receiving Common Stock, to seek a judicial determination of the "fair value" of the Units and to compel Corporate Systems to purchase their Units for cash in that amount), nor will such rights be voluntarily accorded to Limited Partners by Corporate Systems. Upon completion of the Reorganization, the Partnership will be dissolved by the Operating Company. Upon dissolution, the Limited Partners who did not accept the Exchange Offer will receive a liquidating cash distribution determined by the General Partner to be equal to such Limited Partner's participating percentage in the fair value of the net assets of the Partnership.

CONSEQUENCES IF REORGANIZATION IS TERMINATED.

     It is expected that if the Reorganization is terminated and abandoned for any reason, the Partnership will continue to operate as an ongoing business. No other transaction is currently being considered by the Partnership as an alternative to the Reorganization.

FIDUCIARY DUTIES.

     As a general partner of a limited partnership, the General Partner owes the Unitholders, under Texas law, the fiduciary duties of good faith, fairness and loyalty in handling the affairs of the Partnership. This fiduciary duty includes a duty to refrain from self-dealing to the advantage of the General Partner at the expense of the Partnership. The fiduciary duty of the General Partner also includes a duty to disclose to the Unitholders all material information concerning the Partnership's affairs.

     The Board of Directors of the General Partner believes that the General Partner has satisfied its fiduciary duties in connection with the Reorganization. Neither the General Partner nor the CSC Shareholders receive any advantage from the Reorganization that is not also received by the Limited Partners. See "Allocation of Common Stock."

ACCOUNTING TREATMENT.

     For financial accounting purposes, the Reorganization will be treated as a reorganization of affiliated entities, with the assets and liabilities recorded at their historical costs.

FEES AND EXPENSES.

     The Holding Company, the General Partner, and the Partnership will each pay its own legal and other costs and expenses incurred in connection with the Reorganization, whether or not the Reorganization is consummated. The following is a statement of certain estimated fees and expenses to be incurred by Corporate Systems in connection with the Reorganization:

          Securities and Exchange Commission Registration Fee           $  3,274
          Legal fees and expenses                                        140,000
          Accounting fees and expenses                                    95,000
          Printing, engraving, and mailing expenses                       35,000
          Blue Sky filing fees                                             9,699
                                                                        --------
               Total                                                    $282,973
                                                                        --------
                                                                        --------

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

INTRODUCTION.

     This section summarizes the material federal income tax consequences of general application that should be considered by CSC Shareholders and Limited Partners in light of the proposed exchanges that would occur pursuant to the Exchange Offer. The transfers of Units and CSC Shares to the Holding Company by those Limited Partners and CSC Shareholders that choose to accept the Exchange Offer, and the issuance of Holding Company Common Stock in exchange, are collectively referred to as the "Exchanges." This section does not, however, comment on all tax matters that may affect the Partnership, the General Partner, the Operating Company, the Holding Company, the CSC Shareholders, or the Limited Partners; and it does not consider various facts or limitations applicable to any particular CSC Shareholder or Limited Partner that may modify or alter the results described herein. It is not feasible to describe all of the tax consequences associated with the
Exchanges.   CONSEQUENTLY, EACH CSC SHAREHOLDER AND EACH LIMITED PARTNER
SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE EXCHANGES APPLICABLE TO HIS OR HER SPECIFIC CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL, OR OTHER TAX LAWS. No rulings have been requested from the Internal Revenue Service, and the Internal Revenue Service may disagree with some of the conclusions set forth below.

     In particular, the following discussion does not address the potential tax consequences applicable to CSC Shareholders or Limited Partners who are not citizens or residents of the United States, who are dealers in securities, CSC Shareholders who acquired their CSC Shares through stock option or stock purchase programs or other employee plans, or CSC Shareholders or Limited Partners who are subject to special treatment under the Code (such as insurance companies or tax-exempt organizations), nor any potential tax consequences applicable to the holders of stock options or warrants applicable to CSC Shares. The following summary is based on the Code, applicable Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date hereof. There can be no assurance that future legislative, judicial, or administrative changes or interpretations will not adversely affect the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Exchanges to the CSC Shareholders, the Limited Partners, the General Partner, the Operating Company, the Holding Company, and/or the Partnership. Furthermore, the following discussion addresses only certain federal income tax matters and does not consider any state, local, or foreign tax consequences of the Exchanges or other transactions described in this Registration Statement.

TAX CONSEQUENCES OF THE EXCHANGES.

     Neither the Partnership nor the General Partner has requested a ruling from the Internal Revenue Service as to the federal income tax consequences of the

Exchanges. However, the Exchanges have been structured with the intention that they will qualify as nontaxable exchanges under Section 351 of the Internal Revenue Code of 1986, as amended (the "CODE"). The management of the Partnership and the General Partner have received an opinion of Strasburger & Price, L.L.P. to the effect that the Exchanges will constitute tax-free exchanges under the Code. Such opinion is subject to certain assumptions and qualifications and is based on (i) the assumption that the Exchanges will be consummated as described in the Plan and this Registration Statement, and (ii) various representations by the managements of the Partnership, the Holding Company and the General Partner, including representations that, except for the CSC Shareholders and Limited Partners possibly accepting a future offer from the ESOT involving the purchase of up to ten percent of the outstanding shares of Holding Company Common Stock (the "ESOT Offer"), such managements know of no plan or intention by any CSC Shareholder or Limited Partner to sell or otherwise dispose of any shares of Holding Company Common Stock they receive as a result of participating in the Exchanges. Such opinion is also based on certain representations of the CSC Shareholders and Limited Partners that transfer their CSC Shares and Units, respectively, to the Holding Company in exchange for Holding Company Shares in the Exchanges, including representations by such CSC Shareholders and Limited Partners that, except for possibly accepting a future offer from the ESOT involving the purchase of up to ten percent of the outstanding shares of Holding Company Common Stock, they have no present plan or intention to sell or otherwise dispose of any shares of the Holding Company Common Stock they receive as a result of participating in the Exchanges. Such opinion of counsel is not binding on the Internal Revenue Service or the courts and will not preclude either from adopting a contrary position. The opinion of Strasburger & Price, L.L.P., together with a Certificate setting forth the representations of the managements of the Partnership, the Holding Company and the General Partner on which the opinion is based, is included in this Prospectus as Annex B.

     SUMMARY OF TAX OPINION. The following summary of certain federal income tax consequences of the Exchanges is based on the opinion of Strasburger & Price, L.L.P. This summary assumes that the CSC Shareholders and the Limited Partners hold their Shares and Units, respectively, as capital assets within the meaning of Section 1221 of the Code.

          (1) No gain or loss will be recognized by Limited Partners transferring their Units or by CSC Shareholders transferring their CSC Shares to the Holding Company solely in exchange for Holding Company Common Stock.

          (2) No gain or loss will be recognized to the Holding Company upon receipt of the Units and the CSC Shares transferred to the Holding Company in exchange for shares of Holding Company Common Stock.

          (3) The basis in the hands of the Holding Company of the assets transferred to it in exchange for shares of Holding Company Common Stock will be the same as the adjusted basis of such assets in the hands of the transferors immediately prior to the exchange.

          (4) The holding period of the assets received by the Holding Company in exchange for shares of Holding Company Common Stock will include the period in which such assets were held by the transferors immediately prior to the exchange.

          (5) The basis of the shares of Holding Company Common Stock received by each of the transferors will be the same as that transferor's basis in the assets transferred to the Holding Company in exchange for shares of Holding Company Common Stock.

          (6) The holding period of the Holding Company Common Stock to be received by each CSC Shareholder who transfers his or her CSC Shares to the Holding Company in the Exchanges will include the period such CSC Shareholder held such CSC Shares.

          (7) For purposes of determining the holding period applicable to the shares of Holding Company Common Stock to be received by a Limited Partner in exchange for the transfer of his or her Units to the Holding Company, each share of such Holding Company Common Stock will have a separated holding period. Each Limited Partner will have a holding period in such shares of Holding Company Common Stock that includes the holding period for the Units transferred, except that, with respect to each such share of Holding Company Common Stock, the holding period for the portion of such share received by the Limited Partner in exchange for his or her interest in the Ordinary Income Assets of the Partnership will begin on the day following the date of the exchange. The Ordinary Income Assets of the Partnership generally refers to the categories of assets defined in Section 751 of the Code as "unrealized receivables" and "substantially appreciated inventory." While "unrealized receivables" classically refers to a category of assets that is not applicable to an accrual basis reporting entity such as the Partnership, i.e., the receivables of a cash-basis taxpayer (generally receivables earned but not yet reported as taxable income), "unrealized receivables" also includes, among other things, recapture of depreciation under Section
     1245 and the value of certain long-term contracts with customers. While it is impossible to accurately predict the dollar value of the Ordinary Income Assets that the Partnership will have at the time of the Exchanges, the management of the Partnership believes, based on reasonable estimates, that approximately 15% of each share of Holding Company Common Stock received in exchange for Units will have a holding period that begins on the day following the date of the exchange.

          In the event a holder of shares of Holding Company Common Stock should sell any of such shares, such shareholder should recognize capital gain or loss on the transaction, assuming such shares constitute capital assets in the shareholder's hands at the time of the sale. The capital gain or loss will be long-term capital gain or loss if the shareholder has a holding period for his or her shares of more than one year, and will be short-term if the shareholder's holding period is of shorter duration.
     In the event such shares were received by the shareholder in exchange for Units as a result of participating in the Exchanges, the shareholder would have a separated holding period for the shares as described in the preceding paragraph. In such event, based on the estimate in the preceding paragraph, (i) approximately 85% of the gain or loss will be determined to be short or long-term capital gain or loss based on a holding period for such shares that includes the holding period of the Units that were exchanged for such shares, and
     (ii) approximately 15% of such gain or loss will be determined to be short or long-term capital gain or loss based on a holding period for such shares that begins on the day following the exchange of the Units for Holding Company Common Stock. As a result, if such shares should be sold within one year of the Exchanges, approximately 15% of the resulting gain or loss will constitute short-term capital gain or loss, even if the remaining 85% of the gain or loss qualifies for treatment as long-term capital gain or loss.

     OPERATIONS OF THE GENERAL PARTNER AND THE PARTNERSHIP PRIOR TO THE EXCHANGES. Each CSC Shareholder who transfers his or her Shares to the Holding Company in the Exchanges will be required to include in his or her federal income tax return for the taxable year of such CSC Shareholder in which the Exchanges are consummated the CSC Shareholder's distributive share of income, losses, deductions, and credits of the General Partner allocable to such Shares for that portion of the General Partner's taxable year preceding the consummation of the Exchanges, whether or not the CSC Shareholder receives any cash distributions with respect to such amounts. Each CSC Shareholder will receive a Schedule K-1 from the General Partner for 1996 reflecting the income and deductions allocated to him or her for the period in 1996 such CSC Shareholder owned CSC Shares.

     Similarly, each Limited Partner who transfers his or her Units to the Holding Company in the Exchanges will be required to include in his or her federal income tax return for the taxable year of such Limited Partner in which the Exchanges are consummated the Limited Partner's distributive share of income, losses, deductions, and credits of the Partnership allocable to such Units for that portion of the Partnership's taxable year preceding the consummation of the Exchanges, whether or not the Limited Partner receives any cash distributions with respect to such amounts. Each Limited Partner will receive a Schedule K-1 from the Partnership for 1996 reflecting the income and deductions allocated to him or her for the period in 1996 such Limited Partner owned Units in the Partnership.

     REPORTING REQUIREMENTS. Each CSC Shareholder and Limited Partner that receives shares of Holding Company Common Stock in the Exchanges will be required to file with his or her federal income tax return a statement that provides details relating to the property transferred to the Holding Company and the shares of Holding Company Common Stock received. The Holding Company will provide holders of its shares with information to assist them in preparing such statements.

     OWNERSHIP OF SHARES. After the Exchanges, the holders of shares of Holding Company Common Stock will be taxed only on distributions received from the Holding Company, if any. Such distributions will be taxable as dividends to the extent of any current or accumulated earnings and profits of the Holding Company and its subsidiary.

     CHANGE IN CHARACTER OF INCOME. Prior to the Reorganization, Partnership taxable income allocable to CSC Shareholders and Limited Partners that do not materially participate in the conduct of the business of the Partnership constitutes income from a passive activity. Such passive income realized by a CSC Shareholder or Limited Partner could be offset by deductions generated by other passive activities of such CSC Shareholder or Limited Partner. After the Reorganization, former CSC Shareholders and Limited Partners that hold shares of

Holding Company Common Stock will realize taxable income from such investment to the extent the Holding Company pays dividends to its shareholders. Such dividends will constitute portfolio income for tax purposes and will no longer qualify as income from a passive activity. As a general rule, dividends paid by the Holding Company cannot be offset or reduced by passive losses arising from investments in passive activities that are held by the shareholders of the Holding Company.

TAX CONSEQUENCES OF STOCK SALE TO ESOT.

     It is proposed that, upon completion of the Exchanges and the other transactions involved in the Reorganization, the Holding Company will establish an ESOP for the benefit of its employees and the employees of the Operating Company. It is further proposed that, once the ESOP is in place, the ESOT (i.e., the trust established to hold and administer the assets of the ESOP) will make an offer to each shareholder of the Holding Company to purchase up to ten percent of his or her shares of Holding Company Common Stock.

     In the event a shareholder of the Holding Company chooses to accept such offer and sell up to ten percent of his or her shares to the ESOT, the shareholder will recognize capital gain or loss on the transaction, assuming such shares of Holding Company Common Stock constitute a capital asset in the shareholder's hands at the time of the sale, equal to the difference between the amount of the sales proceeds received by the shareholder and the shareholder's tax basis for the shares of Holding Company Common Stock sold to the ESOT. The gain or loss will be long-term if the shareholder has a holding period for his or her shares of Holding Company Common Stock of more than one year and will be short-term if the shareholder's holding period is of shorter duration. See "Certain Federal Income Tax Consequences - Tax Consequences of the Exchanges -Summary of Tax Opinion," Item (6), regarding the holding period of shares of Holding Company Common Stock received in exchange for CSC Shares, and "Certain Federal Income Tax Consequences - Tax Consequences of the Exchanges - Summary of Tax Opinion," Item (7), regarding the holding period of shares of Holding Company Common Stock received in exchange for Units.

EFFECT ON REMAINING LIMITED PARTNERS.

      TERMINATION OF PARTNERSHIP. If 50 percent or more of the interests in profits and capital in any given partnership are sold or exchanged within 12 months, such partnership will be considered terminated pursuant to Section 708(b)(1)(B) of the Code. It should be anticipated that the consummation of the Exchanges will cause such a termination of the Partnership. The termination will be treated as a constructive distribution of all the assets of the Partnership to the new partners ( the nonexchanging Limited Partners and either the General Partner or its successor, the Operating Company) followed by a constructive contribution of the assets to a new partnership. As a result of the termination, the nonexchanging Limited Partners (the "Remaining Limited Partners") might suffer adverse tax consequences at the time of the termination, including the following:

           (1) If, as of the date of termination, the allocable portion of the Cash Assets of the Partnership constructively distributed to a Remaining Limited Partner exceeded his or her adjusted basis in such Limited Partner's Units, such Limited Partner would recognize gain to the extent of such excess. The Cash Assets of the Partnership generally refers to the cash of the Partnership but also includes the fair market value of certain marketable securities. While it is impossible to accurately predict the amount of Cash Assets that the Partnership will have at the time of the Exchanges, the management of the Partnership believes, based on reasonable estimates, that the Partnership will have Cash Assets of $.83 per Unit at the time of the Exchanges, which would mean that each Remaining Limited Partner would be treated as receiving a constructive distribution from the Partnership equal to $.83 per Unit as of the date of termination. In the event a Remaining Limited Partner recognizes a gain by reason of such constructive distribution, the gain would be treated as gain from the sale or exchange of the Units and constitute capital gain except to the extent of the Remaining Limited Partner's interest in the Ordinary Income Assets of the Partnership. Such gain would be taxed as ordinary income to the extent of the Remaining Limited Partner's interest in the Ordinary Income Assets of the Partnership.

           (2) The Partnership's taxable year would terminate upon the constructive termination of the Partnership, and, if a Remaining Limited Partner's taxable year were to differ from the Partnership's calendar taxable year, the termination could result in the "bunching" of more than one year of Partnership income or loss in the Remaining Limited Partner's income tax return for the taxable year in which the Partnership terminates.

     In the opinion of the General Partner, none of these potential adverse consequences is likely to have a material tax consequence on Remaining Limited Partners, especially in view of the dissolution and liquidation of the Partnership that will occur coincident with or shortly after the described termination of the Partnership.

     DISSOLUTION AND LIQUIDATION OF PARTNERSHIP. Under the Plan, the Partnership is to be dissolved and liquidated after consummation of the Exchanges. The federal income tax consequences to any Remaining Limited Partners, as a result of the dissolution and liquidation of the Partnership, will be as follows:

          (1) TAXATION OF INCOME OR LOSS OF PARTNERSHIP. As a partnership, the Partnership is not subject to federal income tax at the partnership level. Each item of income, gain, loss, deduction, and credit flows through to the Partners and is reported by them on their individual returns. Because of these flowthroughs, the Limited Partners claim partnership losses and credits on their tax returns, to the extent allowable, and are taxed on their allocable share of partnership income, even though they may not receive equivalent amounts of cash distributions from the Partnership. Until the Partnership is completely liquidated, each Remaining Limited Partner will be required to continue to include in his or her federal income tax return such Limited Partner's distributive share of income, losses, deductions, and credits of the Partnership allocable to such Limited Partner's Units, whether or not the Limited Partner receives any cash distributions with respect to such amounts.

          (2) TAX CONSEQUENCES OF LIQUIDATION OF PARTNERSHIP. When the Partnership is dissolved and liquidated, each Remaining Limited Partner will receive a distribution or distributions of cash or other property in liquidation of such Limited Partner's interest in the net assets of the Partnership.

          Limited Partners are taxed on income when it is received or realized by the Partnership under its method of accounting for tax purposes. They are not taxed on distributions of cash from the Partnership except to the extent such distributions exceed the adjusted tax basis in their Units.

          In general, any gain or loss recognized by a Remaining Limited Partner by reason of a distribution from the Partnership to such Limited Partner in connection with the dissolution and liquidation of the Partnership would be considered as gain or loss from the sale or exchange of an interest in the Partnership.

          Taxable gain will be recognized by a Remaining Limited Partner to the extent that distributions of money (which for this purpose includes the fair market value of certain marketable securities) exceeds such Limited Partner's adjusted tax basis for his or her Units. Such gain will be recognized at the time of the distribution that results in the gain recognition. The gain will be treated as gain from the sale or exchange of the Units and will constitute capital gain except to the extent of the Remaining Limited Partner's interest in the unrealized receivables (including depreciation recapture and the value of certain long-term contracts with customers) and substantially appreciated inventory, if any, of the Partnership that are not distributed in kind to such Limited Partner. Such gain will be taxed as ordinary income to the extent of the Remaining Limited Partner's interest in the unrealized receivables (including depreciation recapture and the value of certain long-term contracts with customers) and substantially appreciated inventory of the Partnership that are not distributed in kind to such Limited Partner.

          Loss would not be recognized by a Remaining Limited Partner as a result of receiving a liquidating distribution from the Partnership unless such Limited Partner receives no other property in the distribution other than money (which for this purpose includes the fair market value of certain marketable securities), unrealized receivables, or inventory. In that event, loss would be recognized only to the extent that the money and the basis to the Remaining Limited Partner of unrealized receivables and inventory received by him or her are less than such Limited Partner's adjusted tax basis for his or her Units. The loss would be treated as a loss from the sale or exchange of the Units; and if such Units constitute capital assets in the hands of the Remaining Limited Partner, the loss would constitute a capital loss.

          Generally, the tax basis to a Remaining Limited Partner of any property (other than money) distributed in kind would be equal to such Limited Partner's adjusted tax basis for his or her Units.

STATE, LOCAL, AND OTHER TAXATION.

     Neither the Partnership, the General Partner, the Operating Company, nor the Holding Company is expected to incur any significant state or local tax incident to the Exchanges. After the Exchanges, however, the Operating Company and the Holding Company will be subject to state franchise taxes and perhaps other state and local taxes to which the Partnership had not been subject. Apart from federal income taxes, no attempt has been made to determine any tax that may be imposed on a CSC Shareholder or Limited Partner by the country, state, or other jurisdiction in which he or she resides or is a citizen.

     THE FOREGOING DISCUSSION IS INTENDED ONLY TO BE A SUMMARY OF THE PRINCIPAL FEDERAL INCOME TAX CONSIDERATIONS OF THE PROPOSED EXCHANGES AND SUBSEQUENT DISSOLUTION AND LIQUIDATION OF THE PARTNERSHIP. MANAGEMENT HAS OBTAINED A TAX OPINION REGARDING THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE. HOWEVER, THE OPINION DOES NOT AND CANNOT COVER THE SPECIFIC TAX EFFECTS OF THE PROPOSED TRANSACTIONS TO EACH CSC SHAREHOLDER AND LIMITED PARTNER. EACH CSC SHAREHOLDER AND LIMITED PARTNER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO HIM OR HER OF THE PROPOSED TRANSACTIONS.

                         MARKET PRICES AND DISTRIBUTIONS

MARKET INFORMATION.

     There is not an established public trading market for the Units nor will there be for the shares of Common Stock of the Holding Company. The high and low sales price of Units traded recently are as follows:

   Quarter Ended          High               Low
   -------------          ----               ---
      3-31-93            $5.00              $5.00
      6-30-93             5.00               5.00
      9-30-93             5.00               5.00
     12-31-93             5.00               5.00
      3-31-94             5.00               4.30
      6-30-94             5.00               4.75
      9-30-94             5.00               5.00
     12-31-94             5.00               5.00
      3-31-95             5.00               5.00
      6-30-95             5.00               5.00
      9-30-95             6.00               5.00
     12-31-95             6.00               5.00
      3-31-96             7.00               4.90
      6-30-96             6.00               5.25
      9-30-96             6.00               5.00

     The price ranges listed above reflect actual trades of Units during the periods indicated.

HOLDERS.


     The number of record holders of Units is 256, this number includes counting as one the ownership of the General Partner who has 28 shareholders. There are 5,922,814 Units outstanding of which the General Partner owns 2,666,672. After the Reorganization, there will be 277 shareholders of record and 5,922,814 shares of Common Stock outstanding.


DISTRIBUTIONS.

     It has been the practice of the Partnership to distribute to the Limited Partners more cash than has been necessary for them to pay their tax liability on the Partnership's annual earnings. During the period of 1976 through 1991, the Partnership distributed approximately 88 percent of its earnings. If the loss year of 1992 is included in the totals for the period 1976 through 1992, the Partnership distributed over 100 percent of its earnings. For the three complete years since 1992 when Corporate Systems incurred a loss, the Partnership distributed approximately 15 percent of earnings in 1993, 53 percent of earnings in 1994, and 92 percent in 1995.

     After the Reorganization, Management of the Holding Company and its Board of Directors expect to provide the shareholders a return on their investment through dividends or through an increase in the value of each share of common stock, or both. As discussed in prior sections, the distributed earnings of the Holding Company will be subject to double taxation rather than the pass-through taxation of a partnership. Therefore, it is possible that shareholders may realize less income.

     It is impossible for Management to predict the level of distributions that will be paid out if Corporate Systems remains in its present limited partnership form just as it is impossible to predict the dividend payments and future value of the Common Stock once Corporate Systems has been converted into a corporation. In determining the amount of the dividends, the Board of Directors will consider the Holding Company's (and its subsidiaries) cash requirements for operations and growth, other factors relevant to the viability of the Holding Company, and applicable laws relating to the declaration and payment of dividends.

     Recent distributions to Unitholders have been as follows(1):

             Quarter Ended          Amount Per Unit
             -------------          ---------------
                3-31-93                 $0.00
                6-30-93                  0.00
                9-30-93                   .14
               12-31-93                   .12
                3-31-94                   .12
                6-30-94                   .09
                9-30-94                   .16
               12-31-94                   .16
                3-31-95                   .16
                6-30-95                   .19
                9-30-95                   .16
               12-31-95                   .13
                3-31-96                   .10
                6-30-96                   .10
                9-30-96                   .10

                SELECTED FINANCIAL INFORMATION OF THE PARTNERSHIP

The following table sets forth summary selected financial and operating information of the Partnership as of the dates and for the periods indicated (dollar amounts and number of units in thousands, except per unit data).

                                     NINE MONTHS
                                  ENDED SEPTEMBER 30                  YEAR ENDED DECEMBER 31,
                                  ------------------    -------------------------------------------
                                    1996     1995         1995     1994     1993     1992     1991
                                  -----------------     -------  -------  -------  -------  -------
RESULTS OF OPERATIONS:
 Operating revenues               $30,967   $34,546     $46,095  $39,747  $31,769  $26,363  $27,283
 Research and development, net      2,475     1,941       4,081    2,129      245      472      259
 Operating income                   3,309     4,502       4,648    5,120    4,852    1,389    2,758
 Net earnings (loss)                3,552     4,328       4,277    5,335    5,351   (4,325)   1,800
 Net earnings (loss) per:
   General partner                  1,609     1,978       1,953    2,453    2,460   (1,997)     859
   Limited partners                 1,943     2,350       2,324    2,882    2,891   (2,328)     941
 Net earnings (loss) per unit:
   General partner                   0.60      0.74        0.73     0.92     0.92    (0.75)    0.33
   Limited partners                  0.60      0.74        0.73     0.92     0.92    (0.75)    0.33
 Distributions per unit              0.30      0.51        0.67     0.49     0.14     0.09     0.34

BALANCE SHEET:
 Working capital (deficit)        $ 5,209   $ 3,437     $ 2,606  $ 2,695  $ 2,277  $(2,287) $(3,103)
 Total assets                      18,498    18,230      18,365   15,515   13,200    9,016   13,349
 Long-term obligations,
  including current maturities         32       531         118    1,575    3,310    5,092    7,036
 Total partners' equity             9,910     8,892       7,901    7,175    4,681      142    3,053
 Total number of units outstanding  5,923     5,873       5,876    5,800    5,800    5,800    5,380
 Book value per unit                 1.67      1.51        1.34     1.24     0.81     0.02     0.56



1991 units outstanding and per unit amounts have been adjusted to reflect the 4-for-1 unit split in 1992.



______________
     (1)The table reflects the distributions declared by the Partnership in the respective quarters. Once declared, the distributions were generally paid to Limited Partners in the following quarter.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     References to "fiscal" in this discussion pertain to the Partnership's fiscal years, which begin January 1 and end December 31. References to "Footnotes" pertain to footnotes to the Consolidated Financial Statements.

     The principal business of the Partnership is to provide risk information services for the property and casualty insurance industry. These services consist generally of claims administration products including data conversion, data intake, data processing, and reporting.

     The Partnership's products include a claims administration system, a workers' compensation medical bill repricing system, an incident reporting system, data conversion services, computer outsourcing services, software development project management services, a disability claims administration system, and risk information reporting.

     The Partnership's ability to generate operating revenues is dependent on the volume and timing of the signing of sales contract agreements and service deliveries during the year, which are difficult to forecast. Additionally, certain business and credit concentrations exist that could have a significant impact on the Partnership's operating revenues should adverse conditions occur. The Partnership had revenues from five customers totaling $21.6 million and four customers totaling $18.48 million during fiscal 1995 and 1994, respectively. Such revenues from significant customers represent individually over 5 percent of total operating revenues and in the aggregate approximately 47 percent and 46 percent of total operating revenues for 1995 and 1994, respectively. For the fiscal years ended 1995 and 1994, material customers representing over 10 percent of total operating revenues were The Travelers Insurance Company and ITT Hartford. At December 31, 1995 and 1994, the Partnership also had $4.56 million and $6.91 million, respectively, of unsecured trade accounts receivable due from customers that operate primarily in the insurance industry.

                              RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1995, COMPARED TO THE YEAR ENDED DECEMBER 31, 1994.

OPERATING REVENUES.

     Operating revenues for fiscal 1995 were $46.09 million compared to fiscal 1994 operating revenues of $39.75 million, an increase of 6.35 million (16 percent).

     The most significant components of the Partnership's operating revenue growth during fiscal 1995 were increases in risk management claims administration services of $2.19 million (9 percent), installations and programming of $.56 million (31 percent), special project fees of $3.55 million (41 percent) and other operating revenues of $.56 million (44 percent). Growth in risk management claims administration services was attributed to increases in the volume of risk management claims administration services, as well as the Partnership's ability to obtain several new customer contracts during fiscal 1995. The volume of medical cost management bills processed increased due to one customer catching up on its backlog during the year increasing this customer's revenue by $1.96 million over the same period in 1994. Also included in this component are revenue generated from the Partnership's teleclaim product which showed an increase of $.24 million over the same period in 1994. The increase in installations and programming revenue over the same period in 1994 mainly consists of license and set up fees generated from a new product, CS knowlEDGE, in the amount of $.23 million and an increase in programming fees of $.20 million.

     The increase in special project fees is partly due to an increase of $.22 million over the same period in 1994 due to the full ramp up in 1995 of a special operations customer obtained in 1994. Special operations customers have a full-time dedicated customer service staff and this revenue is expected to be ongoing in future years. Also included in special project fees are revenues that are one-time in nature and are expected to fluctuate from year to year. From time to time, the Partnership may be requested to assist a current customer or may be contracted by a noncustomer to develop a set of software programs designed specifically for that entity and within the scope of the Partnership's expertise. The Partnership receives these project requests and secures the business on an ad hoc basis and does not anticipate revenues from this source in its annual planning process. For the year ended December 31, 1995, revenue generated from these contracts was $3.27 million compared to $2.11 million during the same period in 1994. Offsetting these increases in revenue was a decrease in computer access and equipment rental fees of $.52 million (13 percent) due to competitive considerations and certain contract price concessions given to customers, as well as customers purchasing stand-alone systems and terminating existing service agreements with the Partnership.

     The Partnership expects continuing operating revenue growth across most service lines due to new product development, increased marketing of existing services, and upgrades of current systems technology. At December 31, 1995, the Partnership was operating with a revenue backlog of approximately $.94 million.

OPERATING EXPENSES.

     Operating Expenses increased $6.82 million (20 percent) in fiscal 1995 as compared to fiscal 1994. As a percent of operating revenues, operating expenses increased for fiscal 1995 as compared to fiscal 1994 to approximately 90 percent from 87 percent.

     Additional increases in operating expenses are primarily related to new product development, which includes research and development and product development performed under contracts for others. When the effects of new product development activity is removed from both years, operating income as a percent of revenue increased to 21 percent for fiscal 1995 as compared to 19 percent for fiscal 1994.

     Research and development expenditures, net of amounts reimbursed by customers, for the year ended December 31, 1995 and 1994, were $4.08 million and $2.13 million, respectively. The total amount of new product development expenditures, which includes development performed under contracts for others, research and development expenditures, and other development costs, totaled $7.71 million and $4.18 million in fiscal 1995 and 1994, respectively. The increase in new product development expenses is in support of the Partnership's new and existing product development initiatives. New product development costs are expensed as incurred and are reflected primarily as components of cost of services in the financial statements. The following table sets forth the amounts related to new product development included in the financial statements under the following captions:

                                        For Year Ended       For Year Ended
                                       December 31, 1995    December 31, 1994
                                       -----------------    -----------------
     OPERATING REVENUES
     Research and Development              $1,500,000          $  206,083
     Product development performed
        under contract for others           1,767,441           1,906,962
                                           ----------          ----------
          SPECIAL PROJECT FEES              3,267,441           2,113,045
                                           ----------          ----------
     OPERATING EXPENSES
     Research and development               5,581,390           2,334,613
     Product development performed
        under contract for others           1,841,332           1,616,884
     Other development costs                  285,480             230,516
                                           ----------          ----------
          COST OF SERVICES                  7,708,202           4,182,013
                                           ----------          ----------

          NET NEW PRODUCT DEVELOPMENT      $4,440,761          $2,068,968
                                           ----------          ----------
                                           ----------          ----------

     Excluding the increases in new product development costs, cost of services increased $2.84 million (11 percent) in 1995 over 1994. This increase is primarily due to increases in the volume of services provided to customers which required the Partnership to employ additional people increasing salary and benefit expense by $.86 million (7 percent), contract temporary workers increasing expense by $.48 million (120 percent) and enter into various new computer and equipment contracts increasing cost by $1.94 million (31 percent). The new computer and equipment contracts were necessary to allow the Partnership to keep pace with changing technology and business growth.

     Selling, general and administrative expenses increased $.46 million (8 percent) in 1995 over 1994. This increase is mainly attributable to increases in salaries and wages of $.23 million and deferred compensation of $.38 million in 1995 over 1994. An overall $.15 million decrease was realized in the other components of general and administrative expense that includes depreciation, materials and supplies, travel and other expenses.

NET EARNINGS.

     Partnership net earnings for fiscal 1995 decreased from fiscal 1994 by $1.06 million ($.19 per Unit). The revenue increase of $6.35 million was reduced primarily due to planned increases in product development ($3.53 million), upgrades in technology tools used by employees ($1.9 million), and recognition of the cumulative effect of the change in accounting for postretirement benefits ($.59 million).

YEAR ENDED DECEMBER 31, 1994, COMPARED TO THE YEAR ENDED DECEMBER 31, 1993.

OPERATING REVENUES.

     Operating revenues for fiscal 1994 were $39.75 million compared to fiscal 1993 operating revenues of $31.77 million, an increase of $7.98 million (25 percent).

     The most significant components of the Partnership's operating revenue growth during fiscal 1994 were increases in risk management claims administration services and special project fees of $4.33 million (22 percent) and $3.56 million (70 percent), respectively. Growth in these specific revenue components was attributed to increases in the volume of risk management claims administration services, as well as the Partnership's ability to obtain several new significant customer contracts in both revenue components during fiscal 1994. Risk management claims administration services increase is primarily due to a $4.7 million increase in medical claims management processing revenue over the amount earned in fiscal 1993. Special project fees increase is primarily due to increases in claims processing by special operations customers. Offsetting these increases in revenue was a decrease in computer access and equipment rental fees of $.41 million due to competitive considerations and certain contract price concessions given to customers, as well as customers purchasing stand-alone systems and terminating existing service agreements with the Partnership.

     The Partnership had revenues from four customers totaling $18.48 million and three customers totaling $11.45 million during fiscal 1994 and 1993, respectively. Such revenues from significant customers represent individually over 5 percent of total operating revenues and in the aggregate approximately 46 percent and 36 percent of total operating revenues for 1994 and 1993 respectively. For the fiscal year ended 1994, material customers representing over 10 percent of total operating revenues were The Travelers Insurance Company and ITT Hartford. For the fiscal year ended 1993, material customers representing over 10 percent of total operating revenues were The Travelers Insurance Company, ITT Hartford, and AEtna Casualty & Surety. At December 31, 1994 and 1993, the Partnership also had $6.91 million and $2.48 million, respectively, of unsecured trade accounts receivable due from customers that operate primarily in the insurance industry.

OPERATING EXPENSES.

     Operating expenses increased $7.71 million (29 percent) in fiscal 1994 as compared to fiscal 1993. However, as a percent of operating revenues, operating expenses remained relatively consistent with only a slight increase for fiscal 1994 as compared to fiscal 1993 at approximately 87 percent and 85 percent, respectively.

     The additional increase in operating expense is related primarily to new product development, which includes research and development and product development performed under contracts for others. When the effects of new product development activity is removed from both years, operating income as a percent of revenue increased to 19 percent for fiscal 1994 as compared to 16 percent for fiscal 1993.

     Research and development expenditures, net of amounts reimbursed by customers, for the year ended December 31, 1994 and 1993, were $2.13 million and $.25 million, respectively. The total amount of new product development expenditures, which includes development performed under contracts for others, research and development expenditures, and other development costs, totaled $4.18 million and $.34 million in fiscal 1994 and 1993, respectively. The increase in new product development expenses is in support of the Partnership's new and existing product development initiatives. New product development costs are expensed as incurred and are reflected as components of cost of services in the financial statements. The following table sets forth the amounts related to new product development included in the financial statements under the following captions:

                                        For Year Ended          For Year Ended
                                       December 31, 1994      December 31, 1993
                                       -----------------      -----------------
     OPERATING REVENUES
     Research and development              $  206,083             $      -
     Product development performed under
        contract for others                 1,906,962                    -
                                           ----------             --------
          SPECIAL PROJECT FEES              2,113,045                    -
                                           ----------             --------
     OPERATING AND EXPENSES
     Research and development               2,334,613              245,000
     Product development performed under
        contract for others                 1,616,884                    -
     Other development costs                  230,516               90,734
                                           ----------             --------
          COST OF SERVICES                  4,182,013             $335,734
                                           ----------             --------
          NET NEW PRODUCT DEVELOPMENT      $2,068,968             $335,734
                                           ----------             --------
                                           ----------             --------

     Excluding the increases in new product development costs, operating expenses increased $3.86 million in 1994 over 1993. This increase is primarily due to increases in the volume of services provided to customers, which prompted the Partnership to employ additional people and includes the addition of management personnel and other service related people that increased salaries and benefits $2.3 million in 1994 over the same period in 1993. Additionally, as a result of increased service volume, the Partnership entered into various new computer and equipment contracts, which increased expense by $.69 million in 1994 over 1993.

OTHER INCOME (EXPENSE).

     The decrease in other income for fiscal 1994 is primarily due to the final dissolution of Genesys Cost Management Systems, Inc. ("GENESYS"), a former affiliate. In 1991, the Partnership acquired 49.5 percent of the outstanding common stock of Genesys and entered into a stockholders' agreement with Genesys and the majority stockholder, Focus Healthcare Management, Inc. ("FOCUS "). Prior to the acquisition of the stock of
Genesys, Corporate Systems, and Focus were unaffiliated.   Prior to Genesys'
final dissolution in 1993, Genesys was able to generate cash flows and make collections from customers in excess of that formerly estimated by the Partnership. Also, the Partnership's actual obligations and liabilities related to Genesys were less than originally estimated. Accordingly, during fiscal 1993, the Partnership recognized income of $.73 million which included collections of accounts receivable previously written off and reversals of certain accrued liabilities. Currently, Focus is a customer of the Partnership.

NET EARNINGS.

   Partnership net earnings remained relatively flat for fiscal 1994 and 1993 at $5.33 million ($.92 per unit) and $5.35 million ($.92 per unit), respectively. This is primarily due to planned increases in product development, upgrades in technology tools used by employees, and additions of staff to support the increased revenues.

NINE MONTHS ENDED SEPTMEBER 30, 1996, COMPARED TO THE NINE MONTHS ENDED SEPTMEBER 30, 1995.

OPERATING REVENUES

     Operating revenues for the nine-month period ended September 30, 1996, decreased $3.58 million (10 percent) over the same period in 1995.

     Risk management claims administration services revenue decreased $1.32 million (7 percent) from 1995 to 1996. The main components of risk management claims administration services revenue are medical claims management processing fees, claims administration service fees, teleclaim fees, and risk management reporting service fees. Medical claims management processing fees decreased $.94 million in 1996 compared to the same nine month period in 1995. This decrease is mainly due to additional revenue totaling $.79 million generated during the nine month period ended September 30, 1995 by one customer that increased its volume of claims to catch up on its backlog. Another component of risk management claims administration services decreased was claims administration service fees by $.56 million in 1996 over the same period in 1995 due to continued competitive considerations and certain contract price concessions given to customers purchasing stand-alone systems and terminating existing service agreements with the Partnership.

     During the nine-month period ended September 30, 1996, installations and programming revenue were up $.50 million (29 percent) from the same period in 1995 partly due to new sales to the Partnership's existing customers of a new product, CS knowlEDGE that increased the total by $.18 million. Programming reimbursements and file construction fees also increased over 1995 by $.24 million. The remainder of the increase is due to license fees generated from sales of products ($.08 million).

     Computer access and equipment rental fees revenue declined $.35 million (13 percent) due to continued competitive considerations and certain contract price concessions given to customers, as well as customers purchasing stand-alone systems and terminating existing service agreements with the Partnership.

     Special project fees revenue decreased $2.75 million (28 percent) mainly due to the near completion of a one-time project in 1996 of product development performed under a contract for a customer which was in progress throughout 1995. This project produced $.38 million and $1.46 million of revenue for the nine month periods ended September 30, 1996 and 1995, respectively, which accounts for a decrease of $1.08 million. Another one-time project generated $1.5 million of revenue for the Partnership's research and development efforts on the teleclaim product during the nine month period ended September 30, 1995.

     Other operating revenue increased $.34 million (26 percent) due to an increase from reimbursed time ($.18 million) and software support from the Partnership's Prism products ($.25 million) for the nine month period ended September 30, 1996 over the nine month period ended September 30, 1995.

     The Partnership had revenues from four customers in 1996 and 1995 totaling $16.53 million and $15.83 million during the nine month periods ended September 30, 1996 and 1995, respectively. Such revenues from significant customers represent individually over 5 percent of total operating revenues and in the aggregate approximate 53 percent and 46 percent of total operating revenues during the periods ended September 30, 1996 and 1995, respectively. For the nine month periods ended September 30, 1996 and 1995, material customers representing over 10 percent of total operating revenues were Travelers, American International Group Technical Services, and ITT Hartford. At September 30, 1996 and 1995, the Partnership also had $3.30 million and $4.23 million, respectively, of unsecured trade accounts receivable due from customers which operate primarily in the insurance industry.

     At September 30, 1996 the Partnership was operating with a revenue backlog of approximately $.63 million.

OPERATING EXPENSES

     Operating expenses decreased $2.39 million (8 percent) in the nine month period ended September 30, 1996 as compared to the nine month period ended September 30, 1995. However, as a percent of operating revenues, operating expenses showed an increase in 1996 compared to the same period in 1995 at approximately 89 percent and 87 percent, respectively.

     Within the components of operating expenses there was a shift of expense from cost of services to selling, general, and administrative expense. Selling, general, and administrative expense increased 13 percent and cost of services decreased 12 percent for the nine month period ended September 30, 1996 when compared to the nine month period ended September 30, 1995. Cost of services as a percent of revenues was 71 percent and 72 percent for the nine month periods ended September 30, 1996 and 1995, respectively.

     Cost of services includes new product development which is defined as research and development, product development performed under contracts for others and other development efforts. Net research and development expenditures for the nine month periods ended September 30, 1996 and 1995, were $2.48 million and $1.94 million, respectively. The net new product development expense totaled $2.75 million and $2.16 million for the nine month periods ended September 30, 1996 and 1995, respectively. The increase in new product development expenses is in support of the Partnership's new and existing product development initiatives. New product development costs are expensed as incurred and are reflected as components of costs of services in the financial statements. The following table sets forth the amounts related to new product development included in the financial statements under the following captions:

                                        FOR PERIOD ENDED      FOR PERIOD ENDED
                                       SEPTEMBER 30, 1996    SEPTEMBER 30, 1995
                                       ------------------    ------------------
         OPERATING REVENUES
         Research and development          $       --              1,500,000
         Product development performed
          under contract for others           384,000              1,456,000
                                           ----------              ---------
           SPECIAL PROJECT FEES               384,000              2,956,000
                                           ----------              ---------
         OPERATING EXPENSES
         Research and development           2,475,040              3,441,640
         Product development performed
          under contract for others           293,544              1,461,678
         Other development costs              370,026                215,595
                                           ----------              ---------
           COST OF SERVICES                 3,138,610              5,118,913
                                           ----------              ---------
           NET NEW PRODUCT DEVELOPMENT     $2,754,610              2,162,913
                                           ----------              ---------
                                           ----------              ---------

     When the effects of new product development are removed from cost of services, cost of services decreased $1.08 million (5 percent). Permanent employees were hired in the nine month period ended in 1996 which decreased temporary salaries by $.46 million over the same nine month period ended in 1995. Most other expense categories decreased during the nine month period ended September 30, 1996 as compared to the same period ended in 1995; computer and other equipment expense ($.45 million) due to the expiration of leases, depreciation expense ($.14 million) due to fully depreciating assets, and travel ($.08 million).

     Selling, general, and administrative expenses increased $.68 million (13 percent) in the nine month period ended September 30, 1996, over the same period in 1995. The increase can mainly be attributed to increased costs incurred for professional fees ($.47 million) related to internal restructuring, legal and accounting costs related to the legal form of the organization, and consulting services for quality improvements. The new customer service building increased depreciation expense for the nine month period ended September 30, 1996 over the same period in 1995 by $.24 million.

                         LIQUIDITY AND CAPITAL RESOURCES

DECEMBER 31, 1995, COMPARED TO DECEMBER 31, 1994.

     Cash and cash equivalents increased from December 31, 1994, to December 31, 1995, by approximately $.99 million. The current ratio decreased from
1.34 at December 31, 1994 to 1.28 at December 31, 1995, primarily due to increases in debt from the interim construction loan, which is reflected as a current liability until permanent financing is obtained.

     Net cash provided by operating activities was $5.33 million for the year ended December 31, 1995, as compared to $5.69 million for the year ended December 31, 1994. Cash received from customers increased $10.18 million, which was offset by an increase in cash paid to suppliers and employees of $10.53 million.

     There was only a slight decrease in accounts receivable at December 31, 1995 to $6.79 million from $6.92 million at December 31, 1994. Accounts receivable turnover remained fairly consistent at 54 days and 51 days at December 31, 1995 and 1994, respectively. An analysis of the aging of the accounts receivable indicates a reduction in the percentage of accounts receivable over 60 days or more past due to 7.1 percent from 14.1 percent at December 31, 1995 and 1994, respectively.

     The allowance for doubtful accounts decreased $.40 during the year ended December 31, 1995. Such decrease was mainly attributed to the removal of a specific reserve totaling $.37 million on an account receivable that was fully collected subsequent to December 31, 1994.

     During the year ended December 31, 1995, the Partnership expended $3.62 million for property, plant, and equipment, which were financed by an interim construction loan. Additionally, the Partnership paid $3.00 million in distributions to partners and made principal payments on debt and capital lease obligations of $1.46 million, which were financed by internally generated funds. The Partnership expects to spend approximately $1 million on capitalizable items in 1996. These expenditures will be for replacement of, upgrades to, and expansion of equipment and software necessary to support the Partnership's business.

     During November 1994, the Partnership obtained a secured $3,145,000 interim construction loan commitment from a bank to acquire, construct, and renovate certain facilities. At December 31, 1995, $2,668,088 was advanced under the interim construction loan. The interim construction loan requires monthly payments of interest at the bank's prime rate or 8.5 percent at December 31, 1995. The interim construction loan originally matured on March 31, 1996; however, it was subsequently extended until December 31, 1996. Additionally, the Partnership is required to maintain a compensating balance on deposit at the bank equal to 20 percent of the outstanding interim construction loan balance.

     The Partnership currently has commitments from the bank and the Amarillo Economic Development Corporation ("AEDC") to convert the interim construction loan into long term debt upon maturity. Such long term debt is expected to be amortized over a ten year period at the bank's prime rate. The portion of the debt financed by the AEDC, approximately $1,400,000 is expected to have a provision that allows for the refunding of all or a portion of the interest paid if the Partnership maintains certain employment levels.

     At December 31, 1994, the Partnership had the ability to borrow $.5 million and $.4 million, under certain separate existing bank revolving line of credit agreements. The Partnership had no advances on the lines of credit at December 31, 1994 or 1993. At December 31, 1995, the line of credit agreements had expired. The bank has indicated its willingness to provide the Partnership lines of credit as necessary.

     The Partnership has several noncancelable operating leases primarily for equipment and office space that expire over the next four years. The Partnership has several operating leases for certain computer equipment that require monthly rental payments that are charged to operations as incurred. Future minimum lease payments at December 31, 1995, under noncancelable operating leases for fiscal 1996, 1997, 1998 and 1999 are $3.72 million, $2.33 million, $1.58 million, and $.04 million, respectively.

     During 1995, the Partnership terminated an operating lease on certain computer equipment prior to the expiration of such lease. The early termination resulted in the Partnership's recognizing a loss of approximately $670,000, which represents the Partnership's remaining obligation on the lease at the date of termination. Additionally, the Partnership entered into a new lease for similar computer equipment and received an incentive from the new lessor totaling $615,000. The incentive has been reflected as a liability in the consolidated balance sheet at December 31, 1995, and will be amortized over the three year lease term, which begins in January 1996. Although a loss was recognized in 1995 as a result of this transaction, Management believes the economic benefits that will be realized in subsequent years under the new lease due to reduced obligations will exceed the loss realized 1995.

     During 1995 and 1994, net research and development costs were approximately $4.08 million and $2.13 million, respectively. Due to the nature of the Partnership's business, research and development costs may continue to increase in the foreseeable future. Research and development costs have historically been funded from internally generated funds. In the future, it is expected that these costs will be funded from internally generated funds, and possibly through borrowings and/or outside capital.

DECEMBER 31, 1994 COMPARED TO DECEMBER 31, 1993.

     Cash and cash equivalents decreased from $5.03 million at December 31, 1993 to $3.35 million at December 31, 1994. The decrease was primarily due to capital expenditures, debt reductions and distributions to partners as discussed below. The current ratio increased from 1.32 at December 31, 1993, to 1.34 at December 31, 1994.

     Accounts receivable increased to $4.16 million at December 31, 1994 from $2.81 million at December 31, 1993. Accounts receivable turnover slowed as a result of such increase to 51 days from 40 days at December 31, 1994 and 1993, respectively. An analysis of the aging of the accounts receivable reflected an increase in the percentage of accounts receivable past due 60 days or more to 14.1% from 7.1% at December 31, 1995 and 1994, respectively. Such increase is primarily attributed to one individual account having a balance of approximately $.37 million being past due in excess of 60 days. Such account was fully collected during 1995.

     During fiscal 1994, the Partnership expended $2.82 million for property, plant, and equipment and paid $2.84 million in distributions to partners.

Additionally, the Partnership made principal payments on debt and capital lease obligations of $1.71 million in 1994. These transactions were financed from internally generated funds.

     Net cash provided by operating activities was $5.69 million in fiscal 1994 as compared to $7.35 million in fiscal 1993. The decrease of $1.65 million in fiscal 1994 to 1993 was primarily due to an increase in trade accounts receivable of $3.42 million partially offset by increases in certain liability accounts. The increase in trade accounts receivable and certain liability accounts is primarily due to the growth in revenues in fiscal 1994.

     During 1994 and 1993, research and development costs were approximately $2.13 million and $.25 million, respectively. Due to the nature of the Partnership's business, research and development costs may continue to increase in the foreseeable future. Research and development costs have historically been funded from internally generated funds. In the future, it is expected that these costs will be funded from internally generated funds, and possibly through borrowings and/or outside capital.


SEPTEMBER 30, 1996, COMPARED TO DECEMBER 31, 1995.

     Cash and cash equivalents increased from December 31, 1995, to September 30, 1996, by approximately $1.15 million. The current ratio increased from
1.28 at December 31, 1995, to 1.69 at September 30, 1996, primarily due to decreases in current liabilities.

     Net cash provided by operating activities was $4.38 million for the nine month period ended September 30, 1996. In addition to earnings, $1.58 million in cash was provided by collections of trade accounts receivable, which was offset by payment of $2 million in cash for accounts payable and accrued expenses.

     Accounts receivable decreased $1.25 million at September 30, 1996 from $6.78 million at December 31, 1995. The turnover of accounts receivable remained level at 54 days at September 30, 1996 and December 31, 1995. An analysis of the aging of the accounts receivable at September 30, 1996 revealed little fluctuation in the percentage of accounts past due more than 60 days from that reflected at December 31, 1995.

     During the nine month period ended September 30, 1996, the Partnership expended $.67 million for property, plant, and equipment. Additionally, the Partnership paid $2.72 million in distributions to Partners and made principal payments on capital lease obligations of $.09 million. These transactions were financed with internally generated funds.

     The Partnership has several noncancellable operating leases primarily for equipment and office space that expire over the next four years. The Partnership has several operating leases for certain computer equipment that require monthly rental payments that are charged to operations as incurred.

     During the nine month periods ended September 30, 1996 and 1995, research and development costs were approximately $2.48 million and $1.94 million, respectively. Due to the nature of the Partnership's business, research, and development costs may continue to increase in the foreseeable future. Research and development costs have historically been funded from internally generated funds. In the future it is expected that these costs will be funded from internally generated funds and possibly through borrowing and/or outside capital.

                            ACCOUNTING PRONOUNCEMENTS

     The Partnership sponsors a health care plan for substantially all retirees and employees. Effective January 1, 1995, the Partnership adopted SFAS No. 106, EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS (Statement 106), which established a new accounting standard for the cost of retiree health care and other postretirement benefits. The Partnership's obligation under the plan using the accounting method prescribed by Statement 106 was $.59 million for the transition obligation, recorded effective January 1, 1995, and $.08 million for the net periodic cost recorded for the year ended December 31, 1995. The Partnership recognized the entire transition obligation as a cumulative effect of change in accounting in 1995.

     In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR THE LONG-LIVED ASSETS TO BE DISPOSED OF (Statement 121), effective for fiscal years beginning after December 15, 1995. Statement 121 requires that long-lived assets be reviewed for impairment by estimating future cash flows expected to result from the use of the asset and its eventual disposition.
If the sum of the expected future cash flows is less than the carrying amount of the asset, an impairment loss is recognized. The Partnership implemented Statement 121 on January 1, 1996; however, there was no material impact on the consolidated financial statements as a result of such implementation.

    In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, ACCOUNTING FOR STOCK BASED COMPENSATION (Statement 123), which encourages, but does not require, a method of accounting for employee equity based awards which results in compensation expense being recognized when awards are granted based on their fair value. Entities which elect not to adopt the new method for the financial statements are required to disclose in the notes to the financial statements the pro forma effect on net income as if the fair value method of accounting had been applied.
The Partnership will continue to account for the equity-based awards using the requirements of Accounting Principles Board Opinion No. 25,
ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and will provide the required fair value disclosures in the notes to the consolidated financial statements. Statement 123 is effective for fiscal years beginning after December 15, 1995.

                               EFFECT OF INFLATION

     The Partnership's revenues are derived from the sales of products and services that generally can be adjusted due to the effects of inflation.

                                  OTHER MATTERS

     See the discussion of Contingencies in the Footnote No. 9 to the 1995 Consolidated Financial Statements.

                   Remainder of page intentionally left blank

                             BUSINESS AND PROPERTIES

BACKGROUND.

     The principal products and services currently offered by Corporate Systems were originally developed in 1967 by Ordway-Saunders Company, an insurance agency in Amarillo, Texas. Guyon Saunders, founder of Corporate Systems and a partner in Ordway-Saunders Company, developed a concept of managing insurance programs for large organizations through the use of claim and premium data that modeled the sources, causes, and costs of all types of claims within the insured organization. Using early computer programs that captured claims and premium data, Ordway-Saunders Company developed the concept called Computer Claims Control. In the fall of 1967, Ordway-Saunders Company began offering Computer Claims Control to other agents and brokers. The concept of Computer Claims Control expanded when large insurance companies began consolidating their internal safety, insurance, and claim management teams into risk management departments. These departments used Computer Claims Control for consolidating and managing information for accounting and decision-making purposes and for communications to operating divisions.

     During August of 1968, Ordway-Saunders Company formed a new corporation, Management Information Systems, Inc., in order to more fully develop and deliver the Computer Claims Control system and other computer services. In April 1976, Management Information Systems, Inc. was converted into its present partnership form. Because operating profits exceeded the capital requirements of Management Information Systems, Inc., the Board of Directors of the corporation determined that a change in corporation structure to a limited partnership would provide a more effective means of distributing income to the shareholders. The shareholders of Management Information Systems, Inc. voted to convert the corporation into a limited partnership and to change the name to Corporate Systems, Ltd.

THE PARTNERSHIP AND THE HOLDING COMPANY.

     THE PARTNERSHIP. Currently, Corporate Systems operates as a limited partnership. The Partnership was formed in 1976 and exists under the Texas Revised Partnership Act. Its General Partner is CSC General Partner, Inc., a Texas corporation. Ownership of the Partnership is composed of one class of partnership interest, divided into Units. Each Unit entitles the holder to share in the profits, losses, distributions, and rights in the event of liquidation. Currently, there are 5,922,814 Units outstanding. The General Partner holds 2,666,672 of the outstanding Units. The remaining 3,256,142 Units are divided between 255 Limited Partners.

     The General Partner has issued one share of common stock for each Unit it holds. Because the General Partner has elected to be taxed under Subchapter S of the Internal Revenue Code, its profits and losses are passed through to its shareholders so that they are subject to substantially the same income tax consequences as they would if they held Units instead of CSC Shares. Therefore, for purposes of determining percentage ownership and control of the Partnership, each holder of a General Partner Share is deemed to be the beneficial holder of one Unit.

     THE HOLDING COMPANY. The Holding Company was formed to become the Partnership's corporate successor and has nominal assets at present. The Holding Company's Articles of Incorporation authorize one class of common stock. It has not taken any substantial action since its incorporation on August 7, 1996, other than in connection with the plan of converting the Partnership into corporate form.

GENERAL BUSINESS.

     The principal business of Corporate Systems is to provide the infrastructure for a variety of automated products and services directed toward the property/casualty, workers compensation and disability insurance industry. These services fall into the following core competencies: data collection, information management and knowledge reporting.

     Data collection includes the ability to reconstruct, consolidate, and validate all forms of risk management data including incidents, claims, premiums, policies, exposure base (payroll, man hours, revenues, milage driven, etc.) and properties. This data is provided from diverse sources such as insurers, state funds, claims administrators, corporations, and governmental entities.

     Information management includes the processing of risk data via claims administration systems, retrospective medical review, litigation tracking, and check processing for workers compensation, liability, property, marine, crime and disability claims.

     Knowledge reporting provides a risk data warehouse and facilities to communicate risk information to insurance companies, insurance agents and brokers, corporations, claims administrators and governmental entities. Services include a batch reporting facility, report writing and risk management problem solving tools.

     Corporate Systems provides these core products and services primarily through leasing online systems via a remote computing facility located in Amarillo, Texas and secondarily by licensing software operating in the client's offices. Trained customer service teams located in Amarillo, Texas and Lisle, Illinois provide documentation, implementation, training and ongoing consulting for the client base.

     Corporate Systems has approximately 435 employees with its principal office in Amarillo, Texas and a branch service office in Lisle, Illinois.

MATERIAL CUSTOMERS.

      Corporate Systems had revenues from five customers totaling $21.6 million and four customers totaling $18.48 million during fiscal 1995 and 1994, respectively. Such revenues from significant customers represent individually over 5 percent of total operating revenues and in the aggregate approximately 47 and 46 percent of total operating revenues for 1995 and 1994, respectively.
For the years ended 1995 and 1994, material customers representing over 10 percent of total operating revenues were The Travelers Insurance Company and ITT Hartford. At December 31, 1995 and 1994, the Partnership also had $4.56 million and $6.91 million, respectively, of unsecured trade accounts receivable due from customers which operate primarily in the insurance industry.

RESEARCH AND DEVELOPMENT.

     As with most information businesses that offer services dependent on computer software, research and development is a significant expense for Corporate Systems. Research and development expenditures, net of amounts reimbursed by customers, for the year ended December 31, 1995 and 1994, were $4.08 million and $2.13 million, respectively. The total amount of new product development expenditures, which includes development performed under contracts for others, research and development, and other development costs, totaled $7.71 million and $4.18 million in fiscal 1995 and 1994, respectively. The increase in new product development expenses is in support of the Partnership's new and existing product development initiatives. For more information regarding research and development see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

BUSINESS PLAN.

     Whether or not the Reorganization is consummated, Corporate Systems plans to continue pursuing its principal business strategy of providing risk information services for the property and casualty insurance industry.

COMPETITION.

     The business of providing risk information services to the insurance industry is developing into a highly competitive industry. Other companies provide products similar to the products offered by Corporate Systems. Corporate Systems actively competes with these other companies. Management believes that Corporate Systems' competitive position is affected by, among other things, price, contract terms, and quality of its products and service. Although there is no published data regarding Corporate Systems' competitor's market shares, Corporate Systems believes its major competitors include: Risk Sciences Group, Dorn Technology Group, Inc., David Corporation, and Pyramid Services.

PROPERTIES.

     Corporate Systems owns three buildings located at its principal place of business in Amarillo, Texas. The two original buildings have a total of 48,037 square feet. In 1995, Corporate Systems completed construction of a new building of 26,000 square feet, which is used as office space for its customer service division.

     In Lisle, Illinois, Corporate Systems leases 12,553 square feet of the Lisle Executive Center, which is used as an office for its midwest region division.

                                LEGAL PROCEEDINGS

THE PARTNERSHIP.

     The Partnership has only one material legal proceeding, which is currently pending in the 353rd Judicial District Court of Travis County, Texas. The suit was filed February 22, 1993, and is docketed as No. 92-02133 under the name of TEXAS ASSOCIATION OF SCHOOL BOARDS WORKER'S COMPENSATION SELF-INSURANCE FUND, EL PASO ISD, IRVING ISD, HICO ISD, AND ARANSAS PASS ISD, ON BEHALF OF THEMSELVES AND ALL OTHER PAST AND PRESENT MEMBERS OF THE FUND V. EMPLOYERS CASUALTY COMPANY, PHILIP M. MATHIS, AS CONSERVATOR OF THE TEXAS DEPARTMENT OF INSURANCE, EMPLOYERS NATIONAL RISK MANAGEMENT SERVICES, INC., HAVIS WAYNE DORTCH, GENESYS COST MANAGEMENT SYSTEMS, INC., CORPORATE SYSTEMS, LTD., AND FOCUS HEALTHCARE MANAGEMENT SYSTEMS, INC.

     The Texas Association of School Boards Workers' Compensation Self-Insurance Fund (the "FUND") is composed of a group of school districts in Texas that arranged for their employees to have workers' compensation coverage by being self-insured. The individual school districts named in the suit were members of the Fund. The Fund contracted with Employers Casualty Company to handle the workers' compensation claims that were filed by the employees of the Fund's member school districts. As part of the process, Genesys Cost Management Systems, Inc. was retained to process the medical bills through Corporate Systems' "CS Managed Care Plus" computer software system.

     The plaintiffs in the suit have alleged that Corporate Systems misrepresented the quality and character of the medical cost containments they were to provide or failed to provide quality medical cost containment services, or both. The plaintiffs are seeking $10,000,000 from Corporate Systems. Additionally, plaintiffs have asserted that Corporate Systems violated the Texas Deceptive

Trade Practices Act and seek three times their actual damages as provided by the Act. Plaintiffs further seek exemplary damages in an unspecified amount. Corporate Systems has retained counsel separate from the other defendants.

     The suit has been certified as a class action. In addition, all claims against Havis Wayne Dortch and Employers National Risk Management Services, Inc. have been dismissed with prejudice pursuant to a compromise settlement agreement with the plaintiffs.

     At the present time no trial date has been set. The Partnership denies the allegations and intends to vigorously defend this action. Also, the Partnership believes it has insurance coverage (in the amount of up to $5,000,000) for a part of the damages, if any. Its insurer, St. Paul Fire and Marine Insurance Company, is proceeding with the defense of the suit. However, St. Paul has expressly reserved its right to deny coverage under the
terms of the policy.   Management believes that the resolution of this suit
will not have a materially adverse effect on the Partnership's financial position.

     A change into corporate form from a limited partnership will not affect, either beneficially or adversely, the liability of Corporate Systems if the plaintiff prevailed in the suit and a judgment entered against Corporate Systems. Management is not a party to the suit and has no individual liability for any judgments entered against the Partnership. In regards to the suit, Management will not gain any benefit from the Reorganization.

                MANAGEMENT - BEFORE AND AFTER THE REORGANIZATION

BEFORE THE REORGANIZATION - MANAGEMENT OF THE PARTNERSHIP.

     The Board of Directors of CSC General Partner, Inc., the corporate general partner of the Partnership, is composed of six persons. The General Partner has the exclusive right and full authority to manage, conduct, and operate the business of the Partnership subject to the provisions of the Partnership Agreement. The following table sets forth the name, age, and five-year employment history of each Director and executive officer of Corporate Systems(1), each of whom is a United States citizen:

NAME AND AGE                       BUSINESS EXPERIENCE OVER PAST FIVE YEARS
------------                       ----------------------------------------
Guyon H. Saunders (66)             April 1976 - Present, Director of General
                                   Partner; March 1994 - Present, Secretary;
                                   April 1976 - March 1993, Chairman of the
                                   Board; April 1976- March 1991, President of
                                   Corporate Systems; August 1968 - April 1976,
                                   Founder of Management Information Systems,
                                   Inc.

Edward A. Fancher, Jr. (69)        April 1976 - Present, Director of General
                                   Partner; March 1994 - Present, Assistant
                                   Secretary and Treasurer; April 1976 - March
                                   1994, Secretary; August 1988 - Present,
                                   Insurance Agent, PIA Insurance Agency

Max R. Sherman (60)                March 1993 - Present, Chairman of the Board
                                   of General Partner; April 1976 - Present,
                                   Director of General Partner; April 1976 -
                                   Present, Dean, University of Texas
                                   LBJ School of Public Affairs

Jess Latham, Jr. (77)              April 1976 - Present, Director of General
                                   Partner; April 1976 - Present, President of
                                   Producers Lloyds Insurance Co.

Johnny E. Mize (35)                November 1992 - Present, Director of General
                                   Partner and President and CEO of Corporate
                                   Systems; November 1988 - November 1992, Vice
                                   President of Client Services of Corporate
                                   Systems; October 1985 - October 1988,
                                   Western Regional Manager of Corporate
                                   Systems; May 1985 - October 1985, Eastern
                                   Regional Manager of Corporate Systems;
                                   January 1984 - May 1985, Account
                                   Executive, Western Region, Corporate Systems;
                                   January 1983 - January 1984, Systems Manager,
                                   Western Region, Corporate Systems

Charles Scott Gilmour (51)         October 1984 - Present, Director of General
                                   Partner and Vice President of Corporate
                                   Systems, Sales and Marketing; September 1975
                                   - October,  1984, Western Division Manager of
                                   Corporate Systems; February 1970 - September
                                   1975, Sales Representative of Corporate
                                   Systems

____________________
   (1) As of September 30, 1995, Bob Holeman, Vice-President of Technology, took early retirement. Therefore, he is not included in the table.

John S. Champlin (37)              December 1993 - Present, Vice President of
                                   Corporate Systems, Client Services;  July
                                   1988 - December 1993, Account Executive for
                                   Sedgwick of Pennsylvania, Inc. (promoted to
                                   Assistant Vice President in 1989); September
                                   1985 - July 1988, Eastern Regional Manager of
                                   Corporate Systems;   January 1983 - September
                                   1985, Account Executive and Systems Manager of Corporate Systems

Michael D. Unruh (52)              April 1993 - Present, Vice  President and
                                   Chief Financial Officer of Corporate Systems;
                                   December 1991 - April 1993, Controller of
                                   Corporate Systems; April 1991 -December 1991,
                                   Director of Human Resources of Corporate
                                   Systems

   All directors of the General Partner hold office until the next annual meeting of the CSC Shareholders and until their successors are duly elected and qualified. All officers of the General Partner are elected by its Board of Directors and hold office until the next annual meeting of the General Partner's Board and until their successors are elected and qualified. There are no family relationships among directors or executive officers.

   In 1995, the General Partner's Board of Directors had one regular meeting and six special meetings. Each non-employee director is paid a quarterly director fee of $3,000 except for Mr. Sherman who is paid $3,625 due to extra required traveling time. In addition, the General Partner reimburses the directors for travel expenses. Employee directors do not receive additional compensation for their service on the Board. Each non-employee director serves on two standing committees of the Board without additional compensation, the audit committee and the compensation committee.

AFTER THE REORGANIZATION - MANAGEMENT OF THE HOLDING COMPANY AND THE OPERATING COMPANY.

   The Holding Company will be managed by a Board of Directors, which will be composed of six persons, each of whom is currently a director of the General Partner. The Holding Company's Board of directors will be the Operating Company's Board of Directors also. Each executive officer of the Partnership will continue his respective position for the Holding Company. All directors of the Holding Company will hold office until the next annual meeting of the shareholders of the Holding Company and until their successors are duly elected and qualified. All officers of the Holding Company will hold office until the next annual meeting of the Holding Company's Board of Directors and until their successors are elected and qualified. There are no family relationships among directors or executive officers. Each non-employee director of the Holding Company will continue to receive compensation at the same rate as they received as a director of the General Partner.

   The Compensation paid to Management will not change due to the Reorganization except that under Corporate Systems Incentive Award Plan, key employees will receive options for shares of Common Stock rather than options for Units.

                             EXECUTIVE COMPENSATION

   The following table contains certain information regarding compensation earned by the six (6) most highly compensated executive officers of the Partnership for services rendered to the Partnership during the last three fiscal years.


COMPENSATION                         -----------ANNUAL-----------
======================================================================
    Name and Principal      Year     Salary     Bonus     Other
        Position                                          Annual
                                                         Compensa-
                                                           tion
======================================================================
Guyon H. Saunders,          1995     120,000      -         7,393(1)
Founder
----------------------------------------------------------------------
                            1994     115,200      -        12,180(1)
----------------------------------------------------------------------
                            1993     112,897      -         7,658(1)
----------------------------------------------------------------------
Johnny E. Mize,             1995     160,992   80,500(2)  310,492(3)
President and CEO
----------------------------------------------------------------------
                            1994     121,968  144,900(4)   20,480(1)
----------------------------------------------------------------------
                            1993      95,729  139,410       6,587(1)
----------------------------------------------------------------------
Charles Scott               1995     108,504   29,603(2)    9,492(1)
Gilmour, Vice
President, Sales
and Marketing
----------------------------------------------------------------------
                            1994     104,040   50,000(4)   20,480(1)
----------------------------------------------------------------------
                            1993      87,611   48,832       6,082(1)
----------------------------------------------------------------------
John S. Champlin,           1995      88,500   33,484(2)    8,764(1)
Vice President
-Client Services
----------------------------------------------------------------------
                            1994      82,000   50,000(4)   11,130(1)
----------------------------------------------------------------------
Michael D. Unruh,           1995     104,000   32,563(2)    9,492(1)
Vice President -CFO
----------------------------------------------------------------------
                            1994      90,090   54,820(4)   19,343(1)
----------------------------------------------------------------------
                            1993      68,216   52,950       4,874(1)
----------------------------------------------------------------------
Bob Holeman,                1995     102,000   10,000(2)    9,238(1)
Vice-President-
Technology
----------------------------------------------------------------------
                            1994      98,004   44,000(4)   17,614(1)
----------------------------------------------------------------------
                            1993      90,117   31,770       6,067(1)
======================================================================

   (1) Amounts contributed on behalf of the named employee under the Corporate Systems Self-Employed Profit Sharing Plan and Trust and its 401(K) Savings Plan.

   (2) Bonus was paid in 1996 for employees' performance in 1995.

   (3) Of this amount, $9,492 was awarded under the Corporate Systems Self-Employed Profit Sharing Plan and Trust, the remainder, $301,000, was a cash bonus awarded pursuant to an incentive award plan; under the terms of the plan, Mr. Mize purchased 42,140 Units at a cost of $5 per Unit for a total of $210,700; the balance of the award, $90,300 is to be used for personal taxes.

   (4) Management reinvested substantially all this bonus in Units. The number of Units purchased with the bonus was: Johnny E. Mize - 17,388, Michael D. Unruh -4,385, John S. Champlin - 4,000, Charles Scott Gilmour - 4,000, and Bob Holeman -3,520. The percentage of cash (after payment of taxes) that each executive actually received from the bonus was: Johnny E. Mize - 0.00%, Michael D. Unruh -20.79%, John S. Champlin - 20.96%, Scott Gilmour - 53.47%, and Bob Holeman -23.45%. Even though this bonus was awarded for performance in 1994, it was not paid until 1995 and management did not purchase their Units until 1995.

           LONG TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

----------------------------------------------------------------------------
----------------------------------------------------------------------------
                         Awards Granted     1996 Payout of    1997 Payout of
       Name                  in 1995            Awards            Awards
----------------------------------------------------------------------------
Johnny E. Mize              $301,000          $150,500(2)        $150,500
----------------------------------------------------------------------------
Charles Scott Gilmour       $111,800          $ 55,900(3)        $ 55,900
----------------------------------------------------------------------------
John S. Champlin            $ 10,000          $  5,000(4)        $  5,000
----------------------------------------------------------------------------
Micheal D. Unruh            $223,600          $111,800(5)        $111,800
----------------------------------------------------------------------------
Bob Holeman                 $ 10,000          $ 10,000(6)          -0-
----------------------------------------------------------------------------
----------------------------------------------------------------------------
    (1) In March of 1995, the Partnership adopted a long-term incentive award and option plan for key employees. Under the plan, key employees are awarded with "cash equivalent awards" representing the right to receive cash payments equal to Units valued at $5 each and an option to purchase Units at $5 per Unit. Under the plan, one-half of the awards were paid on March 16, 1996. The remaining one-half of the awards shall be paid on March 16, 1997. A condition precedent to the payment of an award is that each recipient must be employed by Corporate Systems on the payout date in order to receive the cash equivalent award. In the event of death or disability, all awards become fully vested and payable as soon as practicable. The following schedule reflects the cash equivalent awards granted under the plan:

                                Cash           Cash           No. of
                             Equivalent      Equivalent        Unit
   Title                       Award           Units          Options
   -----                     ----------      ---------        -------
   President/CEO              $301,000         60,200         42,140
   Chief Financial Officer    $223,600         44,720         31,304
   VP Marketing               $111,800         22,360         15,652
   VP Technology              $ 10,000          2,000          2,000
   VP Client Services         $ 10,000          2,000          2,000

   (2) One-half of the cash equivalent award was paid to Mr. Mize on March 16, 1996. On March 16, 1996, Mr. Mize purchased 21,070 Units at $5 per Unit for a total purchase of $105,350; the balance of the award, $45,150 is to be used for payment of personal taxes.

   (3) One-half of the cash equivalent award was paid to Mr. Gilmour on March 16, 1996. On March 16, 1996, Mr. Gilmour purchased 7,826 Units at $5 per Unit for a total purchase of $39,130; the balance of the award, $19,565 is to be used for payment of personal taxes.

   (4) One-half of the cash equivalent award was paid to Mr. Champlin on March 16, 1996. On March 16, 1996, Mr. Champlin purchased 1,000 Units at $5 per Unit for a total purchase of $5,000.

   (5) One-half of the cash equivalent award was paid to Mr. Unruh on March 16, 1996. On March 16, 1996, Mr. Unruh purchased 15,652 Units at $5 per Unit for a total purchase of $78,260; the balance of the award, $33,540 is to be used for payment of personal taxes.

   (6) One-half of the cash equivalent award was paid to Mr. Holeman on March 16, 1996. Mr. Holeman purchased 1,000 Units at $5 per Unit for a total purchase of $5,000. The remaining cash equivalent award of $5,000 was vested upon Mr. Holeman's death, which will be paid as soon as practicable.

                  PRINCIPAL OWNERS AND OWNERSHIP OF MANAGEMENT

   The following table sets forth as of June 30, 1996, the beneficial ownership of the Partnership's Units of each person known by Management to beneficially own more than five percent of the Units, each director of the General Partner, the executive officers of the Partnership, and all directors and executive officers as a group. The number of outstanding CSC Shares is the same as the number of Units (2,666,672) owned by the General Partner. A holder of CSC Shares is deemed to be the beneficial owner of the same number of Units owned by the General Partner. The beneficial ownership of the Holding Company after the Reorganization will be the same as the beneficial ownership of the Partnership shown in this table.

                              No. of CSC      No. of
                              Shares Bene-    Units Bene-      Percentage
Name and Address              ficially        ficially             of
of Beneficial Owner           Owned           Owned            Ownership
-------------------           ------------    -----------      ---------
Guyon H. Saunders                 -           833,000            13.90%
DIRECTOR
P.O. Box 31780
Amarillo, Texas 79120

Edward A. Fancher, Jr.        776,512              -             13.11%
DIRECTOR
3204 South Lipscomb
Amarillo, Texas 79109

Max R. Sherman                359,640          43,200(1)          6.80%
DIRECTOR
3505 Greenway
Austin, Texas  78705

Joe C. Richardson, Jr.            -           300,000(2)          5.07%
P.O. Box 8246
Amarillo, Texas 79114

Jess Latham, Jr.               79,056              -              1.33%
DIRECTOR
P.O. Box 229
Amarillo, Texas 79105

Johnny E. Mize                  4,500          80,598             1.44%
DIRECTOR, PRESIDENT AND CEO
P.O. Box 31780
Amarillo, Texas 79120

Charles Scott Gilmour             -            12,220              .21%
DIRECTOR AND VICE PRESIDENT
P.O. Box 31780
Amarillo, Texas 79120

----------
     (1) Includes 11,200 Partnership Units registered in the name of Mr. Sherman's wife.

     (2) Includes 10,000 General Partner Shares registered in the name of Mr. Richardson's wife.

                              No. of CSC      No. of
                              Shares Bene-    Units Bene-      Percentage
Name and Address              ficially        ficially             of
of Beneficial Owner           Owned           Owned            Ownership
-------------------           ------------    -----------      ---------
John S. Champlin                                 8,960            .15%
VICE PRESIDENT
P.O. Box 31780
Amarillo, Texas 79120

Michael D. Unruh                                20,262(3)         .34%
VICE PRESIDENT
P.O. Box 31780
Amarillo, Texas 79120

All Directors and Officers(4)  2,217,948                        37.44%(5)

----------
     (3) Includes 60 Units registered in the name of Mr. Unruh's wife.

     (4) Figures do not include Joe Richardson, who is not a director or officer.

     (5) The officers and directors of the General Partner own 2,052,708 (76.98%) of the outstanding shares of the General Partner, and the General Partner owns 2,666,672 (45.02%) of the outstanding Partnership Units. The officers and directors hold a controlling interest in the General Partner and will determine how it will vote all of the Partnership Units it holds. As individuals, the officers and directors own and can vote an additional 165,240 Partnership Units, effectively controlling 47.81% of the Partnership Units.

  SUMMARY COMPARISON OF UNITS AND COMMON STOCK AND CSC SHARES AND COMMON STOCK

     The following summary compares a number of differences between ownership of Units and ownership of shares of Common Stock and the difference between ownership of CSC Shares and the ownership of Holding Company Common Stock. This summary is qualified in its entirety by the more complete legal description of the Holding Company Common Stock contained under "Description of Holding Company Common Stock" and the information contained in the Partnership Agreement, the Articles of Incorporation of the General Partner, and the Articles of Incorporation of the Holding Company included as exhibits to the Registration Statement of which the Prospectus is a part.

TAXATION.

     UNITS. Under current law, the Partnership is not subject to federal income tax. Rather, each holder of Units includes his or her share of the income and, subject to certain limitations, the losses of the Partnership in computing taxable income without regard to the cash distributed to the Unitholder. Generally, cash distributions to the holders of Units are not taxable.

     CSC SHARES. Because the General Partner has elected to be taxed as an S Corporation, the General Partner is not subject to federal income tax, and income and losses are passed through to the CSC Shareholders. Therefore, like the Limited Partners, each CSC Shareholder includes his or her share of the income and losses of the General Partner in computing taxable income regardless of the cash distributed to the CSC Shareholders. Generally, cash distributions to the CSC Shareholders are not taxable.

     HOLDING COMPANY COMMON STOCK. The Holding Company will be a taxable entity with respect to its income after allowable deductions and credits. Shareholders will not be taxed with respect to Holding Company income, but will generally be taxed with respect to dividends received from the Holding Company. See "Certain Federal Income Tax Consequences - Tax Consequences of the Exchange - Change in Character of Income" regarding the change in the character of the taxable income to be realized by the shareholders of the Holding Company, changing from passive activity income or loss prior to the Reorganization to portfolio income after the transactions.

DISTRIBUTIONS AND DIVIDENDS.

     UNITS. It has been the practice of the Partnership to distribute to the Unitholders more cash than has been necessary for them to pay the tax liability on the Partnership's annual earnings. During the period of 1976 through 1991, the Partnership distributed approximately 88 percent of its earnings; if the loss year of 1992 is included in the totals for the period of 1976 through 1992, the Partnership distributed over 100 percent of its earnings. For the three complete years since 1992 when the Partnership incurred a loss, the Partnership distributed approximately 15 percent of earnings in 1993, 53 percent of earnings in 1994, and 92 percent of earnings in 1995. Under the Partnership Agreement, distributions may be paid if, as, and when determined by the General Partner in its discretion, subject to legal and contractual limitations.

     CSC SHARES. It has been the practice of the General Partner to declare dividends on the CSC Shares in the same amount and at the same time as it declared distributions on the Units. Under Texas law and the General Partner's bylaws, dividends may be declared by the Board of Directors at its discretion.

     HOLDING COMPANY COMMON STOCK. After the conversion, Management of the Holding Company and its Board of Directors expect to provide the shareholders a return on their investment through dividends or through an increase in the value of each share of common stock, or both. However, the amount of any future dividends cannot be determined at the present time. Dividends may be paid if, as, and when declared by the Board of Directors in its discretion, subject to legal and contractual limitations.

MANAGEMENT.

     UNITS. The business and affairs of the Partnership are managed by the General Partner. The General Partner may be removed and replaced, with or without cause, by a majority vote of the Unitholders.

     CSC SHARES. The business and affairs of the General Partner are managed its Board of Directors who are elected on an annual basis and may be removed or replaced, with or without cause, by a majority vote of CSC Shareholders at any meeting of the Shareholders.

     HOLDING COMPANY COMMON STOCK. The business and affairs of the Holding Company will be managed by or under the direction of the Board of Directors of the Holding Company. Each director will be elected annually by the shareholders and may be removed and replaced, with or without cause, by a majority vote of shareholders at any meeting of such holders.

VOTING RIGHTS.

     UNITS. Under Texas law and the Partnership Agreement, limited partners have voting rights with respect to (i) the removal and replacement of the General Partner, (ii) the dissolution or termination of the Partnership, (iii) the sale of all or substantially all of the assets of the Partnership outside the ordinary course of business, and (iv) amendment of the Partnership Agreement.

     Each Unit entitles each holder who is admitted as a limited partner to cast one vote on all matters presented to Unitholders. Approval of any matter submitted to limited partners generally requires the affirmative vote of holders of more than 50 percent of the Units then outstanding, except that the election of an additional General Partner requires the affirmative vote of all Unitholders.

     CSC SHARES. Under Texas law and the General Partner's Articles of Incorporation, shareholders have voting rights with respect to
     (i) the annual election of directors, (ii) the removal and replacement of directors, (iii) certain mergers and share exchanges involving the Holding Company, (iv) the sale of all or substantially all of the Holding Company's assets other than in the regular course of business, (v) the dissolution of the Holding Company, and (vi) amendments to the Holding Company's Articles of Incorporation.

     Each CSC Share entitles its holder to cast one vote on each matter presented to the CSC Shareholders. Any (i) amendment of the General Partner's Articles of Incorporation requires the affirmative vote of at least two-thirds of the CSC Shares outstanding, and (ii) vote required for the approval of a plan of merger or plan of dissolution of the General Partner requires the affirmative vote of the holders of at least two-thirds of the CSC Shares outstanding. Approval of any other matter submitted to the CSC Shareholders requires the affirmative vote of holders of at least 50 percent of the CSC Shares outstanding.

     HOLDING COMPANY COMMON STOCK. Under Nevada law and the Holding Company's Articles of Incorporation, shareholders have voting rights with respect to (i) the annual election of directors, (ii) the removal and replacement of directors, (iii) certain mergers and share exchanges involving the Holding Company, (iv) the sale of all or substantially all of the Holding Company's assets other than in the regular course of business, (v) the dissolution of the Holding Company and (vi) amendments to the Holding Company's Articles of Incorporation.

     Each share of Common Stock entitles its holder to cast one vote on each matter presented to shareholders. Approval of any matter submitted to shareholders requires the affirmative vote of holders of at least 50 percent of the Common Stock outstanding.

SPECIAL MEETINGS.

     UNITS. The General Partner may call a meeting to amend the Partnership Agreement upon ten days prior notice.

     CSC SHARES. Special meetings of shareholders may be called by the Board of Directors or by holders of at least ten percent of the outstanding voting stock.

     HOLDING COMPANY COMMON STOCK. Special meetings of shareholders may be called by the Board of Directors or by holders of at least ten percent of the outstanding voting stock.

LIQUIDATION RIGHTS.

     UNITS. In the event of liquidation (except as contemplated by the Reorganization), Unitholders would be entitled to share ratably in any assets remaining after satisfaction of obligations to creditors. Pursuant to the amendment to the Partnership Agreement that was approved at the Partnership's annual meeting, after the Reorganization is consummated and upon the winding up and liquidation of the Partnership, each Limited Partner who does not accept the Exchange Offer will receive a liquidating cash distribution equal to such Limited Partner's participating percentage in the fair value of the net assets of the Partnership.

     CSC SHARES. In the event of liquidation of the General Partner, the holders of the Common Stock would be entitled to share ratably in any assets remaining after satisfaction of obligations to creditors.

     HOLDING COMPANY COMMON STOCK. In the event of liquidation of the Holding Company, the holders of the Common Stock would be entitled to share ratably in any assets remaining after satisfaction of obligations to creditors.

RIGHT TO COMPEL DISSOLUTION.

     UNITS. Holders of at least a majority of the outstanding Units may vote to compel the dissolution and liquidation of the Partnership.

     CSC SHARES. Under Texas law, the General Partner may be voluntarily dissolved (i) upon written consent of all of its shareholders, or (ii) after a resolution adopted by the General Partner's Board of Directors recommending the dissolution of the General Partner, by a two-thirds vote of its shareholders.

     HOLDING COMPANY COMMON STOCK. Under Nevada law, the Holding Company may be voluntarily dissolved after a resolution adopted by the Holding Company's Board of Directors recommending the dissolution of the Holding Company, by a vote of the shareholders holding a majority of the outstanding Shares of Common Stock.

LIMITED LIABILITY.

     UNITS. Unitholders generally do not have personal liability for obligations of the Partnership.

     CSC SHARES.  CSC Shares are fully paid and non-assessable.
     Shareholders generally do not have personal liability for obligations of the General Partner.

     HOLDING COMPANY COMMON STOCK. Shares of Common Stock will be fully paid and non-assessable. Shareholders generally will not have personal liability for obligations of the Holding Company.

LIQUIDITY AND MARKETABILITY.

     UNITS.  There is a limited market for the sale of the Units.

     CSC SHARES.  There is a limited market for the sale of the CSC
     Shares.

     HOLDING COMPANY COMMON STOCK. There will be a limited market for the sale of the Common Stock.

TRANSFERABILITY.

     UNITS.  The assignment or transfer of the Units by Limited Partners is
     restricted by the terms of the Partnership Agreement.   Although a
     Limited Partner may assign Units in the Partnership, the assignee may not become a substituted limited partner unless certain conditions set forth in the Partnership Agreement are fulfilled, including the consent of the General Partner.

     CSC SHARES. Because the General Partner has elected to be treated as an S corporation for federal income tax purposes, the transferability of the CSC Shares is restricted under current federal tax laws. The laws restrict the number of shareholders to 75 as well as restrict the type of entity which may own the shares.

     HOLDING COMPANY COMMON STOCK. The Holding Company's Common Stock will be freely transferable by the Shareholders subject only to applicable securities laws.

CONTINUITY OF EXISTENCE.

     UNITS. The Partnership Agreement provides for the Partnership to continue in existence until June 30, 2006, unless earlier terminated or extended in accordance with the Partnership
     Agreement.

     CSC SHARES. The General Partner's Articles of Incorporation provide for perpetual existence, subject to Texas law.

     HOLDING COMPANY COMMON STOCK. The Holding Company's Articles of Incorporation provide for perpetual existence, subject to Nevada law.

FINANCIAL REPORTING.

     UNITS. The Partnership Agreement provides that, no later than 120 days after the end of each fiscal year of the Partnership, the General Partner will furnish each Unitholder a report of the Partnership's business and operations during such year, including a copy of the Partnership's annual financial statements for such year.

     CSC SHARES. The General Partner provides to CSC Shareholders the same report as it provides to the Limited Partners.

     HOLDING COMPANY COMMON STOCK. The Holding Company will provide annual reports to its shareholders which will include financial statements audited by an independent public accountant in accordance with generally accepted accounting principles.

CERTAIN LEGAL RIGHTS.

     UNITS. Texas law allows a Unitholder to institute legal action on behalf of the Partnership (a partnership derivative action) to recover damages from a third party where the General Partner has refused to bring the action. In addition, a Limited Partner may institute legal action on behalf of himself or all other similarly situated Unitholders (a class action) to recover damages from the General Partner for violations of its fiduciary duties to the Unitholders. Unitholders may also have rights to bring actions in federal courts to enforce federal rights.

     CSC SHARES. Texas law affords shareholders of a corporation similar rights to bring shareholder derivative actions when the board of directors has failed to institute an action against third parties or directors of the corporation, and class actions to recover damages from directors for violations of their fiduciary duties. Shareholders may also have rights to bring actions in federal courts to enforce federal rights.

     HOLDING COMPANY COMMON STOCK. Nevada law states that a derivative action may be brought by one or more shareholders or members to enforce a right of a corporation if the corporation failed to enforce a right that may properly be asserted by it.

RIGHT TO LIST OF HOLDERS; INSPECTION OF BOOKS AND RECORDS.

     UNITS. Upon written request by a Unitholder with a legitimate purpose, the General Partner will furnish to the requesting Unitholder a list of names and addresses of all Unitholders. The books and records of the Partnership are open to the reasonable inspection and examination of the Unitholders during reasonable business hours.

     CSC SHARES. Under Texas law, upon written request, at reasonable times and for a proper purpose, any person who has been a shareholder for at least six months or is the holder of at least five percent of the outstanding shares of common stock has the right to examine and copy relevant books of account, minutes, and share transfer records, including a list of current shareholders.

     HOLDING COMPANY COMMON STOCK. Under Nevada law, upon five days written demand, during normal business hours and for a proper purpose, any person who has been a shareholder of record and is the holder of at least five percent of the outstanding shares of common stock has the right to inspect and audit relevant books of account and financial records of the Holding Company.

ISSUANCE OF ADDITIONAL EQUITY.

     UNITS. In order to raise additional capital for the Partnership or for any other proper Partnership purpose, the General Partner is authorized under the Partnership Agreement to issue additional Units from time to time and admit the holders of such additional Units as Limited Partners of the Partnership.

     CSC SHARES. Under applicable Texas law, the Corporation may issue the number of shares stated in its Articles of Incorporation. The General Partner's Articles of Incorporation authorize 5,000,000 shares of Common Stock. The General Partner's Board of Directors is authorized to issue CSC Shares for such consideration, not less than the par value thereof, as may be determined by the Board.

     HOLDING COMPANY COMMON STOCK. Under applicable Nevada law, the Holding Company may issue the number of shares stated in its Articles of Incorporation. The Holding Company's articles of incorporation authorize 20,000,000 shares of Common Stock. The Holding Company's board of directors will be authorized to issue shares of Common Stock for such consideration, not less than the par value thereof, as may be determined by the Board.

PREEMPTIVE RIGHTS.

     UNITS. The Unitholders have no preemptive rights (the right to maintain a proportionate share of ownership by purchasing a proportionate share of any new Units issued by the General Partner) either under the Texas Revised Partnership Act or under the Partnership Agreement.

     CSC SHARES. The General Partner's Articles of Incorporation expressly state that no shareholder or other person will have any preemptive rights to acquire additional unissued or treasury shares.

     HOLDING COMPANY COMMON STOCK. The Shareholders of the Holding Company have no preemptive rights under the Holding Company's Articles of Incorporation or Nevada law.

DUTIES OWED TO EQUITY OWNERS.

     UNITS. As a general partner of a limited partnership, under Texas law the General Partner owes the Unitholders the fiduciary duties of good faith, fairness, and loyalty on handling the affairs of the Partnership. In addition, the fiduciary duty of the General Partner may include (i) a duty to refrain from self-dealing to the advantage of the General Partner at the expense of the Partnership, and (ii) a duty to disclose to the unitholders all material information concerning the Partnership's affairs.

     CSC SHARES. Under Texas law, a director of a corporation has the duty (i) to manage the business of the corporation as a reasonable person in the director's position would manage it,
     (ii) to avoid taking personal advantage of corporate opportunities, and (iii) to obey the laws governing corporations. In the management of corporate affairs, directors have a duty to exercise the degree of care that a person of ordinary prudence would exercise in the same or similar circumstances.

     HOLDING COMPANY COMMON STOCK. Under Nevada law, directors and officers must exercise their powers in good faith and with a view to the interest of the Holding Company. In performing their respective duties, directors and officers are entitled to rely on information, opinions, reports, books of accounts or statements, including financial statements and other financial data that are prepared or presented by one or more directors, officers, or employees of the corporation reasonably believed to be reliable and competent in the manner prepared or presented; counsel, public accountants, or other persons as to matters reasonably believed to be within the preparer's or presenter's professional or expert competence; or a committee on which the director or officer relying thereon does not serve, established in accordance with applicable Nevada law, as to matters within the committee's designated authority and matters on which the committee is reasonably believed to merit confidence. However, a director or officer is not entitled to rely on such information, opinions, reports, books of account or statements if he or she has knowledge concerning the matter in question that would cause reliance thereon to be unwarranted. Directors and officers of the Holding Company, in exercising their respective powers with a view to the interest of the Holding Company, may consider: the interest of the Corporation's employees, suppliers, creditors, and customers; the economy of the state and nation; the interest of the community and society; and the long term, as well as short term, interests of the Holding Company and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

COMPENSATION TO MANAGEMENT.

     PARTNERSHIP INTEREST.  Under the Partnership Agreement, the
     General Partner may not be paid any management fees for its services to the Partnership. However, the General Partner is reimbursed by the Partner-ship for any expenses incurred by the General Partner in performing services for the Partnership, including, but not limited to, accounting and legal fees, reasonable fees to directors when meeting in consideration of Partnership business, and other expenses relating to the acquisition, financing, operation, or disposition of the business of the Partnership. The General Partner pays its non-employee directors a quarterly director fee of $3,000 except for the chairman, Max Sherman, who is paid $3,625.

     CSC SHARES. The General Partner pays its non-employee directors a quarterly director fee of $3,000 except for the chairman, Max Sherman, who is paid $3,625.

     COMMON STOCK. The Holding Company will be managed by a board of directors rather than a general partner. The initial board of directors will be composed of six persons, each of whom is currently a director of the General Partner. All directors will hold office until the annual shareholders' meeting. Each non-employee director of the Holding Company will receive compensation at the same rate as he or she received as a director of the General Partner.

                           DESCRIPTION OF COMMON STOCK

     Upon consummation of the Reorganization, the authorized capital stock of the Holding Company will consist of 20 million shares of Common Stock, par value $.001 per share. Of such authorized shares, 5,922,814 shares will be issued and outstanding. All such outstanding shares of Common Stock will be fully paid and nonassessable.

COMMON STOCK.

     Holders of the Holding Company Common Stock will have no preemptive rights to purchase or subscribe for securities of the Holding Company, and the Holding Company Common Stock is not convertible or subject to redemption by the Holding Company.

SPECIAL MEETINGS.

     Pursuant to the Holding Company's bylaws, special meetings of the shareholders of the Holding Company may be called by the chief executive officer, the board of directors, or by shareholders holding not less than ten percent of the outstanding common stock of the Holding Company. Holders of Holding Company Common Stock may act by written consent without a meeting provided that Stockholders holding at least a majority of the voting power approve such action unless that if a different proportion of voting power is required for such action, then that proportion of written consents is required.

VOTING.

     Holders of Holding Company Common Stock are entitled to cast one vote per share on matters submitted to a vote of shareholders. Each director will be elected annually. Any director may be removed, with or without cause, at any meeting of shareholders called expressly for that purpose, by a vote of the holders of a majority of the outstanding shares.

     Subject to any additional voting rights that may be granted to holders of future classes or series of stock and to the additional voting requirements described in the next paragraph, the Holding Company's Articles of Incorporation require the affirmative vote of holders of a majority of the outstanding shares entitled to vote thereon to approve any amendment to the Articles of Incorporation, dissolution of the Holding Company, sale of all or substantially all the assets of the Holding Company, share exchange or merger for which a vote is required by the Nevada Private Corporation Act.

     Approval of any other matter not described above that is submitted to the shareholders requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting. The holders of a majority of the shares entitled to vote will constitute a quorum at meetings of shareholders.

LIMITATION OF DIRECTOR LIABILITY.

     The Articles of Incorporation of the Holding Company contain a provision that limits the liability of the Holding Company's directors as permitted by the Nevada Private Corporation Act. The provision eliminates the personal liability to directors of the Holding Company, and its shareholders may be unable to recover monetary damages against directors for negligent or grossly negligent acts or omissions in violation of their duty of care. The provision does not change the liability of a director for breach of his duty of loyalty to the Holding Company or to shareholders, acts, or omission not in good faith or that involve intentional misconduct or a knowing violation of law, an act or omission for which the liability of a director is expressly provided for by an applicable statute, or in respect of any transaction from which a director received an improper personal benefit. Pursuant to the Articles of Incorporation, the liability of directors will be further limited or eliminated without action by shareholders if Nevada law is amended to further limit or eliminate the personal liability of directors.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against the public policy as expressed in the Act and is therefore unenforceable.

                                 LEGAL OPINIONS

     A legal opinion to the effect that the shares of the Holding
Company offered pursuant to this Prospectus, when issued in accordance with the Reorganization Plan, will be validly issued and fully paid and nonassessable, has been rendered by the law firm of Gibson, Ochsner & Adkins, L.L.P., Amarillo, Texas.

                                     EXPERTS

     The consolidated financial statements of Corporate Systems, Ltd.
and subsidiary as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, and the balance sheet of Corporate Systems Holding, Inc. as of August 15, 1996, have been included herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1995, consolidated financial statement of Corporate Systems, Ltd. and subsidiary refers to a change in the method of accounting for postretirement benefits other than pensions.

     The references in "Certain Federal Income Tax Consequences" to the opinion of Strasburger & Price, L.L.P. have been included based on that firm's authority as experts in federal taxation.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                       Page
                                                                                       ----
Unaudited Pro Forma Condensed Consolidated Financial Information of the Company........F-2
  Unaudited Pro Forma Condensed Consolidated Balance Sheet.............................F-3
  Unaudited Pro Forma Condensed Consolidated Statements of Income
    for the Nine Months Ended September 30, 1996 and the Year ended December 31, 1995..F-4
  Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.............F-5
Corporate Systems Holding, Inc. Historical Financial Statement as of August 26, 1996
  Independent Auditors' Report.........................................................F-6
  Balance Sheet........................................................................F-7
  Note to Balance Sheet................................................................F-8
Corporate Systems, Ltd. and Subsidiary Consolidated Financial Statements
  for the Nine Months Ended September 30, 1996 and 1995 (Unaudited)....................F-9
    Consolidated Balance Sheets.......................................................F-10
    Consolidated Statements of Income.................................................F-12
    Consolidated Statements of Changes in Partners' Equity............................F-13
    Consolidated Statements of Cash Flows.............................................F-14
    Notes to Consolidated Financial Statements........................................F-15
Corporate Systems, Ltd. and Subsidiary Consolidated Financial Statements
 for the Years Ended December 31, 1995, 1994 and 1993
    Independent Auditors' Report......................................................F-17
    Consolidated Balance Sheets.......................................................F-18
    Consolidated Statements of Income.................................................F-20
    Consolidated Statements of Changes in Partners' Equity............................F-21
    Consolidated Statements of Cash Flows.............................................F-22
    Notes to Consolidated Financial Statements........................................F-24

                     UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL INFORMATION OF THE COMPANY

For financial accounting purposes, the merger transaction will be treated as a reorganization of affiliated entities. Accordingly, the assets and liabilities transferred to the Company in accordance with the merger transaction will be recorded at their historical costs.

The pro forma information also reflects the establishment of a leveraged ESOP. The ESOP will be a qualified plan designed to invest primarily in the Company's common stock and provide the plan participants with an ownership interest in their employer. As a leveraged ESOP, a trust (ESOT) will be established, pursuant to the ESOP, to borrow money to purchase the Company's common stock. The ESOT will be authorized to offer to purchase up to ten percent of each shareholders' common stock and the Company will issue shares previously authorized but not outstanding.


The accompanying unaudited pro forma condensed consolidated financial statements of the Company are based upon the historical financial statements of the Partnership. The pro forma condensed consolidated statements of income for the nine-month period ended September 30, 1996 and for the year ended December 31, 1995 present the results of operations of the Company as if the transactions had been consummated on January 1, 1995.

The pro forma condensed consolidated balance sheet as of September 30, 1996 presents the financial position of the Company as if the transactions had been consummated on the balance sheet date.


The transactions are more fully discussed elsewhere in this Prospectus. The unaudited pro forma condensed consolidated financial statements of the Company should be read in conjunction with the historical financial statements of the Partnership. The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the financial results that would have occurred had the transactions been consummated on the above indicated dates, nor are they necessarily indicative of future results.

              CORPORATE SYSTEMS HOLDING, INC. AND SUBSIDIARY
           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             SEPTEMBER 30, 1996


                                                       THE                           THE
                                                   PARTNERSHIP      PRO FORMA       COMPANY
         ASSETS                                    (HISTORICAL)    ADJUSTMENTS     (PRO FORMA)
                                                   -----------     -----------     -----------
                                                                 (in thousands)
Current assets:
  Cash and cash equivalents                          $   5,492       $    -           $   5,492
  Trade accounts receivable, net                         5,534            -               5,534
  Prepaid expenses and supplies                          1,642            -               1,642
  Current portion of prepaid airline passes                 57            -                  57
                                                     ---------       ---------        ---------
                                                        12,725            -              12,725
Property, plant and equipment, net                       5,627            -               5,627
Other assets:
  Prepaid airline passes, excluding current portion         41            -                  41
  Deferred income taxes                                   -              1,023 (a)        1,023
  Other, net                                               105            -                 105
                                                     ---------       ---------        ---------
                                                     $  18,498       $   1,023        $  19,521
                                                     ---------       ---------        ---------
                                                     ---------       ---------        ---------

          LIABILITIES AND EQUITY

Current liabilities:
  Interim construction loan                          $   2,668       $  (2,668)       $    -
  Current maturities of long-term obligations               32           1,076 (c)        1,108
  Accounts payable                                       1,034            -               1,034
  Accrued expenses                                       1,626            (132)           1,494
  Lease incentive                                          239            -                 239
  Deferred income                                        1,917            -               1,917
                                                     ---------       ---------        ---------
                                                         7,516          (1,724)           5,792

Long-term obligations, excluding current maturities       -              6,462 (c)        6,462
Lease incentive - noncurrent                               249            -                 249
Deferred income - noncurrent                               117            -                 117
Accumulated postretirement benefit obligation              706            -                 706
Partners' equity                                         9,910          (9,910) (b)        -
Shareholders' equity                                      -              6,195  (d)       6,195
                                                     ---------       ---------        ---------
                                                     $  18,498       $   1,023        $  19,521
                                                     ---------       ---------        ---------
                                                     ---------       ---------        ---------


See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                  CORPORATE SYSTEMS HOLDING, INC. AND SUBSIDIARY
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

      NINE MONTHS ENDED SEPTEMBER 30, 1996 AND YEAR ENDED DECEMBER 31, 1995

                                                                     1996                                   1995
                                                   --------------------------------------  --------------------------------------
                                                       THE                        THE           THE                       THE
                                                   PARTNERSHIP    PRO FORMA     COMPANY     PARTNERSHIP   PRO FORMA     COMPANY
                                                   (HISTORICAL)  ADJUSTMENTS  (PRO FORMA)  (HISTORICAL)  ADJUSTMENTS  (PRO FORMA)
                                                   ------------  -----------  -----------  ------------  -----------  -----------
Revenues:                                                            (IN THOUSANDS, EXCEPT PER UNIT/SHARE DATA)
 Risk management claims administration services      $17,768          -         17,768        $26,031         -          26,031
 Installations and programming                         2,243          -          2,243          2,407         -           2,407
 Computer access and equipment rental fees             2,326          -          2,326          3,583         -           3,583
 Special project fees                                  6,964          -          6,964         12,235         -          12,235
 Other                                                 1,666          -          1,666          1,839         -           1,839
                                                     -------      ---------     ------        -------     ---------     -------
                                                      30,967          -         30,967         46,095         -          46,095

Expenses:
 Cost of services                                     21,833            247(C)  22,080         35,631           301(C)   35,932
 Selling, general and administrative                   5,825          -          5,825          5,816         -           5,816
                                                     -------      ---------     ------        -------     ---------     -------
                                                      27,658            274     27,905         41,447           301      41,748
                                                     -------      ---------     ------        -------     ---------     -------

Operating income                                       3,309           (247)     3,062          4,648          (301)      4,347
                                                     -------      ---------     ------        -------     ---------     -------

Other income (expense):
 Interest income                                         170          -            170            159         -             159
 Interest expense                                       (178)          (259)(c)   (437)          (144)         (398)(c)    (542)
 Other, net                                              252          -            252            204         -             204
                                                     -------      ---------     ------        -------     ---------     -------
                                                         244           (259)       (15)           219          (398)       (179)
                                                     -------      ---------     ------        -------     ---------     -------
Earnings before cumulative effect
 of change in accounting                               3,553           (506)     3,047          4,867          (699)      4,168

Cumulative effect of change in accounting               -             -            -             (590)        -            (590)
                                                     -------      ---------     ------        -------     ---------     -------

Net earnings                                         $ 3,553           (506)     3,047        $ 4,277          (699)      3,578
                                                     -------                                  -------
                                                     -------                                  -------

Income tax expense                                                     (975)(a)   (975)                      (1,145)(a)  (1,145)
                                                                  ---------     ------                    ---------     -------

Net earnings                                                         (1,481)     2,072                       (1,844)      2,433
                                                                  ---------     ------                    ---------     -------
                                                                  ---------     ------                    ---------     -------

Net earnings per common share                                                   $ 0.38                                  $  0.46
Weighted average shares outstanding                                              5,493                                    5,313


See accompanying notes to unaudited pro forma condensed consolidated financial statements

                 CORPORATE SYSTEMS HOLDING, INC. AND SUBSIDIARY
                         NOTES TO UNAUDITED PRO FORMA
                  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The accompanying pro forma condensed consolidated financial statements were derived from the historical financial records of the Partnership and should be read in conjunction with the historical financial statements of the Partnership.

The following is a summary of the pro forma adjustments and related assumptions:

   (a) To provide income taxes and state franchise taxes for the periods presented, as the Company's income would be subject to taxation. Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109).

       The pro forma expense is calculated by applying the expected tax rate of 34% to taxable income. The resulting amount is then adjusted for the change in the net deferred tax asset between the beginning of the year and the end of the year. The net deferred tax asset is the result of temporary differences in the tax bases of assets and liabilities and their reported amounts in the financial statements. Such temporary differences are primarily attributed to differences in depreciating property, plant and equipment, providing for bad debts and accounting for certain lease transactions between tax and financial reporting purposes.

   (b) To eliminate the existing partners' equity in exchange for Company common stock for equal value.

   (c) To reflect the establishment of the leveraged ESOP through the purchase of 592,281 shares from existing shareholders financed through bank debt of $4,738,000. Additionally, shares with a value equivalent to $2,800,000 will be issued from authorized shares through the issuance of bank debt. The proceeds received will be used to pay down the interim construction loan and related accrued interest.

       It is assumed the debt will be payable over seven years and will bear interest at 9%. Contributions to the ESOP will be partially offset by all of the contributions currently being made to the Company's existing profit sharing plan.

   (d) To record the initial shareholders' equity resulting from the pro forma adjustments as follows:

          Increase (decrease) in shareholders' equity:

             To record the Company's initial capitalization through
              the issuance of 5,922,814 shares of Company common
              stock, $.001 par value, in respect of the outstanding
              units of the Partnership                                  $ 9,910
             To reflect sale of shares to ESOP                            2,800
             To reflect unearned ESOP shares                             (2,800)
             To record the initial application of SFAS No. 109
               which resulted in the establishment of a net
               deferred tax asset                                         1,023
             To record the initial impact of the establishment
               of the leveraged ESOP which will be funded by the
               issuance of bank debt                                     (4,738)
                                                                        -------
                                                                        $ 6,195
                                                                        -------
                                                                        -------

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Corporate Systems Holding, Inc.:


We have audited the accompanying balance sheet of Corporate Systems Holding, Inc. as of August 26, 1996. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. an audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Corporate Systems Holding, Inc. as of August 26, 1996, in conformity with generally accepted accounting principles.

                                     /s/ KPMG Peat Marwick LLP


Dallas, Texas
August 26, 1996

                        CORPORATE SYSTEMS HOLDING, INC.

                                 Balance Sheet

                                August 26, 1996



                                       ASSETS
                                       ------

Cash                                                                $ 1,000
                                                                    -------
                                                                    -------


                                SHAREHOLDER'S EQUITY
                                --------------------


Shareholder's equity:
  Common stock, $.001 par value, 20,000,000 shares authorized,
    1 share issued and outstanding                                  $     -
  Additional paid-in capital                                          1,000
                                                                    -------

      Total shareholder's equity                                    $ 1,000
                                                                    -------
                                                                    -------


See accompanying note to balance sheet.

                        CORPORATE SYSTEMS HOLDING, INC.

                            Note to Balance Sheet

                               August 26, 1996


ORGANIZATION

Corporate Systems Holding, Inc. (the Company), a Nevada corporation, was incorporated on August 7, 1996 and has conducted no business activity since inception.

Except for one share of common stock issued in exchange for $1,000 cash for the purpose of capitalizing the Company to do business, the remainder of the Company's common stock has been authorized but is unissued pending consummation of the proposed reorganization of Corporate Systems, Ltd. from a partnership structure to a corporation. Such reorganization will be implemented through an exchange offer whereby owners of Corporate Systems Ltd. units will exchange such units for the Company's common stock.

                     CORPORATE SYSTEMS, LTD. AND SUBSIDIARY
                         (a Texas limited partnership)

          Consolidated Financial Statements for the Six Months Ended

                            September 30, 1996 and 1995

The accompanying consolidated financial statements of the Partnership reflect the financial position as of September 30, 1996 and December 31, 1995 and the results of operations and cash flows for the nine-month periods ended September 30, 1996 and 1995. All such financial statements, except the consolidated balance sheet as of December 31, 1995, are unaudited. Such financial statements should be read in conjunction with the audited financial statements of the Partnership and notes thereto for the years ended December 31, 1995, 1994 and 1993 included elsewhere in this Prospectus.

                    CORPORATE SYSTEMS, LTD.  AND SUBSIDIARY
                         (a Texas limited partnership)

                          Consolidated Balance Sheets


                   September 30, 1996 and December 31, 1995

                                                               September 30,  December 31,
                ASSETS                                             1996           1995
                                                               ------------   ------------
                                                                (unaudited)
Current assets:
  Cash and cash equivalents, including interest-bearing
    assets of $5,300,000 at September 30, 1996 and
    $3,200,000 at December 31, 1995                            $  5,492,091     4,343,196
  Trade accounts receivable, less allowance for doubtful
    accounts of $175,717 at September 30, 1996 and $501,111
    at December 31, 1995                                          5,533,839     6,788,414
  Prepaid expenses and supplies                                   1,641,528       681,106
  Current portion of prepaid airline passes                          57,350        26,858
                                                               ------------    ----------
        Total current assets                                     12,724,808    11,839,574
                                                               ------------    ----------

Property, plant and equipment:
  Land and office buildings                                       4,087,620     4,072,265
  Computer equipment                                              2,405,661     2,233,720
  Leased computer equipment under capital leases                    733,672       733,672
  Furniture and fixtures                                          2,164,246     1,871,489
  Computer software                                               1,097,284       911,756
                                                               ------------    ----------
                                                                 10,488,483     9,822,902
  Less accumulated depreciation and amortization                 (4,861,232)   (3,492,357)
                                                               ------------    ----------
        Net property, plant and equipment                         5,627,251     6,330,545
                                                               ------------    ----------

Prepaid airline passes, excluding current portion                    40,950        43,066
Other assets, net                                                   105,476       151,342
                                                               ------------    ----------
                                                               $ 18,498,485    18,364,527
                                                               ------------    ----------
                                                               ------------    ----------

                                                                   (Continued)

                    CORPORATE SYSTEMS, LTD.  AND SUBSIDIARY
                         (a Texas limited partnership)

                    Consolidated Balance Sheets, Continued

                                                               September 30,   December 31,
          LIABILITIES AND PARTNERS' EQUITY                         1996             1995
                                                               ------------    ------------
                                                                (unaudited)
Current liabilities:
  Interim construction loan                                    $  2,668,088     2,668,088
  Current maturities of obligations under capital leases             31,741        95,792
  Accounts payable                                                1,033,622     1,574,492
  Accrued expenses:
    Employee commissions and bonuses                                320,717       694,964
    Profit sharing                                                  625,502       682,370
    Distributions payable                                                 -       940,202
    Other                                                           679,785       764,304
  Lease incentive                                                   239,166       239,166
  Deferred income                                                 1,917,261     1,574,497
                                                               ------------    ----------
        Total current liabilities                                 7,515,882     9,233,875
                                                               ------------    ----------

Obligations under capital leases, excluding current maturities        -            21,965
Lease incentive - noncurrent                                        248,708       375,834
Deferred income - noncurrent                                        117,500       161,563
Accumulated postretirement benefit obligation                       706,732       669,864
                                                               ------------    ----------
        Total liabilities                                         8,588,822    10,463,101
                                                               ------------
Partners' equity:
  General partner                                                 3,889,831     3,080,953
  Limited partners                                                6,019,832     4,820,473
                                                               ------------    ----------
                                                                  9,909,663     7,901,426
                                                               ------------    ----------

Commitments and contingencies                                  ------------    ----------
                                                               $ 18,498,485    18,364,527
                                                               ------------    ----------
                                                               ------------    ----------


See accompanying notes to consolidated financial statements.

                    CORPORATE SYSTEMS, LTD.  AND SUBSIDIARY
                        (a Texas limited partnership)

                      Consolidated Statements of Income


                 Nine months ended September 30, 1996 and 1995


                                                       1996          1995
                                                   ------------    ----------
                                                           (unaudited)
Operating revenues:
  Risk management claims administration services   $ 17,767,507    15,409,398
  Installations and programming                       2,243,355     1,110,773
  Computer access and equipment rental fees           2,325,425     1,852,040
  Special project fees                                6,964,347     5,558,368
  Other                                               1,666,370       958,885
                                                   ------------    ----------
        Total operating revenues                     30,967,004    24,889,464

Operating expenses:
  Cost of services                                   21,833,175    17,360,285
  Selling, general and administrative                 5,825,225     3,163,539
                                                   ------------    ----------
        Total operating expenses                     27,658,400    20,523,824
                                                   ------------    ----------
        Operating income                              3,308,604     4,365,640
                                                   ------------    ----------

Other income (expense):
  Interest income                                       169,914        81,180
  Interest expense                                     (178,213)      (92,185)
  Other, net                                            252,036       125,902
                                                   ------------    ----------
        Total other income                              243,737       114,897
                                                   ------------    ----------
        Earnings before cumulative
         effect of change in accounting for
         postretirement benefits                      3,552,341     4,480,537

Cumulative effect of change in accounting
  for postretirement benefits                                 -      (590,000)
                                                   ------------    ----------
        Net earnings                               $  3,552,341     3,890,537
                                                   ------------    ----------
                                                   ------------    ----------

Net earnings allocated to:
  General partner                                  $  1,608,880     1,786,924
  Limited Partners                                    1,943,461     2,103,613
                                                   ------------    ----------
                                                   $  3,552,341     3,890,537
                                                   ------------    ----------
                                                   ------------    ----------

Earnings per unit before cumulative effect         $        .60           .77
Cumulative effect per unit                                    -            10
                                                   ------------    ----------
Net earnings per unit                              $        .60           .67
                                                   ------------    ----------
                                                   ------------    ----------
Distributions per unit                             $        .30           .32
                                                   ------------    ----------
                                                   ------------    ----------

Average units outstanding:
  General partner                                     2,666,672     2,666,672
  Limited partner                                     3,221,232     3,138,669
                                                   ------------    ----------
                                                      5,887,904     5,805,341
                                                   ------------    ----------
                                                   ------------    ----------


See accompanying notes to consolidated financial statements.

                    CORPORATE SYSTEMS, LTD.  AND SUBSIDIARY
                         (a Texas limited partnership)

            Consolidated Statement of Changes in Partners' Equity


                     Nine months ended September 30, 1996

                                 (unaudited)

                                               General      Limited
                                               partner      partners      Total
                                               -------      --------      -----
Partners' equity, January 1, 1996            $ 3,080,953    4,820,473    7,901,426

  Net earnings                                 1,608,880    1,943,461    3,552,341

  Distributions to partners                     (800,001)    (976,843)  (1,776,844)

  Sale of partnership units (46,548 units)             -      232,740      232,740
                                             -----------    ---------   ----------
Partners' equity, September 30, 1996         $ 3,889,831    6,019,832    9,909,663
                                             -----------    ---------   ----------
                                             -----------    ---------   ----------


See accompanying notes to consolidated financial statements.

                    CORPORATE SYSTEMS, LTD.  AND SUBSIDIARY
                        (a Texas limited partnership)

                    Consolidated Statements of Cash Flows


                 Nine months ended September 30, 1996 and 1995

                                                           1996        1995
                                                           ----        ----
                                                              (unaudited)
Cash flow provided by operating activities             $ 4,384,798    2,693,279
                                                       -----------   ----------

Cash flows used by investing activities - additions
  to property, plant and equipment                        (665,581)  (2,107,144)
                                                       -----------   ----------

Cash flows from financing activities:
  Borrowings under interim construction loan                     -    1,658,135
  Principal payments under capital lease obligations       (86,016)    (170,760)
  Principal payments of long-term debt                           -     (583,238)
  Distributions to partners                             (2,717,046)  (1,879,064)
  Sale of partnership units                                232,740      383,416
                                                       -----------   ----------
        Net cash used by financing activities           (2,570,322)    (591,511)
                                                       -----------   ----------

Net increase (decrease) in cash                          1,148,895       (5,376)
Cash and cash equivalents at beginning of period         4,343,196    3,354,842
                                                       -----------   ----------
Cash and cash equivalents at end of period             $ 5,492,091    3,349,466
                                                       -----------   ----------
                                                       -----------   ----------



See accompanying notes to consolidated financial statements.

                    CORPORATE SYSTEMS, LTD.  AND SUBSIDIARY
                        (a Texas limited partnership)

                   Notes to Consolidated Financial Statements


                             September 30, 1996


(1) General

    See note 1 of the Notes to the Consolidated Financial Statements in the Partnership's December 31, 1995 Consolidated Financial Statements for a summary of the Partnership's significant accounting policies.

    The unaudited consolidated financial statements included herein were prepared from the books of the Partnership in accordance with generally accepted accounting principles and reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary to present a fair statement of the financial position, results of operations and cash flows for the interim periods. Such financial statements generally conform to the presentation reflected in the Partnership's December 31, 1995 Consolidated Financial Statements. The current interim period reported herein is included in the fiscal year subject to independent audit at the end of that year and is not necessarily an indication of the expected results for the fiscal year.

(2) Interim Construction Loan

    During November 1994, the Partnership obtained a secured $3,145,000 interim construction loan commitment from a bank to acquire, construct and renovate certain facilities. At September 30, 1996, $2,668,088 was advanced under the interim construction loan. The interim construction loan agreement requires monthly payments of interest at the bank's prime rate or 8.25% at September 30, 1996 and was originally due on March 31, 1996 but was extended to December 31, 1996. Additionally, the Partnership is required to maintain a compensating balance on deposit at the bank equal to 20% of the outstanding interim construction loan balance.

    The Partnership currently has commitments from the bank and the Amarillo Economic Development Corporation (AEDC) to convert the interim construction loan into long term debt upon maturity. Such long term debt is expected to be amortized over a ten year period at the bank's prime rate. The portion of the debt financed by the AEDC, approximately $1,400,000, is expected to have a provision that allows for the refunding of all or a portion of the interest paid if the Partnership maintains certain employment levels.

(3) Contingencies

    The Partnership is a defendant in a lawsuit alleging nonperformance relating to a contract for services to analyze and contain medical costs associated with worker's compensation claims. The plaintiff has alleged the Partnership misrepresented and/or failed to provide quality medical cost containment services and seeks damages of $10,000,000, subject to trebling, plus certain other damages. The case is in discovery and the Partnership's liability, if any, is not determinable at this time. The Partnership denies the allegations and intends to vigorously defend this action. Also, the Partnership maintains an errors and omissions insurance policy with coverage of $5,000,000 per error and $5,000,000 per policy year general insurance. The Partnership believes such insurance coverage is available to cover part of the damages, if any. Management believes that the resolution of this suit will not have a materially adverse effect on the Partnership's consolidated financial position, liquidity or results of operations.

                    CORPORATE SYSTEMS, LTD.  AND SUBSIDIARY
                        (a Texas limited partnership)

                   Notes to Consolidated Financial Statements

(4) Accounting Pronouncements

    In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF (Statement
    121). Statement 121 addresses the accounting for the impairment of long-lived assets, certain identifiable intangibles and goodwill when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is evaluated by estimating future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows is less than the carrying amount of the assets, an impairment loss is recognized. The Partnership implemented Statement 121 on January 1, 1996; however, such did not have a material effect on the Partnership's consolidated financial position or results of operations.

    In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, ACCOUNTING FOR STOCK BASED COMPENSATION (Statement 123), which encourages, but does not require, a method of accounting for employee equity based awards which results in compensation expense being recognized when awards are granted based on their fair value. Entities which elect not to adopt the new method for the financial statements are required to disclose in the notes to the financial statements the pro forma effect on net income as if the fair value method of accounting had been applied.
    The Partnership will continue to account for the equity-based awards using the requirements of Accounting Principles Board Opinion No. 25,
    ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and will provide the required fair value disclosures in the notes to the consolidated financial statements. Statement 123 is effective for fiscal years beginning after December 15, 1995.

(5) Conversion to Corporate Form

    The Partnership has decided to reorganize from a partnership to corporate form. It is currently expected that the conversion to corporate form will be effective in late 1996.

                         INDEPENDENT AUDITORS' REPORT



The Partners
Corporate Systems, Ltd.:


We have audited the accompanying consolidated balance sheets of Corporate Systems, Ltd. (a Texas limited partnership) and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in partners' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Corporate Systems, Ltd. and subsidiary as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in notes 1 and 7, the Partnership adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 106, EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS effective January 1, 1995.

                                             /s/ KPMG Peat Marwick LLP


Dallas, Texas
February 9, 1996

                    CORPORATE SYSTEMS, LTD.  AND SUBSIDIARY
                        (a Texas limited partnership)

                         Consolidated Balance Sheets

                          December 31, 1995 and 1994



                  Assets                          1995          1994
                  ------                          ----          ----
Current assets:
 Cash and cash equivalents, including
  interest-bearing assets of $3,200,000
  in 1995 and $3,310,000 in 1994              $ 4,343,196    3,354,842
 Trade accounts receivable, less
  allowance for doubtful accounts
  of $501,111 in 1995 and $904,366
  in 1994 (notes 2 and 8)                       6,788,414    6,916,302
 Prepaid expenses and supplies                    681,106      308,887
 Current portion of prepaid airline passes         26,858      125,737
                                              -----------   ----------
    Total current assets                       11,839,574   10,705,768
                                              -----------   ----------

Property, plant and equipment (notes 4 and 5):
 Land and office buildings                      4,072,265    3,114,251
 Computer equipment                             2,233,720    1,779,731
 Leased computer equipment under
  capital leases                                  733,672    1,270,597
 Furniture and fixtures                         1,871,489    1,006,985
 Computer software                                911,756      652,470
                                              -----------   ----------
                                                9,822,902    7,824,034
 Less accumulated depreciation and
  amortization                                 (3,492,357)  (3,252,211)
                                              -----------   ----------
    Net property, plant and equipment           6,330,545    4,571,823
                                              -----------   ----------

Prepaid airline passes, excluding
 current portion                                   43,066       47,209
Other assets, net                                 151,342      189,928
                                              -----------   ----------
                                              $18,364,527   15,514,728
                                              -----------   ----------
                                              -----------   ----------

                                                            (Continued)

                    CORPORATE SYSTEMS, LTD.  AND SUBSIDIARY
                        (a Texas limited partnership)

                    Consolidated Balance Sheets, Continued



   Liabilities and Partners' Equity               1995          1994
   --------------------------------               ----          ----
Current liabilities:
 Interim construction loan (note 5)           $ 2,668,088            -
 Current maturities of long-term debt
  (note 5)                                              -    1,139,076
 Current maturities of obligations under
  capital leases (note 4)                          95,792      327,808
 Accounts payable                               1,574,492    2,360,568
 Accrued expenses:
  Employee commissions and bonuses                694,964      498,021
  Profit sharing (note 6)                         682,370    1,000,000
  Distributions payable                           940,202            -
  Other                                           764,304    1,107,569
 Lease incentive (note 4)                         239,166            -
 Deferred income                                1,574,497    1,578,083
                                              -----------   ----------
    Total current liabilities                   9,233,875    8,011,125
                                              -----------   ----------

Obligations under capital leases,
  excluding current maturities (note 4)            21,965      107,886
Lease incentive - noncurrent (note 4)             375,834            -
Deferred income - noncurrent                      161,563      220,313
Accumulated postretirement benefit
   obligation (note 7)                            669,864            -
                                              -----------   ----------
    Total liabilities                          10,463,101    8,339,324

Partners' equity (note 10):
 General partner                                3,080,953    2,914,692
 Limited partners                               4,820,473    4,260,712
                                              -----------   ----------
                                                7,901,426    7,175,404
                                              -----------   ----------

Commitments and contingencies (notes 4, 5,
  6 and 9)
                                              -----------   ----------
                                              $18,364,527   15,514,728
                                              -----------   ----------
                                              -----------   ----------


See accompanying notes to consolidated financial statements.

                    CORPORATE SYSTEMS, LTD. AND SUBSIDIARY
                        (a Texas limited partnership)

                      Consolidated Statements of Income

                Years ended December 31, 1995, 1994 and 1993

                                                         1995         1994         1993
                                                     -----------   ----------   ----------
Operating revenues (note 8):
  Risk management claims administration services     $26,030,942   23,838,381   19,504,041
  Installations and programming                        2,407,139    1,840,008    1,495,561
  Computer access and equipment rental fees
   (note 4)                                            3,582,708    4,104,387    4,519,199
  Special project fees                                12,234,711    8,685,108    5,121,248
  Other                                                1,839,364    1,278,735    1,128,920
                                                     -----------   ----------   ----------
    Total operating revenues                          46,094,864   39,746,619   31,768,969
                                                     -----------   ----------   ----------
Operating expenses (note 1):
  Cost of services                                    35,630,595   29,268,495   21,362,548
  Selling, general and administrative                  5,816,266    5,357,658    5,554,351
                                                     -----------   ----------   ----------
    Total operating expenses                          41,446,861   34,626,153   26,916,899
                                                     -----------   ----------   ----------
    Operating income                                   4,648,003    5,120,466    4,852,070
                                                     -----------   ----------   ----------
Other income (expense):
  Income associated with dissolved investment in
   affiliated company (note 3)                                 -            -      730,780
  Gain (loss) on sale of assets                            7,834       (5,033)    (143,685)
  Interest income                                        159,812      151,794       71,126
  Interest expense                                      (144,391)    (205,304)    (365,652)
  Other, net                                             195,857      272,968      206,545
                                                     -----------   ----------   ----------
    Total other income                                   219,112      214,425      499,114
                                                     -----------   ----------   ----------
    Earnings before cumulative
     effect of change in accounting for
     postretirement benefits                           4,867,115    5,334,891    5,351,184
Cumulative effect of change in accounting
 for postretirement benefits (note 7)                    590,000            -            -
                                                     -----------   ----------   ----------
   Net earnings                                      $ 4,277,115    5,334,891    5,351,184
                                                     -----------   ----------   ----------
                                                     -----------   ----------   ----------
Net earnings allocated to:
  General partner                                    $ 1,952,931    2,453,004    2,460,496
  Limited Partners                                     2,324,184    2,881,887    2,890,688
                                                     -----------   ----------   ----------
                                                     $ 4,277,115    5,334,891    5,351,184
                                                     -----------   ----------   ----------
                                                     -----------   ----------   ----------

Earnings per unit before cumulative effect           $       .83          .92          .92
Cumulative effect per unit                                   .10            -            -
                                                     -----------   ----------   ----------
Net earnings per unit                                $       .73          .92          .92
                                                     -----------   ----------   ----------
                                                     -----------   ----------   ----------
Distributions per unit                               $       .67          .49          .14
                                                     -----------   ----------   ----------
                                                     -----------   ----------   ----------
Average units outstanding:
  General partner                                      2,666,672    2,666,672    2,666,672
  Limited partner                                      3,174,132    3,132,911    3,132,911
                                                     -----------   ----------   ----------
                                                       5,840,804    5,799,583    5,799,583
                                                     -----------   ----------   ----------
                                                     -----------   ----------   ----------

See accompanying notes to consolidated financial statements.

                   CORPORATE SYSTEMS, LTD.  AND SUBSIDIARY
                        (a Texas limited partnership)

            Consolidated Statements of Changes in Partners' Equity

                 Years ended December 31, 1995, 1994 and 1993

                                                 General     Limited
                                                 partner     partners       Total
                                              -----------   ----------   ----------
Partners' equity, December 31, 1992           $  (319,158)     461,456      142,298

Net earnings                                    2,460,496    2,890,688    5,351,184

Distributions to partners                        (373,633)    (438,958)    (812,591)
                                              -----------   ----------   ----------

Partners' equity, December 31, 1993             1,767,705    2,913,186    4,680,891

Net earnings                                    2,453,004    2,881,887    5,334,891

Distributions to partners                      (1,306,017)  (1,534,361)  (2,840,378)
                                              -----------   ----------   ----------

Partners' equity, December 31, 1994             2,914,692    4,260,712    7,175,404

Net earnings                                    1,952,931    2,324,184    4,277,115

Distributions to partners                      (1,786,670)  (2,149,088)  (3,935,758)

Sale of partnership units (76,683 units)                -      384,665      384,665
                                              -----------   ----------   ----------

Partners' equity, December 31, 1995           $ 3,080,953    4,820,473    7,901,426
                                              -----------   ----------   ----------
                                              -----------   ----------   ----------

See accompanying notes to consolidated financial statements.

                    CORPORATE SYSTEMS, LTD.  AND SUBSIDIARY
                          (a Texas limited partnership)

                     Consolidated Statements of Cash Flows

                 Years ended December 31, 1995, 1994 and 1993

                                                      1995          1994          1993
                                                      ----          ----          ----
Cash flows from operating activities:
  Cash received from customers                   $ 47,400,707    37,221,604    33,439,725
  Cash paid to suppliers and employees            (42,008,185)  (31,473,775)  (25,776,865)
  Interest received                                   159,812       151,794        71,126
  Interest paid                                      (222,610)     (205,304)     (387,696)
                                                 ------------   -----------   -----------
      Net cash provided by operating activities     5,329,724     5,694,319     7,346,290
                                                 ------------   -----------   -----------

Cash flows from investing activities:
  Proceeds from the sale of property, plant and
   equipment                                           60,786           300           239
  Additions to property, plant and equipment       (3,617,340)   (2,819,987)     (249,462)
                                                 ------------   -----------   -----------
      Net cash used by investing activities        (3,556,554)   (2,819,687)     (249,223)
                                                 ------------   -----------   -----------

Cash flows from financing activities:
  Borrowings under interim construction loan        2,668,088             -             -
  Principal payments under capital lease
   obligations                                       (317,937)     (426,764)     (418,340)
  Cash received from lease incentive                  615,000             -             -
  Principal payments of  long-term debt            (1,139,076)   (1,285,680)   (1,364,066)
  Distributions to partners                        (2,995,556)   (2,840,378)     (812,591)
  Sale of partnership units                           384,665             -             -
                                                 ------------   -----------   -----------
      Net cash used by financing activities          (784,816)   (4,552,822)   (2,594,997)
                                                 ------------   -----------   -----------
Net increase (decrease) in cash                       988,354    (1,678,190)    4,502,070
Cash and cash equivalents at beginning of year      3,354,842     5,033,032       530,962
                                                 ------------   -----------   -----------
Cash and cash equivalents at end of year         $  4,343,196     3,354,842     5,033,032
                                                 ------------   -----------   -----------
                                                 ------------   -----------   -----------


                                                                    (Continued)

                    CORPORATE SYSTEMS, LTD.  AND SUBSIDIARY
                        (a Texas limited partnership)

              Consolidated Statements of Cash Flows, Continued

                                                               1995         1994         1993
                                                               ----         ----         ----
Reconciliation of net earnings to net cash provided by
  operating activities:
    Net earnings                                           $ 4,277,115    5,334,891    5,351,184
    Adjustments to reconcile net earnings to net cash
     provided by operating activities:
      Depreciation and amortization                          1,860,126    1,654,283    1,664,170
      Provision (credit) for losses on
        accounts receivable                                   (478,075)     664,982      220,000
      (Gain) loss on sale of assets                             (7,834)       5,033      143,685
      Income associated with investment in
        dissolved company                                            -            -     (730,780)
      Change in assets and liabilities:
        Trade accounts  receivable                             605,963   (3,420,760)  (1,149,063)
        Prepaid expenses and supplies                         (372,219)    (187,101)     (22,611)
        Prepaid airline passes                                 103,022       54,726       91,387
        Other assets                                           (15,874)      33,014       39,475
        Accounts payable                                      (786,076)     445,738     (412,785)
        Accrued expenses                                      (463,952)     581,714      946,789
        Deferred income                                        (62,336)     527,799    1,204,839
        Accumulated postretirement benefit
         obligation                                            669,864            -            -
                                                           -----------   ----------   ----------
           Net cash provided by operating activities       $ 5,329,724    5,694,319    7,346,290
                                                           -----------   ----------   ----------
                                                           -----------   ----------   ----------

SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITY - During 1995, distributions to partners totaling $940,202 were declared and recorded as a liability.


See accompanying notes to consolidated financial statements.

                    CORPORATE SYSTEMS, LTD.  AND SUBSIDIARY
                          (a Texas limited partnership)

                  Notes to Consolidated Financial Statements

                      December 31, 1995, 1994 and 1993


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a)  GENERAL

          The principal business of Corporate Systems, Ltd. (the Partnership) is to provide risk management and control services in various areas, including medical, property and casualty, worker's compensation and disability claims.

          The Partnership operates under a Texas limited partnership agreement which provides for an initial term of 30 years, beginning in 1976. Under the agreement, the maximum amount of any limited partner's individual liability may not exceed the contributions of such partner plus related undistributed profits. Profits and losses of the Partnership are allocated among the partners in proportion to the Partnership units owned by each partner. The Partnership had 6,000,000 units authorized and 5,876,266 outstanding at December 31, 1995 and 5,799,583 outstanding at December 31, 1994 and 1993.

          The general partner of the Partnership is CSC General Partner, Inc. The general partner is responsible for management of the operations of the Partnership. The general partner receives no management fees for its services but is reimbursed for all expenses incurred in performing services for the Partnership. Such reimbursed expenses were not significant during 1995, 1994 and 1993.

          The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (b)  BASIS OF PRESENTATION

          The consolidated financial statements include the accounts of the Partnership and its wholly owned subsidiary, Diagnostic Profiles, Inc.
         (DPI). All significant intercompany transactions and balances have been eliminated in consolidation.

     (c)  TRADE ACCOUNTS RECEIVABLE

          The Partnership maintains an allowance for doubtful accounts based on management's estimate of the collectibility of all trade accounts receivable. The Partnership's trade accounts receivable are generally unsecured.



                                   F-24                           (Continued)

                    CORPORATE SYSTEMS, LTD.  AND SUBSIDIARY
                          (a Texas limited partnership)

                  Notes to Consolidated Financial Statements

     (d)  PREPAID AIRLINE PASSES

          Prepaid airline passes allow certain employees to travel for a specified amount of air miles per year. The passes are amortized as they are used and the amount expected to be used during the next fiscal year is included in current assets.

     (e)  PROPERTY, PLANT AND EQUIPMENT

          Property, plant and equipment are stated at cost. Leased computer equipment under capital leases is stated at the lower of the present value of minimum lease payments or the fair value of the equipment at the inception of the lease. Office buildings are depreciated over their estimated useful lives on the straight-line basis. Computer equipment and furniture and fixtures are depreciated using accelerated and straight-line methods over their estimated useful lives. Assets recorded under capital leases are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset.

          Purchased computer software is included in property, plant and equipment and is capitalized at cost and amortized using the straight-line method over the estimated useful life of the software which generally ranges from one to five years.

          The Partnership removes fully depreciated plant and equipment, including computer software, from the respective asset and accumulated depreciation accounts. In 1995, 1994 and 1993, the Partnership removed approximately $2,080,000, $1,123,000 and $911,000, respectively, of fully depreciated assets.

          During 1995, the Partnership capitalized approximately $78,000 in interest costs incurred on debt obtained to finance the construction of an additional office building.

          In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF (Statement 121). Statement 121 addresses the accounting for the impairment of long-lived assets, certain identifiable intangibles and goodwill when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is evaluated by estimating future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows is less than the carrying amount of the assets, an impairment loss is recognized. The Partnership implemented Statement 121 on January 1, 1996; however, such did not have a material effect on the Partnership's consolidated financial position or results of operations.

   (f)    POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

          The Partnership sponsors a defined benefit health care plan for substantially all retirees and employees. Prior to January 1, 1995, the Partnership's policy had been to recognize expenses as claims were paid. Effective January 1, 1995, the Partnership adopted
          SFAS No. 106, EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS (Statement 106). Statement 106 requires accrual of postretirement



                                   F-25                           (Continued)

                    CORPORATE SYSTEMS, LTD.  AND SUBSIDIARY
                          (a Texas limited partnership)

                  Notes to Consolidated Financial Statements

          benefits other than pensions, primarily medical and dental benefits provided to retired employees, during the years an employee provides services. The cumulative effect of this change in accounting for such postretirement benefits of $590,000 was reported in the 1995 consolidated statement of income.

     (g)  REVENUE RECOGNITION

          Revenue from risk management claims administration services consists of fees charged for the processing of various risk management reports and related services and reimbursed costs associated with printing and shipping such reports. Another revenue component of the risk management claims administration services is the medical cost management fee income which involves entering customer medical claims into the system and performing an analysis of the cost on the claims. Installations and programming revenue consists primarily of licensing fees, file construction and custom programming services. Revenues from computer equipment rentals represent amounts charged for leasing certain computer equipment. Special project fees represent revenues from agreements with several large customers to provide risk management services. Significant terms of these special project agreements generally include management fees based on a specified amount or number of claims on file, and reimbursement of direct and indirect operating costs. Also, the agreements have initial terms and renewal options and are subject to termination (generally 180 day notice) by the other party. Other operating revenues primarily result from software sales and support, consulting and certain other reimbursed costs. Consulting fees include amounts charged for training customer personnel.

          Revenue from risk management claims administration services, computer equipment rentals, special project fees, software support agreements and reimbursed costs are generally recognized at the time services are performed or ratably over the contract period during which the services are performed.

          Revenue from software licensing fees that have insignificant vendor obligations remaining are recognized on delivery of the software.
          The remaining obligations are accounted for by deferring a pro rata portion of the revenue and recognizing it either ratably as the obligations are fulfilled or on completion of performance. For software licensing fees that have significant vendor obligations remaining, revenue is not recognized until delivery has occurred and other remaining vendor obligations are no longer significant. Postcontract customer support is generally recognized upon delivery of software, with the cost of providing postcontract customer support charged to operations as incurred or accrued and charged to operations at the time revenue is recognized, whichever occurs first.

          Revenues from custom programming, software sales requiring significant modifications or customization and other consulting fees are generally recognized using percentage of completion contract accounting. As contracts progress, changes from the original contract such as contract specifications, completion dates, and final contract settlements may result in changes to revenues and profit. These changes are recognized in the period that the revisions occur.


                                   F-26                           (Continued)

                    CORPORATE SYSTEMS, LTD.  AND SUBSIDIARY
                          (a Texas limited partnership)

                  Notes to Consolidated Financial Statements


     (h)  COMPUTER SOFTWARE DEVELOPMENT COSTS

          Costs of internally developed software, primarily programmers' salaries, are charged to expense as incurred. Production costs incurred after technological feasibility has been established are not considered significant.

     (i)  FEDERAL INCOME TAXES

          Under provisions of the Internal Revenue Code, the income or loss of a partnership is includable in the federal income tax returns of the individual partners. Accordingly, federal income taxes related to the Partnership have not been provided in the financial statements.

          As a corporation, DPI's income is subject to taxation under provisions of the Internal Revenue Code and a separate federal income return is filed. Such amounts related to DPI were not significant in 1995, 1994 and 1993.

     (j)  CASH EQUIVALENTS

          Cash equivalents of $3,200,000 and $3,310,000 at December 31, 1995 and 1994, respectively, consist of investments in U.S. Treasury Notes and money market funds. The Partnership has an arrangement with a financial institution that allows the Partnership's excess cash to be invested overnight in U.S. Treasury Notes.

     (k)  RESEARCH AND DEVELOPMENT COSTS

          Research and development costs of new products are expensed currently as required by SFAS No. 2, ACCOUNTING FOR RESEARCH AND DEVELOPMENT COSTS. Costs charged to expenses for 1995, 1994 and 1993 were approximately $4,081,000, $2,129,000 and $245,000, respectively.

          Additionally, the Partnership has a software development project with one customer. The arrangement requires the customer to reimburse the Partnership for certain expenses, primarily programmers salaries, incurred on the project. During 1995 and 1994, revenues totaling approximately $1,767,000 and $1,907,000, respectively, were recognized as a result of such reimbursements. There were no such amounts in 1993.
     (l)  HEALTH INSURANCE

          The Partnership self-insures group health care for employees up to $50,000 in claims per employee each year. The Partnership's provision for such claims includes the estimate of the ultimate costs for both reported claims and claims incurred but not reported. Claims expense was approximately $840,000, $1,154,000 and $759,000 in 1995, 1994 and
          1993, respectively.


                                   F-27                           (Continued)

                    CORPORATE SYSTEMS, LTD.  AND SUBSIDIARY
                          (a Texas limited partnership)

                  Notes to Consolidated Financial Statements


     (m)  FAIR VALUE OF FINANCIAL INSTRUMENTS

          SFAS No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates at December 31, 1995, are set forth below for the Partnership's financial instruments.

          Cash and cash equivalents, trade accounts receivable, accounts payable and accrued expenses - The carrying amounts approximate fair value because of the short maturity of these instruments.

          Interim construction loan - The carrying amount of the interim construction loan approximates market because the interest rate is based on prime lending rates.

     (n)  RECLASSIFICATIONS

          Certain amounts in the 1994 and 1993 consolidated financial statements have been reclassified to conform to the 1995 method of presentation.

(2)  ALLOWANCE FOR DOUBTFUL ACCOUNTS

     The following is a summary of activity in the allowance for doubtful accounts for the years ended December 31, 1995, 1994 and 1993:


                                              1995         1994       1993
                                              ----         ----       ----

        Balance at beginning of year       $ 904,366     276,608     64,538
        Provisions charged (credited)
          to expense                        (478,075)    664,982    220,000
        Charge-offs                             (360)    (94,978)   (97,382)
        Recoveries                            75,180      57,754     89,452
                                           ---------     -------    -------
        Balance at end of year             $ 501,111     904,366    276,608
                                           ---------     -------    -------
                                           ---------     -------    -------

     The credit provision of $478,075 reflected during 1995 was primarily attributed to the full collection of an individual account receivable totaling approximately $376,000 which was fully reserved during 1994 due to significant uncertainties surrounding its collection and the recovery of certain other accounts receivable during 1995 that had been charged-off during 1994.

(3)  DISSOLUTION OF AFFILIATED COMPANY

     During 1993, the Partnership recognized income of $730,780 related to Genesys Cost Management Systems, Inc., an entity that the Partnership held a 49.5% interest in prior to its dissolution in 1993. The income related to the collection of receivables previously written off and reversal of certain accrued liabilities.



                                   F-28                           (Continued)

                    CORPORATE SYSTEMS, LTD. AND SUBSIDIARY
                        (a Texas limited partnership)

                  Notes to Consolidated Financial Statements

(4)  LEASES

   The Partnership is obligated under various capital leases for certain computer equipment and furniture that expire over the next two years. At December 31, 1995 and 1994, computer equipment and furniture having a cost of approximately $734,000 and $1,271,000, respectively, and accumulated depreciation of approximately $636,000 and $921,000, respectively, were recorded under capital leases and included in property, plant and equipment. Amortization of assets held under capital leases is included with depreciation and amortization expense.

   The Partnership also has several noncancelable operating leases primarily for equipment and office space that expire over the next four years. The Partnership has several operating leases for certain computer equipment that require monthly rental payments that are charged to operations as incurred. Rent expense for all the Partnership's operating leases totaled approximately $4,986,000, $4,187,000 and $3,777,000 for 1995, 1994 and 1993,
   respectively.

   During 1995, the Partnership terminated an operating lease on certain computer equipment prior to the expiration of such lease. Such early termination resulted in the Partnership recognizing a loss of approximately $670,000, which represents the Partnership's remaining obligation on the lease at the date of termination. Additionally, the Partnership entered into a new lease for similar computer equipment and received an incentive from the new lessor totaling $615,000. Such incentive has been reflected as a liability in the accompanying consolidated balance sheet at December 31, 1995 and will be amortized over the three year lease term which begins in January 1996. Although a loss was recognized in 1995 as a result of this transaction, the Partnership's management believes the economic benefits that will be realized in subsequent years under the new lease due to reduced obligations will exceed the loss realized in the current year.

   The following is a schedule by year of future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and the present value of the future minimum capital lease payments as of December 31, 1995:

                                                    Capital      Operating
                                                     leases       leases
                                                    --------     ---------
     Year ending December 31:

          1996                                      $112,417     3,721,331
          1997                                        22,827     2,325,831
          1998                                           -       1,577,773
          1999                                           -          36,910
                                                    --------     ---------
     Total minimum lease payments                    135,244     7,661,845
                                                                 ---------
                                                                 ---------
     Less amount representing interest                17,487
                                                    --------
     Present value of net minimum capital
      lease payments                                 117,757
     Less current maturities of obligations under
      capital leases                                  95,792
                                                    --------
                                                   $  21,965
                                                    --------
                                                    --------


                                     F-29                          (Continued)

                    CORPORATE SYSTEMS, LTD. AND SUBSIDIARY
                        (a Texas limited partnership)

                  Notes to Consolidated Financial Statements

   Certain computer equipment leased by the Partnership under long-term leases is subleased to its customers on a month-to-month basis.

(5)  BORROWINGS

   Long-term debt at December 31, 1995 and 1994 consists of the following:


                                                                1995      1994
                                                               -----    --------
      Note payable to a bank, due in monthly installments,
       including interest at 1% over prime, and final
       installment due December 10, 1995; secured
       by substantially all the Partnership's assets          $   -      665,019
      Noninterest bearing obligation related to computer
       software with final payment due on April 1,
       1995 (net of discount based on imputed interest
       rate of 8.0%)                                              -      401,587
      Real estate lien note due in monthly installments of
       $12,500 plus interest at 3/4% above prime.
       Remaining balance due August 15, 1995                      -       72,470
                                                              -----    ---------
                                                              $   -    1,139,076
                                                              -----    ---------
                                                              -----    ---------

   During November 1994, the Partnership obtained a secured $3,145,000 interim construction loan commitment from a bank to acquire, construct and renovate certain facilities. In connection with the commitment, the bank agreed to provide permanent long-term financing of up to $1,445,000, subject to certain conditions. The Partnership also has a commitment of $1,400,000 from the Amarillo Economic Development Corporation for a permanent loan for the same purpose as the bank permanent loan, secured by an inferior lien on the same collateral.

   At December 31, 1995, $2,668,088 was advanced under the interim construction loan. The interim loan agreement requires monthly payments of interest at the bank's prime rate or 8.5% at December 13, 1995 and is due March 31, 1996. Additionally, the Partnership is required to maintain a compensating balance on deposit at the bank equal to 20% of the outstanding interim construction loan balance. It is expected that upon maturity, the interim loan will be converted to long-term debt.

(6)  EMPLOYEE BENEFIT PLANS

   The Partnership has a self-employed profit sharing plan that provides certain retirement, disability, death and termination benefits for eligible employees and owner-employees (employees who own more than 10% of the capital interest in the Partnership). Additionally, the Plan was amended to provide for a 401(k) arrangement whereby each participant may elect to contribute a portion of their salary to the Plan beginning in 1994. Each plan year, the Partnership may contribute an amount of matching contributions determined at the Partnership's discretion. Such matching contributions are allocated to participants based on the Plan's provisions. Additional discretionary Partnership contributions may also be made. Participant after-tax contributions are not allowed. The provision for the Partnership's matching contributions for 1995 and 1994 was


                                     F-30                          (Continued)

                    CORPORATE SYSTEMS, LTD. AND SUBSIDIARY
                        (a Texas limited partnership)

                  Notes to Consolidated Financial Statements

   approximately $237,000 and $253,000, respectively. The provision for discretionary profit sharing contributions was approximately $682,000, $1,000,000 and $500,000 for 1995, 1994 and 1993, respectively.

   During 1995, the Partnership adopted an incentive award plan that provides certain employees with cash equivalent options to purchase limited partnership units valued at $5 per unit. Under this plan, a total of 95,096 unit options were granted. Of this total, 50% become vested and are eligible to be exercised during 1996 with the remainder eligible in 1997. Also during 1995, the Partnership expensed and paid out approximately $301,000 under a similar incentive plan. Under this plan, 42,140 options for units were granted and exercised.

   In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, ACCOUNTING FOR STOCK BASED COMPENSATION (Statement 123), which encourages, but does not require, a method of accounting for employee equity based award which results in compensation expense being recognized when awards are granted based on their fair value. Entities which elect not to adopt the new method for the financial statements are required to disclose in the notes to the financial statements the pro forma effect on net income and earnings per share as if the fair value method of accounting had been applied. The Partnership will continue to account for the equity-based awards using the requirements of Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and will provide the required fair value disclosures in the notes to the consolidated financial statements. Statement 123 is effective for fiscal years beginning after December 15, 1995.

(7)  POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

   As discussed in note 1, the Partnership adopted Statement 106, effective January 1, 1995. The Partnership recognized the entire transition obligation of approximately $590,000 at the date of adoption. For the year ended December 31, 1995, net periodic pension cost consisting of the portion of expected postretirement benefit obligation attributable to employee service during the period and interest costs associated with the unfunded accumulated obligation for future benefits was approximately $98,000. The effect of adopting Statement 106 on net earnings and the net periodic postretirement benefit cost for the year ended December 31, 1995, was a decrease of approximately $670,000 and $80,000, respectively.
   Postretirement benefits costs for 1994 and 1993 have not been restated.






                                     F-31                           (Continued)

                    CORPORATE SYSTEMS, LTD. AND SUBSIDIARY
                        (a Texas limited partnership)

                  Notes to Consolidated Financial Statements

   Summary information on the Partnership's plan for the year ended December 31, 1995 is as follows:

    Accumulated postretirement benefit obligation at January 1, 1995:

      Actives eligible to retire                             $115,191
      Retired participants                                    260,801
      Actives not yet eligible to retire                      214,433
                                                             --------
        Accrued postretirement benefit costs                  590,425

    Postretirement benefit cost                                98,165
    Benefit payments made                                     (18,726)
                                                             --------
        Obligation at December 31, 1995                      $669,864
                                                             --------
                                                             --------

   A summary of the service cost and interest cost components for the Partnership's plan for 1995 and the effect of a one-percentage-point increase in the assumed health care cost trend rate is as follows:

                                         Current
                                         Medical        Current
                                          Trend       Assumptions
                                       Assumptions      Plus 1%
                                       -----------    -----------

        Service cost                     $55,000        66,000
        Interest cost                     43,000        48,000
                                         -------       -------
                                         $98,000       114,000
                                         -------       -------
                                         -------       -------

   The discount rate used in determining the accumulated postretirement benefit obligation was 7.5%. The assumed health care cost trend rate was 10% graded down to 4.5% after ten years.

(8)  BUSINESS AND CREDIT CONCENTRATIONS

   The Partnership's customers are located throughout the United States. Revenues which individually represent more than five percent of total operating revenues during the years ended December 31 are as follows:

                                      1995         1994         1993
                                  -----------   ----------   ----------
      Customer "A"                $ 5,854,233    5,536,087    3,332,442
      Customer "B"                  5,670,300    6,925,341    4,622,558
      Customer "C"                  4,139,768    3,697,641    3,494,281
      Customer "D"                  3,824,381            -            -
      Customer "E"                  2,070,013    2,316,742            -
                                  -----------   ----------   ----------
                                  $21,558,695   18,475,811   11,449,281
                                  -----------   ----------   ----------
                                  -----------   ----------   ----------

   At December 31, 1995 and 1994, the Partnership had approximately $4,560,000 and $6,906,000, respectively, of unsecured trade accounts receivable due from customers which operate in the insurance industry.


                                     F-32                        (Continued)

                    CORPORATE SYSTEMS, LTD. AND SUBSIDIARY
                        (a Texas limited partnership)

                  Notes to Consolidated Financial Statements

(9)  CONTINGENCIES

   The Partnership is a defendant in a lawsuit alleging nonperformance relating to a contract for services to analyze and contain medical costs associated with worker's compensation claims. The plaintiff has alleged the Partnership misrepresented and/or failed to provide quality medical cost containment services and seeks damages of $10,000,000, subject to trebling, plus certain other damages. The case is in discovery and the Partnership's liability, if any, is not determinable at this time. The Partnership denies the allegations and intends to vigorously defend this action. Also, the Partnership maintains an errors and omissions insurance policy with coverage of $5,000,000 per error and $5,000,000 per policy year general insurance. The Partnership believes such insurance coverage is available to cover part of the damages, if any. Management believes that the resolution of this suit will not have a materially adverse effect on the Partnership's consolidated financial position, liquidity or results of operations.

(10) CONVERSION TO CORPORATE FORM

   The Partnership has elected to reorganize from a partnership to corporate form. It is currently expected that the conversion to corporate form will be effective in mid 1996.

                                                              ANNEX A

                                   GLOSSARY

The following defined terms are used frequently in this Prospectus.


Acceptance Period                The period for 30 days following the
                                 date the Holding Company delivers the
                                 Subscription Agreement to the Limited
                                 Partners and the CSC Shareholders or
                                 for such longer period of time as the
                                 Holding Company may determine.

CSC Shares                       Shares of common stock of CSC General
                                 Partner, Inc.

Common Stock                     Common Stock, par value $.001 per
                                 share, of the Holding Company.

Corporate Systems                The Partnership prior to
                                 Reorganization or the Holding Company
                                 after the Reorganization, or both.

ESOP                             Employee Stock Ownership Plan.

ESOT                             Employee Stock Option Trust.

Exchange Offer                   The offer made by the Holding Company
                                 to the Limited Partners and the CSC
                                 Shareholders to exchange Units or CSC
                                 Shares for Holding Company Stock.

General Partner                  CSC General Partner, Inc., a Texas
                                 corporation, the general partner of
                                 the Partnership.

General Partner Shareholders     Holders of the General Partner Shares.

Holding Company                  Corporate Systems Holding, Inc., a
                                 Texas corporation, formed to become the
                                 Partnership's corporate successor.

Limited Partner                  A Unitholder who is not the General Partner.

Management                       The officers and directors of the General
                                 Partner.

Partner The General Partner and all Limited Partners, collectively, where no distinction is required by the context in which the term is used herein. Reference to a "Partner" will be to any one of the Partners.

Partnership                      Corporate Systems, Ltd., a Texas limited
                                 partnership.

Plan                             A plan prepared by the General

                                 Partner that sets forth the terms of the Reorganization.

Registration Statement           The Registration Statement on Form S-4
                                 (Registration No. 33-30084) of the Holding
                                 Company filed with the SEC, together with all amendments thereto, of which this Prospectus is a part.

Reorganization                   The reorganization of the Partnership to
                                 corporate form.

SEC                              The Securities and Exchange Commission.

Unit A unit representing an ownership interest in the Partnership, including the entire legal and equitable ownership interest of a partner in the Partnership at any particular time, including without limitation, the respective Partner's interest in the capital, income, gains, profits, losses, deductions, and expenses of the Partnership. When used in the context of the General Partner, "Unit" means the Units held by the General Partner. When used in the context of a Limited Partner, "Unit" means the Unit or Units held by a Limited Partner.

Unitholder                       A holder of one or more Units.

                                                                Annex B


                                     [LETTERHEAD]

                                   NOVEMBER 27, 1996

Corporate Systems, Ltd.
1200 Corporate Systems Center
Amarillo, Texas 79102

    Re:  FEDERAL INCOME TAX CONSEQUENCES OF PROPOSED
         EXCHANGES FOR SHARES OF NEW HOLDING COMPANY


Gentlemen:

    As counsel to Corporate Systems, Ltd. (the "Partnership") and CSC General Partner, Inc. (the "Operating Company"), we have been asked to advise you concerning the anticipated United States Federal income tax consequences of proposed transactions in which a newly-formed Nevada corporation, Corporate Systems Holding, Inc. (the "Holding Company") would make an offer (the "Exchange Offer") pursuant to which the Holding Company would issue shares of its voting common stock ("Holding Stock") in exchange for (i) shares of the common stock of the Operating Company ("Operating Stock") to be transferred to the Holding Company by the holders of Operating Stock (the "CSC Shareholders") that accept the Exchange Offer, and (ii) units of partnership interest in the Partnership (the "Units") to be transferred to the Holding Company by the limited partners in the Partnership (the "Limited Partners") that accept the Exchange Offer. The transfers of the shares of Operating Stock and Units to the Holding Company by those CSC Shareholders and Limited Partners that choose to accept the Exchange Offer, and the issuance of shares of Holding Stock in exchange therefor, are hereinafter collectively referred to as the "Exchanges".

    After the Exchanges, the Operating Company, which is currently a Texas corporation, will be reincorporated in Nevada and its name will be changed to Corporate Systems, Inc. This change of state of incorporation and name will be accomplished by merging the Operating Company into a newly-formed Nevada corporation bearing the desired name.

    The Exchanges would be carried out pursuant to the terms of the Plan of Reorganization (the "Plan") dated as of July 2, 1996 and adopted by the Board of Directors of the Operating Company on that date, as described in the Registration Statement on Form S-4 to be filed by the Holding Company today (the "Registration Statement"). Unless otherwise specified, all capitalized terms have the meaning assigned to them in the Registration Statement.

STRASBURGER & PRICE, L.L.P.



NOVEMBER 27, 1996
PAGE 2
------------------------------

    In connection with the preparation of this opinion, we have examined such documents concerning the Exchanges, including the Plan, as we deem necessary.
In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied upon certain written representations of the Partnership, the Operating Company and the Holding Company, which are annexed hereto. We have also relied on certain representations to be made by the transferors in the various Subscription Agreements to be executed by such transferors in the form attached as Exhibit "99" to the Registration Statement, and we have assumed that such form of Subscription Agreement will be executed by each party that will be transferring either Operating Stock or Units to the Holding Company pursuant to the Plan. We have assumed for all purposes that the Exchanges will be effected as described in the Plan and in the Registration Statement.

    We have based our conclusions on the Internal Revenue Code of 1986 (the "Code") and the regulations promulgated pursuant thereto, each as amended from time to time and existing on the date hereof, as well as existing judicial and administrative interpretations thereof. Specifically, we have examined published rulings of the Service involving substantially similar transactions. Legislation passed, administrative action taken, administrative interpretations or rulings issued, or judicial decisions issued subsequent to the date of this letter may result in a different treatment of the proposed transaction than is anticipated by our opinion herein. This opinion does not purport to, and should not be construed to, speak to any question concerning state or foreign laws.

    We have not discussed this opinion with representatives of the Internal Revenue Service, and it is not binding on the Service. The Service is not bound by and may not concur in the conclusions we have reached.

    Based upon, and subject to the foregoing, and with due regard to such legal consideration as we deem necessary, we are of the opinion that, for United States Federal income tax purposes:

         (1) No gain or loss will be recognized by Limited Partners transferring their Units or by CSC Shareholders transferring their shares of Operating Stock to the Holding Company solely in exchange for Holding
    Stock.

         (2) No gain or loss will be recognized to the Holding Company upon receipt of the Units and the shares of Operating Stock transferred to the Holding Company in exchange for shares of Holding Stock.

STRASBURGER & PRICE L.L.P.


NOVEMBER 27, 1996
PAGE 3
------------------------------


         (3) The basis in the hands of the Holding Company of the assets transferred to it in exchange for shares of Holding Stock will be the same as the adjusted basis of such assets in the hands of the transferors immediately prior to the exchange.

         (4) The holding period of the assets received by the Holding Company in exchange for shares of Holding Stock will include the period in which such assets were held by the transferors immediately prior to the exchange.

         (5) The basis of the shares of Holding Stock received by each of the transferors will be the same as that transferor's basis in the assets transferred to the Holding Company in exchange for shares of Holding Stock.

         (6) The holding period of the Holding Stock to be received by the CSC Shareholders in exchange for their shares of Operating Stock will include the holding period for the shares of Operating Stock transferred, provided such shares of Operating Stock were held as capital assets or Section 1231 assets on the date of the exchange.

         (7) The holding period of the Holding Stock to be received by the Limited Partners in exchange for their Units will include the holding period for the Units transferred, except that the holding period of the shares of Holding Stock received by the Limited Partners in exchange for their interests in the unrealized receivables and substantially appreciated inventory items of the Partnership, within the meaning of Section 751 of the Code, that are neither capital assets nor Section 1231 assets begins on the day following the date of the exchange.

    Except as set forth above, we express no opinion as to the tax consequences to any party, whether Federal, state, local or foreign, of the Exchanges or of any transactions related to the Exchanges or contemplated by the Plan. This opinion is being furnished only to you in connection with the Exchanges and solely for your benefit in connection therewith. It may not be used or relied upon for any other purpose, and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.


                                                 Very truly yours,

                                                 STRASBURGER & PRICE, L.L.P.




                                                 By: /s/ JACK DUGAN
                                                    ---------------------------
                                                    Jack Dugan

                       CERTIFICATE OF CORPORATE SYSTEMS, LTD.,
                         CORPORATE SYSTEMS HOLDING, INC., AND
                       CSC GENERAL PARTNER, INC. IN CONNECTION
                               WITH OPINIONS OF COUNSEL


To: Strasburger & Price, L.L.P.
    901 Main St., Suite 4300
    Dallas, Texas 75202

    Re:  Plan of Exchange; Transfers to New Holding Company

-----------------------------------------------------------------------------

    On behalf of Corporate Systems, Ltd., a Texas limited partnership (the "Partnership"), and its general partner, CSC General Partner, Inc., a Texas corporation (the "Operating Company"), the Board of Directors of the Operating Company has approved proposed transactions in which a newly-formed Nevada corporation, Corporate Systems Holding, Inc. (the "Holding Company") would make an offer (the "Exchange Offer") pursuant to which the Holding Company would issue shares of its voting common stock ("Holding Stock") in exchange for
(i) shares of the Operating Company ("Operating Stock") to be transferred to the Holding Company by the holders of Operating Stock that accept the Exchange Offer (the "Transferring Shareholders"), and (ii) units of partnership interest in the Partnership (the "Units") to be transferred to the Holding Company by the limited partners in the Partnership that accept the Exchange Offer (the "Transferring Limited Partners"). The transfers to the Holding Company of (i) the shares of Operating Stock by the Transferring Shareholders, and (ii) Units by the Transferring Limited Partners, and the issuance of shares of Holding Stock in exchange therefor, are hereinafter collectively referred to as the "Exchanges".

    After the Exchanges, the Operating Company, which is currently a Texas corporation, will be reincorporated in Nevada and its name will be changed to Corporate Systems, Inc. This change of state of incorporation and name will be accomplished by merging the Operating Company into a newly-formed Nevada corporation bearing the desired name.

    The Exchanges would be carried out pursuant to the terms of the Plan of Reorganization dated as of July 2, 1996 (the "Plan") and adopted by the Board of Directors of the Operating Company on that date, as described in the Registration Statement on Form S-4 to be filed by the Holding Company today (the "Registration Statement").

    You have been asked to render certain opinions regarding the Federal income tax consequences of the proposed Exchanges. In connection with such opinions, and recognizing that you will rely on this letter in rendering said opinions, the undersigned, duly authorized officers of the Partnership, the Holding Company, and the Operating Company, and acting as such, hereby certify that, to the best knowledge of the management of the Partnership, the Holding Company, and the Operating Company, the facts relating to the Exchanges as described in the prospectus included as part of the Registration Statement (the "Prospectus"), including attachments thereto, are true, correct, and complete in all material respects and hereby certify, to the best knowledge of the management of the Partnership, the Holding Company, and the Operating Company, to the following as of the date hereof. Except as otherwise provided herein, each capitalized term used in this Certificate shall have the meaning assigned to such term in the Plan of Exchange. Insofar as such certification pertains to any person other than the Partnership, the Holding Company, or the Operating Company, such certification is only as to the knowledge of the undersigned without specific inquiry. We understand that you will reaffirm your opinions at the time of the incorporation, and that, in connection with such reaffirmation, you will require that we reaffirm this certification as of such time.

         1. The Exchanges will be consummated in compliance with the material terms of the Plan, none of the material terms and conditions of the Plan have been waived or modified, and the Partnership, the Holding Company, and the Operating Company have no plan or intention to waive or modify any such material condition.

         2. The Operating Stock transferred to the Holding Company in the Exchanges will not be subject to any liabilities, and the Holding Company will not assume any liabilities in connection with such transfers of Operating Stock.

         3. The Units transferred to the Holding Company in the Exchanges will not be subject to any liabilities, and the Holding Company will not assume any liabilities in connection with such transfers of Units.

         4. Except for the Holding Stock issued to the Transferring Shareholders and the Transferring Limited Partners in the Exchanges, no other stock will be issued by the Holding Company at the time of the Exchanges. Furthermore, no Holding Stock will be issued for services rendered to or for the benefit of the Holding Company in connection with the Exchanges.

         5. At the time of the Exchanges, the Limited Partnership will have no nonrecourse liabilities. A Partnership liability is a nonrecourse liability to the extent that no partner or related person, as defined in Treas. Reg. Section 1.752-4(b) (1991), bears the economic risk of loss for that liability under Treas. Reg. Section 1.752-2 (1991).

         6. Immediately after the Exchanges, the Transferring Shareholders and the Transferring Limited Partners, considered together as a group, will own all of the issued and outstanding shares of the capital stock of the Holding Company.

         7. The managements of the Partnership, the Holding Company and the Operating Company have no knowledge of any agreement or binding commitment under which any Transferring Shareholder or Transferring Limited Partner would dispose of, by sale, exchange, transfer by gift, or any other type of disposition, any shares of Holding Stock to be received in the Exchanges.

         8. Considering that (i) the Holding Company plans to adopt an employee stock ownership plan ("Stock Plan") at some point after the Exchanges, and (ii) such Stock Plan may offer to purchase from the shareholders of the Holding Company up to 10% of the outstanding shares of the Holding Stock, except for some or all of the Transferring Shareholders and the Transferring Limited Partners possibly accepting such an offer, the managements of the Partnership, the Holding Company and the Operating Company know of no plan or intention by any Transferring Shareholder or any Transferring Limited Partner to sell, exchange, transfer by gift, or otherwise dispose of any of the shares of Holding Stock to be received by them in the Exchanges.

         9. Taking into account (i) any issuance of shares of Holding Stock for services, (ii) the exercise of any stock rights, warrants or subscriptions with respect to shares of Holding Stock, (iii) the sale, exchange, transfer by gift, or other disposition of Holding Stock to be received in the Exchanges, and (iv) the prospect that, after the Exchanges, the Stock Plan will offer to purchase from the Holding Company up to 400,000 authorized but unissued shares of Holding Stock, the Transferring Shareholders and the Transferring Limited Partners, considered together as a group, will be in control of the Holding Company, within the meaning of
    Section 368(c) of the Internal Revenue Code. Section 368(c) defines control as owning stock possessing at least 80% of the combined voting power of all classes of voting stock and at least 80% of the total number of shares of all classes of non-voting stock.

         10. Except for (i) the shares of Holding Stock to be issued in the Exchanges, and (ii) the prospect that the Stock Plan will purchase from the Holding Company up to 400,000 authorized but unissued shares of Holding Stock, the Holding Company has no other plan or intention to issue any additional shares of its stock.

         11. Each of the parties to the Exchanges will pay his, her or its own expenses, if any, incurred in connection with the Exchanges. For this purpose, a Transferring Shareholder's or Transferring Limited Partner's own expenses shall refer to expenses such as such party's investment or estate planning fees, personal legal, accounting, investment advisory or tax advisory fees in evaluating whether to participate in the Exchanges.

         12. The Holding Company has no plan or intention to redeem or reacquire any shares of Holding Stock issued to the Transferring Shareholders and the Transferring Limited Partners in the Exchanges.

         13. After the Exchanges, the Holding Company will remain in existence as a holding company and retain the stock of

    Corporate Systems, Inc., the successor to the Operating Company.

         14. No plans exist for the Operating Company to be merged with or liquidated into the Holding Company, nor for the assets and business operations of either entity to be combined or consolidated with those of the other.

         15. Valid business reasons, other than federal tax considerations, exist for the continued separate existence of both the Holding Company and the Operating Company, including without limitation the desire to protect the assets of the Holding Company from the potential claims of creditors of the Operating Company.

         16. Immediately prior to the merger of the Operating Company with and into the new Nevada corporation to be named Corporate Systems, Inc. (the "Reincorporation Merger"), the adjusted basis and fair market value of the assets to be transferred to the new Nevada corporation in such merger will be equal to or exceed the sum of the liabilities to be assumed by the new Nevada corporation in such merger plus any liabilities to which the transferred assets are subject.

         17. The liabilities of the Operating Company to be assumed to by the new Nevada corporation in the Reincorporation Merger were incurred in the ordinary course of business and are associated with the assets to be transferred.

         18. In rendering your opinions, you are authorized to rely on the descriptions in the Registration Statement, and each of the representations and warranties made by the Partnership, the Holding Company, and the Operating Company in the Plan and in this Certificate. In rendering your opinions, you are further authorized to rely on all representations and warranties made by the Shareholders and the Limited Partners in their respective Subscription Agreements.

    Executed November 27, 1996.


                             "PARTNERSHIP"

                             CORPORATE SYSTEMS, LTD

                             By:
                                 -------------------------------

                                  Its:
                                       -------------------------


                             "OPERATING COMPANY"

                             CSC GENERAL PARTNER, INC.

                             By:
                                 -------------------------------

                                  Its:
                                       -------------------------



                             "HOLDING COMPANY"

                             CORPORATE SYSTEMS HOLDING, INC.



                             By:
                                 -------------------------------

                                  Its:
                                       -------------------------

               Part II--Information Not Required in Prospectus

Item 20.  Indemnification of Directors and Officers

     The Limited Partnership Agreement of Corporate Systems, Ltd. indemnifies the General Partner, each officer and director of the General Partner and each of their agents for liability or losses sustained by reason of their acts or omissions while acting on behalf of, or in furtherance of the interest of, the Limited Partnership.

     The Bylaws of CSC General Partner, Inc. the General Partner of Corporate Systems, Ltd., indemnifies officers, directors and employees as provided in
Section 2.02 of the Texas Business Corporation Act. Section 2.02 of the Texas Business Corporation Act empowers a corporation to indemnify its directors, officers, employees and former directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as such.
Section 2.02 provides further that the indemnification permitted in the statute is not exclusive of any other rights to which the directors and officers may be entitled under any bylaw, agreement, vote of shareholders or otherwise.

     Under the Articles of Incorporation of the Corporate Systems Holding, Inc., the Holding Company has the authority and power to indemnify its directors, officers, employees and agents to the full extent permitted by Nevada law.
Section 78.751 of the Nevada Revised Statutes empowers a corporation to indemnify a person who is a party or is threatened to be named a party to any threatened, administrative or investigative suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation.

Item 21. Exhibits and Financial Statement Schedules

(a)  Exhibits
     2    Plan of Reorganization
     3    (i)   Articles of Incorporation of Holding Company
          (ii)  Bylaws of Holding Company
          (iii) Articles of Incorporation of General Partner
          (iv)  Bylaws of General Partner
          (v)   Partnership Agreement of Partnership
     4 Instrument defining the rights of security holders (see Articles of Incorporation)
     8    Form of opinion of Strasburger & Price, LLP regarding tax matters
     10   (i)    Software License, Development Services and Maintenance
                 Agreement between Partnership and Hartford Fire Insurance
                 Company (Redacted for Confidentiality)*
     10   (ii)   CS-MCM Management System Agreement for Computer Services
                 between Partnership and Travelers Insurance Company (Redacted
                 for Confidentiality)*
     10   (iii)  Agreement for Information Management Services between AEtna
                 Casualty and Surety Company, AEtna Technical Services, Inc.
                 and Partnership (Redacted for Confidentiality)*
     10   (iv)   Commitment from Amarillo National Bank for ESOP Loan
     23   (i)    Consent of KPMG Peat Marwick LLP
          (ii)   Consent of Gibson, Ochsner & Adkins, LLP (included in
                 previously filed Exhibit 5)
          (iii)  Consent of Strasburger & Price, LLP*
     24 Power of Attorney (included on signature page of this registration statement, as previously filed)
     27   Financial Data Schedule
     99   Form of Subscription Agreement

        * Filed herewith

(b)  Financial Statement Schedules (none required)

Item 22.  Undertakings

     (a)  The undersigned registrant hereby undertakes that:
          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule

     424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of the Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


     (d) The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (e) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph h(i) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                     SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING FOR FORM S-4 AND HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, WHO ARE DULY AUTHORIZED, IN THE CITY OF AMARILLO, STATE OF TEXAS, ON DECEMBER 6, 1996.

                                       CORPORATE SYSTEMS HOLDING, INC.



                                       By:         /s/ Johnny E. Mize
                                           -----------------------------------
                                           Johnny E. Mize, President and CEO
                                           (Signature and Title)

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons the capacities and on the date indicated.

Signature                            Title
---------                            -----

 /s/ Johnny E. Mize                  President, CEO
-----------------------------        (Principal Executive Officer
    (Johnny E. Mize)                 and Director)

 /s/ Michael D. Unruh                (Principal Financial and
-----------------------------         Accounting Officer
    (Michael D. Unruh)

 /s/ Max R. Sherman                  (Chairman of the Board of
-----------------------------         Directors)
    (Max R. Sherman)

     Guyon H. Saunders               (Director)
-----------------------------
    (Guyon H. Saunders)

 /s/  Edward A. Fancher, Jr.         (Director)
-----------------------------
    (Edward A. Fancher, Jr.)

 /s/ Jess Latham, Jr.                (Director)
-----------------------------
    (Jess Latham, Jr.)

 /s/ Charles Scott Gilmour           (Director)
-----------------------------
    (Charles Scott Gilmour)


By:    /s/ Johnny E. Mize
   --------------------------
     Johnny E. Mize
     (Attorney-in-Fact)


December 6, 1996

                               INDEX TO EXHIBITS

     2    Plan of Reorganization
     3    (i)   Articles of Incorporation of Holding Company
          (ii)  Bylaws of Holding Company
          (iii) Articles of Incorporation of General Partner
          (iv)  Bylaws of General Partner
          (v)   Partnership Agreement of Partnership
     4 Instrument defining the rights of security holders (see Articles of Incorporation)
     8    Form of opinion of Strasburger & Price, LLP regarding tax matters
     10   (i)    Software License, Development Services and Maintenance
                 Agreement between Partnership and Hartford Fire Insurance
                 Company (Redacted for Confidentiality)*
     10   (ii)   CS-MCM Management System Agreement for Computer Services
                 between Partnership and Travelers Insurance Company (Redacted
                 for Confidentiality)*
     10   (iii)  Agreement for Information Management Services between AEtna
                 Casualty and Surety Company, AEtna Technical Services, Inc.
                 and Partnership (Redacted for Confidentiality)*
     10   (iv)   Commitment from Amarillo National Bank for ESOP Loan
     23   (i)    Consent of KPMG Peat Marwick LLP
          (ii)   Consent of Gibson, Ochsner & Adkins, LLP (included in
                 previously filed Exhibit 5)
          (iii)  Consent of Strasburger & Price, LLP*
     24 Power of Attorney (included on signature page of this registration statement, as previously filed)
     27   Financial Data Schedule
     99   Form of Subscription Agreement